UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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McKESSON CORPORATION

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A LETTER FROM OUR INDEPENDENT CHAIR

June 9, 2022

Dear Fellow Shareholders,

On behalf of the entire Board, I thank you for your continued investment in McKesson and the confidence you place in this Board to oversee your interests in our Company. As directors, we play a key role in overseeing our Company’s culture, setting the tone at the top and ensuring a continued focus on our mission of improving care in every setting — one product, one partner, one patient at a time. Over the last year, we have made significant changes to the leadership structure and composition of our Board. Following a planned transition led by former Independent Chair Edward A. Mueller, the Board elected me Independent Chair of the Board as of April 1, 2022. We thank Mr. Mueller for his years of steady leadership and invaluable contributions as the chair of our Board. I am excited to collaborate with my fellow Board members, our CEO, Brian Tyler, and our talented management team as we all work to deliver shareholder value and execute against priorities to drive growth at McKesson.

As we approach the 2022 Annual Meeting, I would like to share an update on some of the key aspects of the Board’s work over the last year:

Executing on Our Strategic Priorities

Supporting the development of our Company’s strategy and overseeing its execution is our Board’s most critical function. As a Board, we are proud that our Company has developed a clear enterprise strategy, centered around a set of four company priorities. First, we are focused on our people and culture, building a strong and talented team anchored by our I2CARE values (integrity, inclusion, customer-first, accountability, respect and excellence). Our second priority is to drive sustainable growth in our core pharmaceutical and medical distribution businesses and enhance our ability to compete as the partner of choice for hospitals, health systems and pharmacies of all sizes. Third, we are streamlining the portfolio by maximizing the organization’s operational efficiency and focusing our resources on the highest growth opportunities. Our final priority is to expand our oncology and biopharma ecosystems. By leveraging our differentiated assets and capabilities, we are developing innovative solutions and services that solve complicated healthcare problems and improve patients’ lives. As we reflect on FY 2022, our financial results are a strong testament to the significant progress against our Company priorities and our transformation to a diversified healthcare services company. McKesson continues to rise to the challenge and meet the evolving demands of our customers and partners. Page 2 of this proxy statement provides highlights of some of our more significant financial and strategic accomplishments.

Commitment to Board and Committee Refreshment

As Independent Chair, I recognize that thoughtful and ongoing attention to Board composition is an important part of my role — and that of the Governance Committee — as we seek to ensure an appropriate mix of tenure and expertise that provides a balance of fresh perspectives and significant institutional knowledge. Since our last annual meeting, we appointed Richard H. Carmona, James H. Hinton, Kathleen Wilson-Thompson and W. Roy Dunbar to the Board. Our new directors’ deep expertise in healthcare, technology and environmental, social and governance (ESG) matters is particularly valuable as we build on our commitment to positively impact healthcare for all as a diversified healthcare services company. We also refreshed the composition of all five board committees. As part of this, in addition to refreshing the members within each committee, we have appointed Maria N. Martinez as Chair of the Governance Committee, Susan R. Salka as Chair of the Finance Committee and Linda P. Mantia as Chair of the Compensation Committee.

Consistent with our commitment to thoughtful governance, we continually assess our policies and structures to incorporate best practices. Last year we committed to establishing science-based greenhouse gas emissions targets that are intended to meet the standards of the Science Based Targets initiative. We also implemented a policy, beginning this year, requiring directors with a tenure of more than 12 years to offer to resign from Board service annually. If the Board were to decide that the Company’s and its shareholders’ interests are best served by rejecting a resignation offer, the Board would disclose its rationale.

Holistic Approach to ESG Matters

McKesson takes a holistic approach to ESG matters. Earlier this year, we created an executive steering committee comprised of our Chief Impact Officer, Chief Human Resources Officer, Chief Financial Officer and Chief Legal Officer to focus on the implications of ESG across the enterprise, and in May 2022, our Board approved charter amendments to rename our Governance and Sustainability Committee and Compensation and Talent Committee (formerly, Governance Committee and Compensation Committee, respectively) to refine their oversight of ESG matters. As part of this oversight, the Governance and Sustainability Committee’s charter expressly provides for an annual review of McKesson’s sustainability and ESG strategy. Similarly, the Compensation and Talent Committee’s charter expressly provides for its oversight of talent development, employee engagement, culture and diversity, equity, and inclusion (DEI). The Company’s Corporate Governance Guidelines were also revised to provide for coordination amongst the Board and its committees to help manage overlapping oversight responsibilities.

We continue to make DEI integral to everything we do at McKesson. As we consider the importance of DEI at our Company, we have set forth public goals to increase representation of women (across North America) and people of color (across the U.S.) amongst our leadership ranks by 20% in 2025, as compared to FY 2021. We are also investing in a culture where we want everyone to feel a sense of belonging and passion to build a rewarding, dynamic career. We are proud to have launched “Leading Inclusively” for all our people leaders, an interactive session that encourages inclusive behavior and tactics to build a team culture. We also launched “Ignite Inclusion” to help all our employees improve their understanding of inclusion, identify tactics that lead to belonging, and teach ways to address bias in the workplace.

Global Actions to Support COVID-19 Vaccination Efforts

As the COVID-19 pandemic has continued to present challenges, the Board and management have been collaborating to help ensure the stability of our critical services to our customers while protecting our employees. Our purpose of advancing health outcomes for all has been magnified throughout this pandemic. Between operating as the U.S. government’s centralized distributor for certain COVID-19 vaccines and assembling ancillary supply kits needed to administer the vaccines, our response has spanned multiple disciplines across our enterprise.

This critical work highlights the important role McKesson plays in the health care supply chain and the depth of our expertise. The Board is proud to see that our global approach to supporting vaccine efforts and addressing the pandemic has been consistent with our vision to improve care in every setting. We believe that McKesson will continue to be part of the recovery, serving our customers, partners and patients every step of the way.

Approach to Risk Oversight

We take our role in risk oversight seriously, including on matters related to controlled substances. Our Board works with management to establish and communicate the right ethical tone, which is designed to guide our conduct and helps protect the Company’s reputation. Further, the entire Board and its committees seek to understand and review our corporate risks — including oversight of matters such as reputation, legal reporting risk, compensation practices and cyber.

One area in particular that we continue to prioritize is our effort to help communities’ prevent and reduce opioid use disorder, in partnership with the national, independent Foundation for Opioid Response Efforts (FORE®). Over the years, FORE has funded several projects to expand access to treatment and recovery services for underserved populations, including people of color, those in rural and tribal communities, and those involved with the criminal justice system. We are focused on making progress on these initiatives and our proactive policy work, as well as continuing to enhance our Controlled Substances Monitoring Program (CSMP) to address changing needs. In July 2021, the Company announced that it, along with two other national distributors, had negotiated a settlement that would resolve the substantial majority of opioid lawsuits filed by states and local governments. We believe that this settlement is in the best interests of our shareholders and is an important step toward delivering meaningful relief to affected communities across the United States.

We Ask for Your Support

On behalf of the Board, I thank McKesson’s investors for regularly engaging with the Company and sharing their valuable perspectives on what we are doing well and how we can continue to improve. As part of our year-long, robust outreach and engagement program, we spoke with many of our investors on topics including Board composition and refreshment, sustainability, human capital management, human rights oversight, our executive compensation program, our CSMP and COVID-19 efforts. We look forward to hearing your views at this year’s annual meeting and in the years to come.

We value the trust you place in us through your investment in McKesson. Your board members appreciate the opportunity to serve McKesson on your behalf in 2022 and beyond, and we will continue our focus on the sustainable and long-term growth of the Company. Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety prior to the Annual Meeting on July 22, 2022, and request that you support our voting recommendations.

Donald R. Knauss

Independent Chair

Notice of 2022 Annual Meeting of Shareholders To be Held on July 22, 2022

The 2022 Annual Meeting of Shareholders (Annual Meeting) will be held on July 22, 2022 at 8:30 a.m. Central Daylight Time, solely by means of remote communication. You will be able to attend the Annual Meeting online, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/MCK2022 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials, voting instructions form or proxy card. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system.

ITEMS OF BUSINESS:

•	Elect for a one-year term a slate of 11 directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023;

•	Conduct a non-binding advisory vote on executive compensation;

•	Approve our 2022 Stock Plan;

•	Approve an Amendment to our 2000 Employee Stock Purchase Plan;

•	Vote on 2 shareholder proposals, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on May 27, 2022 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

June 9, 2022

By Order of the Board of Directors

Saralisa C. Brau

Corporate Secretary and

Assistant General Counsel

On or about June 9, 2022, we began delivering proxy materials to all shareholders of record at the close of business on May 27, 2022. The mailing address of our principal executive offices is McKesson Corporation, 6555 State Highway 161, Irving, Texas 75039.

Vote via Internet	Call Toll-Free	Vote by Mail	Vote at Meeting

www.proxyvote.com or visit the URL located on your proxy card	Call the phone number located at the top of your proxy card	Follow the instructions on your proxy card	Join our Annual Meeting at www.virtualshareholdermeeting.com/MCK2022

PROXY SUMMARY

This summary highlights certain information in this proxy statement and does not contain all the information you should consider in voting your shares. Please refer to the complete proxy statement and our annual report prior to voting at the Annual Meeting of Shareholders to be held on July 22, 2022.

Meeting Information

2022 Annual Meeting of Shareholders

Date and Time	Friday, July 22, 2022 | 8:30 a.m. Central Daylight Time

Location	This year’s Annual Meeting will be held virtually. Shareholders of record as of the record date will be able to attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MCK2022.

Record Date	May 27, 2022

Voting Items

	Items	Your Board’s Recommendation

1	Election of 11 Directors for a One Year Term (see page 10)	FOR
Diverse slate of Directors with broad and relevant leadership and profession. Ten out of eleven nominees are independent.

2	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023 (see page 27)	FOR
Deloitte & Touche LLP is an independent accounting firm with the breadth of expertise and knowledge necessary to audit our company.

3	Advisory Vote on Executive Compensation (see page 63)	FOR
Our executive compensation program is the result of thorough Compensation Committee review, continues to emphasize pay for performance, and reflects shareholder feedback.

4	Approval of our 2022 Stock Plan (see page 64)	FOR
Approval of the 2022 Stock Plan will enable the Company to continue to provide stock-based compensation to our employees and non-employee directors.

5	Approval of Amendment to our 2000 Employee Stock Purchase Plan (see page 72)	FOR
Approval of the amendment to the ESPP enable the Company to continue to offer the plan to a broad-based employee population.

6	Shareholder Proposal on Special Shareholder Meeting Improvement (see page 76)	AGAINST

Lower than the ownership threshold set at most S&P 500 companies with a special meeting right, a 15% ownership threshold effectively balances our shareholders’ ability to act on important matters and concerns to protect the Company and its shareholders from small groups with special interests.

7	Shareholder Proposal on Transparency in Rule 10b5-1 Trading Policy (see page 79)	AGAINST
McKesson has robust processes and procedures for monitoring executive trading and the proposed policy would subject the Company to reporting requirements not required of other public companies.

- 2022 Proxy Statement	1

             PROXY SUMMARY

The Foundation of McKesson

McKesson Corporation is a diversified healthcare services leader. We partner with biopharma companies, care providers, pharmacies, manufacturers, governments, and others to deliver insights, products and services to help make quality care more accessible and affordable. The foundation of our company is focused on addressing the changing needs of our customers, their patients, and the broader healthcare industry. We developed a clear enterprise strategy centered around a set of four company priorities:

Focus on People and Culture

Everything we do starts with our talent – especially our leaders. Our strong focus is centered in a cultural foundation, which starts with our purpose, advancing health outcomes for all. And it includes our vision, to improve care in every setting – one product, one partner, one patient at a time. Our culture is also anchored in our I2CARE values: integrity, inclusion, customer-first, accountability, respect and excellence.

Sustainable Core Growth

Our operational excellence and ability to leverage our scale and distribution expertise is one of the many reasons why McKesson continues to be the partner of choice for hospitals, health systems and pharmacies of all sizes.

Streamline the Portfolio

We are focused on unlocking more innovation, more speed and improving focus of the organization by maximizing the organization’s operational efficiency and focusing our resources on the highest growth opportunities.

Expand Oncology and Biopharma Ecosystems

We are building integrated ecosystems that leverage our differentiated assets and capabilities. We continue to develop innovative solutions and services that solve complicated healthcare problems and improve patients’ lives.

Fiscal Year 2022 Highlights

Our results are a testament to McKesson’s ability to execute during challenging times, and speak to the dedication of our people, the resilience of our business, and the important leadership role McKesson plays in the healthcare supply chain:

•	Full-year total revenues of $264.0 billion, an increase of 11%;

•	Full-year operating cash flow of $4.4 billion and free cash flow of $3.9 billion;

•	Returned $3.8 billion of cash to shareholders, including $3.5 billion in share repurchases;

•	Announced our strategic intent to exit from the European market and entered into agreements to sell operations in 10 of 12 countries;

•	Continued to expand our differentiated Oncology and Biopharma ecosystems, further demonstrating significant progress against company priorities; and

•	Played a leading role in the fight against COVID-19 and continued to support the U.S. Government as a centralized distributor of COVID-19 vaccines and ancillary supplies.

See Appendix A to this proxy statement for a reconciliation of free cash flow to the most directly comparable U.S. GAAP metrics.

2	- 2022 Proxy Statement

             PROXY SUMMARY

Executing Our Corporate Responsibility

Our Board’s goal is to build long-term value for the Company’s shareholders and strengthen the vitality of the Company for its employees, customers, suppliers and other stakeholders that depend on McKesson. To help achieve this goal, the Board continues to monitor the Company’s overall performance with respect to certain environmental, social and governance (ESG) matters. In FY 2022, we created an executive steering committee comprised of our Chief Impact Officer, Chief Human Resources Officer, Chief Financial Officer and Chief Legal Officer to coordinate and focus ESG efforts across the enterprise. Our Board also approved amendments to the Governance Committee Charter and the Compensation Committee Charter in May 2022 to further strengthen oversight of ESG matters as highlighted in the table below:

ESG Oversight Responsibilities

Governance and Sustainability Committee (Governance Committee)

The committee’s new name reflects its responsibility to lead the oversight of certain ESG matters, including an annual review of the Company’s sustainability and ESG strategy. The committee continues to receive periodic updates from the Chief Impact Officer on ESG matters. The Chief Legal Officer and Corporate Secretary also provide updates on regulatory matters and corporate governance trends. The committee has first oversight of corporate governance, environmental, climate, and sustainability matters, among others.

Compensation and Talent Committee (Compensation Committee)

The committee’s expanded responsibilities include oversight of senior management succession planning and talent development, employee engagement, culture, and diversity, equity and inclusion matters, in coordination with the Board and other committees.

The Board also revised the Company’s Corporate Governance Guidelines (Guidelines) to provide for coordination between the Board and its committees to facilitate the execution of coinciding oversight responsibilities, among other matters.

Please refer to page 19 of this proxy statement for additional corporate governance highlights and instructions for finding the charter governing each of the Board’s five standing committees, including the Governance and Sustainability Committee Charter and the Compensation and Talent Committee Charter.

Focus on People & Culture

With our I2CARE and ILEAD values as our anchor, our first priority is our people, our teams and our culture. Part of our focus on culture is our continued improvement in diversity and inclusion. While we are proud of our Board’s diversity, we also placed particular focus on hiring, developing and promoting what we call a best talent strategy at McKesson. We invest heavily in employee growth and development and provide regular feedback and training to our employees. For example, we have implemented employee development programs, including Amplify, a program designed specifically for McKesson’s high potential talent, and Women in Leadership. These programs include training and coaching, and support not only the careers of future leaders, but also employees in their organizations. The health and safety of our employees also remains critical in our day-to-day work, and we are deeply committed to supporting our team and their families through various initiatives, including our first-ever day of wellness — “Your Day, Your Way” — giving employees a special day off to relax and recharge.

Our employees lead 10 employee resource groups, offering opportunities to make authentic connections, showcase leadership skills and create a positive impact. Recently, we were recognized as one of the best places to work for LGBTQ+ equality for the ninth year in a row. McKesson previously stated that by 2025, we would strive to increase representation of women across North America and people of color across the United States amongst our VP+ leadership ranks, each by 20% as compared to FY 2021. The Company remains committed to these aspirational goals and we are encouraged that progress is on track. At March 31, 2022, women and people of color represented the following:

Metric(1)	McKesson Overall	McKesson Leadership(2)

Women(3)	64%	46%

People of Color(4) (5)	47%	22%

(1)

The data for our metrics is derived from our voluntary self-identification process as of March 31, 2022 and therefore represents our best estimate at this time. For fiscal year 2021, our metrics did not include our employees related to The U.S. Oncology Network as the data was not available.

(2)	Represents our leadership at the vice president level and above.

(3)	Represents worldwide employees. In North America, women represent 60% of “McKesson Overall” and 48% of “McKesson Leadership.”

(4)	Represents U.S. employees only because the data for Canada and Europe is not available.

(5)

People of Color includes the following races and ethnicities: American Indian or Alaska Native, Asian, Black or African American, Hispanic or Latino, Native Hawaiian or Other Pacific Islander, or Two or More Races.

- 2022 Proxy Statement	3

             PROXY SUMMARY

Protecting the Planet

In FY 2022, McKesson committed to set science-based targets for scope 1, 2 and 3 greenhouse gas (GHG) emissions that are intended to meet the standards of the Science Based Targets initiative (SBTi). We anticipate that SBTi will begin the validation process later this calendar year. We will publish a report within 90 days of receiving validation by SBTi that describes the validated targets and objectives and strategies on GHG reduction, renewable energy, and energy efficiency.

Investing in Local Communities

During FY 2022, our employees volunteered more than 26,500 hours, supported 30 projects as part of McKesson’s annual Community Days volunteer event and logged the ‘Most Accrued Distance’ in the American Cancer Society’s Fit2Be Cancer Free Challenge. Our General Counsel Organization also made a meaningful impact through its volunteer and pro bono efforts by supporting a myriad of events and activities near office locations in the Dallas Metro Area, the Atlanta Metro Area, and beyond.

Additionally, the McKesson Foundation, a 501(c)(3) corporate entity (Foundation), continued to support our employees and their communities disbursing nearly $4.5 million to support three focus areas: Reducing the Burden of Cancer; Diversifying the Healthcare Talent Pipeline; and Accelerating Disaster Relief and Improving Emergency Preparedness. In FY 2022, the Foundation’s donations included:

•	$1.4M to nonprofit organizations working to reduce the burden of cancer and diversify the healthcare talent pipeline;

•

$900K to charitable organizations working to accelerate disaster relief and improve emergency preparedness, including food banks striving to mitigate rising food insecurity during the COVID-19 pandemic;

•	$1.1M in matching gifts by employees to benefit more than 1,700 charities selected by them; and

•	$286K in recognition of employees’ nonprofit volunteer and board service activities.

McKesson also remains committed to help fight the opioid crisis. Earlier this year, McKesson and other distributors announced a comprehensive agreement to settle the vast majority of the opioid lawsuits filed by state and local governmental entities against them. This settlement will provide thousands of communities across the U.S. with up to approximately $19.5 billion over 18 years.

We believe this proposed settlement is an important step toward delivering meaningful relief to communities across the U.S. We are committed to work and engage with others who share our dedication to act with urgency to address the opioid epidemic, offer thoughtful public policy recommendations and support innovative programs and partnerships.

4	- 2022 Proxy Statement

             PROXY SUMMARY

We Solicit Shareholder Feedback Year Round

Our Board believes proactive solicitation and consideration of shareholder feedback is critical to driving long-term growth and creating shareholder value. Our shareholder engagement program is a robust, year round process encompassing meetings held throughout the year with shareholders during which we encourage ongoing, meaningful dialogue about the issues they find most important. We report shareholder feedback regularly to our Board.

Our Board reviews our annual meeting results, ongoing shareholder feedback and corporate governance and compensation trends to help drive and develop our shareholder engagement priorities.

Scope of Outreach and Key Topics

Since our 2021 Annual Meeting, we proactively reached out to shareholders representing almost 62% of our outstanding common stock and engaged with shareholders representing nearly 40% of our outstanding common stock. Our current Independent Chair led an engagement regarding the Board’s oversight of human rights risk. Other topics discussed with our shareholders included:

•	Board Oversight, Refreshment & Diversity

•	COVID-19 Response Efforts

•	Sustainability and ESG

•	Pay for Performance Alignment

•	Human Capital Management

•	Controlled Substances Monitoring Program Developments

•	Lobbying Expenditures and Activities

•	Corporate Governance Practices and Policies

Moreover, our Chief Executive Officer, Chief Financial Officer, and Investor Relations team hosted an Investor Day event and attended six healthcare conferences in FY 2022 together with other members of Team McKesson to discuss the Company’s strategic priorities and other topics.

- 2022 Proxy Statement	5

             PROXY SUMMARY

Executive Compensation Highlights

As discussed in detail under “Compensation Discussion and Analysis,” with the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to strike the right balance of pay for performance; attracting and retaining an exceptionally talented executive team; and steering McKesson’s leadership to meet ambitious goals without taking undue risk.

The Compensation Committee continually evaluates our executive compensation program and results, considering the formulaic outcomes built into the program in the broader context of performance, shareholder feedback and other events. We were pleased to receive positive feedback from shareholders regarding our program over the past year, including at our 2021 Annual Meeting of Shareholders, where approximately 90% of votes cast were in favor of our say-on-pay proposal.

Under our executive team’s leadership, McKesson’s dedicated employees delivered outstanding performance, while playing a critical role in the COVID-19 vaccine distribution and kitting programs with the U.S. government. In FY 2022, we delivered adjusted operating results that exceeded our original expectations at the enterprise level and across all our business units. We focused on execution against our Company priorities, making solid progress on people and culture, delivering sustainable core growth, streamlining the businesses and continued advancement of our strategic growth pillars. McKesson’s accomplishments remain the foundation for McKesson’s future and our ability to continue creating long-term value for our shareholders.

FY 2022 Pay Elements and Performance Metrics

Our executive compensation program is predominantly performance-based, consisting of four primary compensation elements that each serve a unique purpose. The metrics below incentivize our executives to focus on operational objectives that are expected to drive shareholder value.

Pay Element	Performance Metric	Rationale	Target Pay

Base Salary	—	Attracts and retains high-performing executives by providing market-competitive fixed pay	—

Management Incentive Plan (annual cash incentive)	Adjusted EPS (50%)	Rewards operational performance and profitability; important driver of share price valuation and shareholder expectations	100% — 175% of Base Salary
	Adjusted Operating Profit (25%)	Rewards focus on operational performance and profitability; important driver of share price valuation and shareholder expectations
	Free Cash Flow (25%)	Rewards generating cash to invest in growth and return of capital to shareholders; important valuation metric

Performance Stock Units (long-term equity incentive)	3-Year Cumulative Adjusted EPS (50%)	Measures long-term earnings power, drives long-term returns for the Company and directly correlates to share price performance	60% of Target LTI Value
	3-Year Average ROIC (25%)	Encourages leaders to make sound investments that generate returns for shareholders; important valuation metric
	MCK TSR vs. Comparator Group (25%)	Rewards share price performance relative to comparator group over time

Restricted Stock Units (long-term equity)	—	Directly aligns with value delivered to shareholders	40% of Target LTI Value

6	- 2022 Proxy Statement

             PROXY SUMMARY

Director Nominees and Our Approach to Governance

Our director nominees exhibit a mix of skills, experience, backgrounds and perspectives. Additional information about each director’s experience and qualifications can be found beginning on page 10 of this proxy statement.

Name	Age	Director Since	Independent	Current Committee Memberships	Other Public Company Boards

Richard H. Carmona, M.D. Chief of Health Innovations of Canyon Ranch Inc. and 17th Surgeon General of the United States	72	2021	✓	• Compensation • Compliance	• The Clorox Company • Herbalife Nutrition Ltd. • Better Therapeutics, Inc.

Dominic J. Caruso Retired EVP & CFO, Johnson & Johnson	64	2018	✓	• Audit (Chair) • Compliance	• Kyndryl Holdings, Inc.

W. Roy Dunbar Retired CEO and Chairman, Network Solutions, LLC	61	2022	✓	• Audit • Governance	• SiteOne Landscape Supply, Inc. • Johnson Controls International plc • Duke Energy Corp.

James H. Hinton Operating Partner, Welsh Carson Anderson & Stowe	63	2022	✓	• Compliance • Finance	None

Donald R. Knauss Retired Chairman & CEO, The Clorox Company	71	2014	✓	• Compensation • Finance	• Kellogg Company • Target Corporation

Bradley E. Lerman Retired SVP, General Counsel & Corporate Secretary, Medtronic plc	65	2018	✓	• Audit • Compliance (Chair)	None

Linda P. Mantia Retired SEVP & COO, Manulife Financial Corporation	53	2020	✓	• Compensation (Chair) • Governance	• Ceridian HCM Holding Inc.

Maria Martinez EVP & COO, Cisco Systems, Inc.	64	2019	✓	• Finance • Governance (Chair)	• Cue Health Inc.

Susan R. Salka CEO & President, AMN Healthcare Services, Inc.	57	2014	✓	• Audit • Finance (Chair)	• AMN Healthcare Services, Inc.

Brian S. Tyler CEO, McKesson Corporation	55	2019			• Republic Services, Inc.

Kathleen Wilson-Thompson Retired EVP & Global CHRO, Walgreens Boots Alliance, Inc.	64	2022	✓	• Compensation • Governance	• Tesla, Inc • Wolverine World Wide, Inc.

Diversity 5 out of 11 director nominees are women or persons of color	Independent Directors 10 out of 11 director nominees are independent	Board Refreshment At least 1 new director joined our Board each year since 2018

- 2022 Proxy Statement	7

             PROXY SUMMARY

Diverse Skills, Experiences and Qualifications

The skills matrix below identifies our director nominees’ prominent experiences and qualifications by name. Each director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. By its nature, the information contained in this summary is not intended to be exhaustive, however, it aims to convey the general breadth of experience and qualifications that our director nominees bring to their work on the McKesson Board of Directors to oversee strategy, performance, culture and risk at the Company.

Board Skills												6 Directors with Risk Management & Compliance Experience 8 Directors with Healthcare Industry Experience 4 Directors with Sustainability and ESG Experience

Senior Executive Leadership	●	●	●	●	●	●	●	●	●	●	●
Other Public Company Board Service	●	●	●		●		●	●	●	●	●
Business Transformation / M&A		●	●	●	●	●	●	●	●	●
Financial / Accounting		●	●	●	●		●		●	●	●
Healthcare Industry Experience	●	●	●	●		●			●	●	●
Distribution / Supply Chain Experience		●			●	●				●
Risk Management and Compliance		●		●	●	●	●			●
Sustainability and ESG			●		●				●		●
Cyber / Technology		●	●	●		●	●	●		●
Global / International Experience		●	●		●	●	●	●		●	●
Marketing / Public Relations / Communications		●			●		●	●	●

Additional Diversity Highlights

Persons of Color	Women	Country Location Outside of U.S.	Veteran Status
3	4	1	2
- two Black/African-American and one Hispanic -	- three of whom chair a Board committee -	- one director based in Canada -	- two directors served in the U.S. military -

8	- 2022 Proxy Statement

             PROXY SUMMARY

Governance Highlights

Board and Committee refreshment. Don Knauss serves as the Board’s Independent Chair, effective April 1, 2022. Four independent directors joined our Board in the last year. Rich Carmona was appointed to the Board effective, September 6, 2021. Jim Hinton and Kathleen Wilson-Thompson were appointed to our Board effective January 13, 2022. Roy Dunbar was appointed to our Board effective, April 1, 2022. Ed Mueller will not stand for reelection at the 2022 Annual Meeting. In FY 2022, Linda Mantia, Maria Martinez and Susan Salka were appointed to serve as Chair of the Compensation, Governance and Finance committees, respectively.

This year we also adopted a modified tenure policy, which will contribute to our continual board refreshment and succession planning. The policy requires directors with a tenure of more than 12 years to offer their resignation from Board service annually. If the Board were to decide it is in the best interests of the Company and its shareholders to not accept a resignation offer, the Board would disclose its rationale.

Other leading corporate governance practices. Below we highlight some of the key features of our corporate governance practices:

Shareholder Rights	Board of Directors	Corporate Governance

• Proxy access • Meaningful right to call special meeting of shareholders (15% ownership threshold) • No supermajority vote provisions	• Separate CEO/Chair roles • Independent Board Chair • 10 of 11 director nominees are independent • Regular executive sessions of independent directors • Annual elections	• Pay for performance alignment • No poison pill • Robust board and senior management succession planning process

Please see the section entitled “Corporate Governance” on page 19 of this proxy statement for more information on our corporate governance practices.

- 2022 Proxy Statement	9

PROPOSALS TO BE VOTED ON

ITEM 1.	Election of Directors

There are 11 nominees for election to the Board of Directors of the Company. The directors elected at the 2022 Annual Meeting of Shareholders (Annual Meeting) will hold office until the 2023 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier resignation, removal or death.

All nominees are current directors. Dominic Caruso, Don Knauss, Brad Lerman, Linda Mantia, Maria Martinez, Susan Salka and Brian Tyler were elected to the Board at the 2021 Annual Meeting of Shareholders. Rich Carmona was appointed to the Board effective September 6, 2021. Jim Hinton and Kathleen Wilson-Thompson were appointed to the Board effective January 13, 2022, and Roy Dunbar was appointed the Board effective April 1, 2022.

The Governance Committee has recommended the reelection of each nominee as a director at the Annual Meeting. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, or the Board may reduce its size.

The following section provides a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each nominee’s biographical information includes a description of the nominee’s experience, qualifications, attributes or skills that qualify the nominee to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Age: 72 Director since: 2021 Committees: Compensation Compliance Director Qualification Highlights: Public Health and Healthcare Industry Experience

Richard H. Carmona, M.D.

Chief of Health Innovations of Canyon Ranch Inc. and 17th Surgeon General of the United States

Dr. Carmona has served as chief of health innovations of Canyon Ranch Inc. since 2017. He has also served in several other executive roles since joining Canyon Ranch Inc. in 2006, including vice chairman, chief executive officer of the Canyon Ranch health division and president of the nonprofit Canyon Ranch Institute. Prior to Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from 2002 through 2006, achieving the rank of Vice Admiral. Prior to serving as the Surgeon General, he was chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health, and family and community medicine at the University of Arizona, and surgeon and deputy sheriff of the Pima County, Arizona Sheriff’s Department. He also served in the United States Army and the Army’s Special Forces and is a combat-decorated veteran. Dr. Carmona is a director of The Clorox Company, Herbalife Nutrition Ltd. and Better Therapeutics, Inc. He joined the board of directors of Axon Enterprise, Inc. in 2007, serving until he retired from that role effective May 20, 2022.

Skills & Qualifications: Dr. Carmona has gained valuable public company experience serving on public company boards and committees for the past 15 years. In addition, he brings hands-on experience in public health, clinical sciences and healthcare management. He is well-versed in the international and domestic legislative and policy aspects of the healthcare industry through his experience as the 17th U.S. Surgeon General and as the CEO of a hospital and health care system. Dr. Carmona brings insight into the Company’s mission to improve care in every setting.

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             ITEM 1. ELECTION OF DIRECTORS

Age: 64 Director since: 2018 Committees: Audit (Chair) Compliance Director Qualification Highlights: Financial Expertise Risk Management and Controls

Dominic J. Caruso

Retired Executive Vice President and Chief Financial Officer, Johnson & Johnson

Mr. Caruso retired as executive vice president and chief financial officer of Johnson & Johnson, a manufacturer of medical devices, pharmaceutical and consumer packaged goods, in August 2018, having served in the role since 2007. He led the company’s financial and investor relations activities, as well as the procurement organization. Mr. Caruso joined Johnson & Johnson in October 1999 as chief financial officer for Centocor, Inc., upon the completion of the merger of Centocor and Johnson & Johnson. Prior to joining Centocor he had varied industry experiences with KPMG. Mr. Caruso is actively involved in government relations activities globally, including having served as co-chair of the U.S. Chamber of Commerce Global Initiative on Health and the Economy. He currently serves on the Board of Trustees of The Children’s Hospital of Philadelphia, the Cystic Fibrosis Foundation and is on the board of directors for Kyndryl Holdings, Inc.

Skills & Qualifications: Mr. Caruso brings to the Board financial expertise and leadership, as well as a deep familiarity with investors’ perspectives, having previously served as an executive officer of a publicly traded healthcare company. With a focus on healthcare compliance throughout his career at Johnson & Johnson, Centocor, Inc. and KPMG, Mr. Caruso also brings experience in financial and compliance risk oversight.

Age: 61 Director since: 2022 Committees: Audit Governance Director Qualification Highlights: Technology Sustainability & ESG

W. Roy Dunbar

Retired CEO and Chairman, Network Solutions, LLC

Mr. Dunbar most recently served as chief executive officer and chairman at Network Solutions, LLC. From 2004 to 2008, he served as president of global technology and operations for MasterCard where he was responsible for its global payments platform and operations. Prior to that, he spent over a decade at Eli Lilly and Company where he served as president for the intercontinental region, vice president of information technology and chief information officer. In 2003, he was named CIO of the Year by Information Week. Mr. Dunbar graduated from Manchester University in the United Kingdom with a pharmacy degree and a master’s degree in business administration from Manchester Business School. He currently serves on the boards of SiteOne Landscape Supply, Inc., Johnson Controls International plc, and Duke Energy Corp. Mr. Dunbar served on the board of directors of Humana Inc. from 2005 to 2020.

Skills & Qualifications: Mr. Dunbar brings to the Board experience in technology, operations and healthcare, as well as in the evolving areas of data governance and cybersecurity. He also brings additional expertise in sustainability and ESG matters to help guide the Company’s increasing focus on global impact initiatives. Mr. Dunbar has served in various executive capacities where he was accountable for international operations.

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             ITEM 1. ELECTION OF DIRECTORS

Age: 63 Director since: 2022 Committees: Compliance Finance Director Qualification Highlights: Healthcare Operations and Compliance

James H. Hinton

Operating Partner, Welsh Carson Anderson & Stowe

Mr. Hinton currently serves as an operating partner for the private equity firm Welsh Carson Anderson & Stowe. From 2017 through 2021, he served as the CEO of Baylor Scott & White Health, the largest not-for-profit health system in Texas and one of the largest in the U.S. Beginning in 1983, Mr. Hinton served for 21 years as president and CEO of not-for-profit Presbyterian Healthcare Services, New Mexico’s largest not-for-profit healthcare provider. During that time, he was a member of the American Hospital Association Board of Trustees and served as its Chair in 2014. Mr. Hinton holds a master’s degree in healthcare administration from Arizona State University and a bachelor’s degree in economics from the University of New Mexico.

Skills & Qualifications: Mr. Hinton brings to the Board broad-based healthcare experience, including in all aspects of leading a complex healthcare services organization, as well as experience in healthcare operations and compliance. He also brings expertise into the development of integrated systems, adding value to the customer experience and affordability.

Age: 71 Director since: 2014 Committees: Compensation Finance Director Qualification Highlights: Human Capital Management Distribution/Supply Chain Experience

Donald R. Knauss

Retired Chairman & Chief Executive Officer, The Clorox Company

Mr. Knauss retired from the Clorox Company, a consumer goods company, in 2015, having served as executive chairman of the board from November 2014 until July 2015 and chairman and chief executive officer from October 2006 until November 2014. He was executive vice president of the Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until September 2006. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He currently serves as a director of the Kellogg Company and the Target Corporation. Mr. Knauss also serves as the chairman of the board of trustees for the University of San Diego. He was formerly a director of URS Corporation.

Skills & Qualifications: Mr. Knauss brings to the Board substantial board leadership skills through his prior chairmanship role at The Clorox Company. He also brings substantial executive experience through which he has developed valuable operational insights and strategic and long-term planning capabilities, as well as extensive international business management and retail expertise, which includes experience in the retail pharmacy area. Mr. Knauss also has significant other public company board experience.

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             ITEM 1. ELECTION OF DIRECTORS

Age: 65 Director since: 2018 Committees: Audit Compliance (Chair) Director Qualification Highlights: Risk Management and Compliance Healthcare Industry Experience

Bradley E. Lerman

Retired Senior Vice President, General Counsel and Corporate Secretary of Medtronic plc

Mr. Lerman retired as the senior vice president, general counsel and corporate secretary of Medtronic plc in January 2022, having served in the role since May 2014. He led the company’s global legal, government affairs and ethics and compliance functions. Prior to Medtronic, Mr. Lerman served as executive vice president, general counsel and corporate secretary for the Federal National Mortgage Association (Fannie Mae). Prior to Fannie Mae, he served as senior vice president, associate general counsel and chief litigation counsel for Pfizer. Mr. Lerman also served as a litigation partner at Winston & Strawn LLP in Chicago and as an assistant U.S. attorney in the Northern District of Illinois. He received a law degree from Harvard Law School and his bachelor’s degree in economics from Yale University.

Skills & Qualifications: Mr. Lerman brings to the Board significant legal and regulatory expertise gained from years of large law firm practice and government positions with law enforcement responsibilities. He also brings a multilayered understanding of the healthcare industry and experience linking compliance and legal consideration with corporate strategy.

Age: 53 Director since: 2020 Committees: Compensation (Chair) Governance Director Qualification Highlights: Technology Financial Expertise

Linda P. Mantia

Retired SEVP & COO, Manulife Financial Corporation

Ms. Mantia retired as senior executive vice president and chief operating officer of Manulife Financial Corporation (operating as John Hancock in the U.S.), an international insurance and financial services company, in 2019, having served in the role since 2016. She played a critical role in defining Manulife’s corporate strategy and oversaw its innovation portfolio and other corporate functions. Ms. Mantia has also served in a series of leadership roles at Royal Bank of Canada, a multinational financial services company, including executive vice president of Digital Banking, Payments and Cards. Earlier in her career, she worked at McKinsey & Co., and practiced law at Davies Ward Phillips & Vineberg LLP. Ms. Mantia also serves on the board of directors at Ceridian HCM Holding Inc. and serves on the advisory board of Verily Life Sciences. Additionally, Ms. Mantia is active in the Canadian community on the boards of Sunnybrook Health Sciences Centre and Canada’s Walk of Fame. She was formerly a director at MindBeacon Holdings, Inc. Ms. Mantia received a law degree from Queen’s University Faculty of Law and has been twice recognized as one of Canada’s Top 100 Most Powerful Women.

Skills & Qualifications: Ms. Mantia brings to the Board significant financial services, global payments, digital technology and corporate strategy experience. She also brings a multinational perspective to our Board.

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             ITEM 1. ELECTION OF DIRECTORS

Age: 64 Director since: 2019 Committees: Finance Governance (Chair) Director Qualification Highlights: Technology International Experience

Maria Martinez

Executive Vice President & Chief Operating Officer, Cisco Systems, Inc.

Ms. Martinez has served as executive vice president and chief operating officer since March 2021 and was executive vice president and chief experience officer from April 2018 until March 2021 at Cisco Systems, Inc. Prior to joining Cisco, Ms. Martinez served in a variety of senior executive roles at Salesforce, Inc., including president, Global Customer Success and Latin America from March 2016 to April 2018; president, Sales and Customer Success from February 2013 to March 2016; executive vice president and chief growth officer from February 2012 to February 2013; and executive vice president, Customers for Life from February 2010 to February 2012. Prior to joining Salesforce, she managed the global services business for Microsoft Corporation, including professional services and customer support for all products. Ms. Martinez has also held a number of other leadership positions at Motorola, Inc. and AT&T Inc., and served as chief executive officer of Embrace Networks, Inc. She also serves on the board of directors for Cue Health Inc. and the Silicon Valley Education Foundation. Ms. Martinez has received several distinctions for her leadership, most recently being ranked No. 2 on the ALPFA (Association for Latino Professionals for America) list of the 50 Most Powerful Latinas.

Skills & Qualifications: Ms. Martinez brings to our Board leadership experience at leading technology companies, which enhances the Board’s depth of experience in business and digital transformation. She also brings a global leadership perspective, as well as a focus on customer success and customer experience.

Age: 57 Director since: 2014 Committees: Audit Finance (Chair) Director Qualification Highlights: Human Capital Management Financial Expertise

Susan R. Salka

Chief Executive Officer & President, AMN Healthcare Services, Inc.

Ms. Salka has served as chief executive officer and president of AMN Healthcare Services, Inc., a provider of healthcare workforce solutions and staffing services to healthcare facilities across the nation, since 2005, and a director of the company since 2003. Since joining AMN Healthcare Services Inc. in 1990, she has also served as chief operating officer, chief financial officer, and senior vice president of business development. Ms. Salka is passionately and actively involved in the areas of corporate social responsibility, diversity and inclusion, and gender equality. A member of Women Business Leaders and Women Corporate Directors Foundation, Ms. Salka is a proponent of promoting women in leadership. She was formerly a director of Beckman Coulter Inc. and Playtex Products. Ms. Salka currently serves on the editorial advisory board of Directors & Boards Magazine, a quarterly journal dedicated to the topics of leadership and corporate governance.

Skills & Qualifications: Ms. Salka brings to the Board a deep understanding of emerging trends in healthcare services, having over 30 years of experience in the healthcare industry. She also brings significant leadership experience through having served in several executive leadership positions, which have provided her with business management, operations, financial and long-range planning experience, and through her significant public company board service.

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             ITEM 1. ELECTION OF DIRECTORS

Age: 55 Director since: 2019 Director Qualification Highlights: Business Transformation International Experience

Brian S. Tyler

Chief Executive Officer, McKesson Corporation

Mr. Tyler has served as chief executive officer of McKesson Corporation since April 1, 2019 and previously served as the Company’s president and chief operating officer from August 2018 to March 2019. Mr. Tyler served as chairman of the Management Board of McKesson Europe AG from 2017 to 2018, president and chief operating officer McKesson Europe from 2016 to 2017, the Company’s president of North American Pharmaceutical Distribution and Services from 2015 to 2016, and as the Company’s executive vice president, corporate strategy and business development from 2012 to 2015. Mr. Tyler previously served in various other leadership roles in the Company, including as president of U.S. Pharmaceutical, president of McKesson Medical-Surgical, and president of McKesson Specialty Health. Mr. Tyler is a member of the board of directors of the International Federation of Pharmaceutical Wholesalers (IFPW) and a member of the IFPW Foundation board of directors. He is a member of the American Cancer Society’s CEOs Against Cancer group in the North Texas chapter. He has been a member of the board of directors of Republic Services since March 2021. Mr. Tyler earned his Ph.D. from the University of Chicago, Department of Economics specializing in industrial organization, labor economics and public finance/project evaluation.

Skills & Qualifications: Mr. Tyler brings more than 22 years of business and healthcare experience to the Board. As McKesson’s CEO and a long-time leader of McKesson’s businesses, Mr. Tyler has extensive knowledge of the Company’s culture and workforce, and its challenges and opportunities.

Age: 64 Director since: 2022 Committees: Compensation Governance Director Qualification Highlights: Healthcare Industry Sustainability & ESG

Kathleen Wilson-Thompson

Retired EVP & Global Chief Human Resource Officer, Walgreens Boots Alliance, Inc.

Ms. Wilson-Thompson served as executive vice president and global chief human resources officer of Walgreens Boots Alliance, Inc. from December 2014 to January 2021, after serving as senior vice president and chief human resources officer of Walgreens from January 2010 to December 2014. She served as senior vice president, global human resources from January 2010 to December 2014 at Kellogg Company, where she also served as chief labor and employment counsel. Ms. Wilson-Thompson earned an A.B. degree from the University of Michigan, and J.D. and LL.M. (Corporate and Finance Law) degrees from Wayne State University. She serves on the boards of Tesla, Inc. and Wolverine World Wide, Inc. Ms. Wilson-Thompson is also chair of the board of directors of the University of Michigan Alumni Association and a member of the board of trustees of the NAACP Foundation.

Skills & Qualifications: Ms. Wilson-Thompson brings to the Board more than a decade of senior executive level experience leading human resources and human capital management strategy at global healthcare companies. She also brings experience through her extensive board service at large public companies in the manufacturing and retail industries.

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             ITEM 1. ELECTION OF DIRECTORS

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its shareholders. The Board’s goals are to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer. The Board currently consists of twelve directors. After the 2022 Annual Meeting, if all nominees are elected, the Board will consist of eleven directors. Don Knauss serves as the Board’s Independent Chair, effective April 1, 2022. All of the directors during the time they served on the Board were, and the director nominees are, independent with the exception of Brian Tyler, the Company’s CEO.

The Board has five standing committees: the Audit Committee, Compensation Committee, Compliance Committee, Finance Committee, and Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), where applicable. The charter of each committee is reviewed annually by that committee and the Board. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee and Compensation Committee meets the additional, heightened independence criteria applicable to such committee members under the applicable rules. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected and qualified or their earlier resignation.

Board and Meeting Attendance

The Board met seven times during FY 2022. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of its committees during the period on which he or she served as a member of the Board and of such committees. The independent directors also met in executive session during FY 2022, as necessary. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with senior management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming virtual Annual Meeting. All directors then serving attended the 2021 Annual Meeting of Shareholders. The current membership of each standing committee and the number of committee meetings held during FY 2022 are identified in the section immediately below.

Committee Membership, Responsibilities and Other Information

As discussed under “Executing Our Corporate Responsibility” on page 3 of this proxy statement, our Board approved in May 2022 amendments to the Governance Committee Charter and the Compensation Committee Charter to address the oversight of certain ESG matters. The charter governing each of the Board’s five standing committees can be found at www.mckesson.com/investors/corporate-governance. We also refreshed the composition of those committees in May 2022, which are as follows:

Audit Committee	Current responsibilities include:

Current Members:

Dominic J. Caruso*, Chair

W. Roy Dunbar

Bradley E. Lerman

Susan S. Salka*

Meetings in FY 2022: 10 (Includes 1 joint meeting with the Compliance Committee)

All members are independent and financially literate

*  designated as “audit

committeefinancial expert”

•   Reviewing with management the interim and annual audited financial statements filed in the Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively, including any major issues regarding accounting principles and practices, critical audit matters, and the adequacy and effectiveness of internal controls over financial reporting that could significantly affect the Company’s financial statements

•   Reviewing with management and the independent registered public accounting firm the interim and annual financial statements

•   Appointing the independent accountants, monitoring their independence, evaluating their performance, and approving their fees

•   Reviewing and overseeing the annual audit plan, including the scope of the audit activities of the independent accountants and performance of the Company’s internal audit function

•   Assisting the Board with respect to its oversight of the Company’s policies and procedures regarding compliance with applicable laws and regulations

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             ITEM 1. ELECTION OF DIRECTORS

Compensation Committee	Current responsibilities include:
Current Members: Linda P. Mantia, Chair Richard H. Carmona, M.D. Donald R. Knauss Edward A. Mueller Kathleen Wilson-Thompson Meetings in FY 2022: 5

•   Reviewing and overseeing the Company’s overall compensation philosophy and the development and implementation of compensation programs aligned with the Company’s business strategy

•   Reviewing ESG matters relevant to the Committee’s oversight responsibilities, including succession planning and talent development, employee engagement, culture and DEI matters, in coordination with the Board and other committees

•   Determining the structure and amount of all elements of executive officer compensation and benefits, including material perquisites, after consideration of management’s recommendation and in consultation with the committee’s independent compensation consultant

•   Reviewing and making determinations regarding the adoption, administration, and amendments to all equity incentive plans for employees, and cash incentive plans for executive officers

•   Evaluating the relationship between the incentives associated with Company plans and the level of risk-taking by executive officers in response to such incentives

•   Participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement

•   Evaluating the qualifications, performance and independence of its advisors

Compliance Committee	Current responsibilities include:
Current Members: Bradley E. Lerman, Chair Richard H. Carmona, M.D. Dominic J. Caruso James H. Hinton Meetings in FY 2022: 7 (includes 1 joint meeting with the Audit Committee)

•   Overseeing the Company’s compliance programs and policies relating to the Company’s principal legal and regulatory compliance risks

•   Reviewing the Company’s approach to, and results of, risk identification, assessment and mitigation plans for the principal legal and regulatory compliance risks facing the Company

•   Reviewing the Company’s compliance with laws and policies governing the distribution of controlled substances and reporting of suspicious orders

•   Overseeing any significant complaints and other matters raised through the Company’s compliance reporting mechanisms that involve allegations relating to violations of non-compliance with the Controlled Substances Monitoring Program or distribution of opioids.

•   Reviewing any significant government inquiries or investigations and other significant legal actions

•   Receiving information about current and emerging legal and regulatory compliance risks and enforcement trends that may affect the Company’s business operations, performance or strategy

•   Commissioning studies, surveys, reviews as appropriate to evaluate the Company’s compliance and quality of personnel/committees providing compliance

•   Reviewing appointment, performance, compensation and replacement of the Company’s Chief Compliance Officer and the Senior Vice President of the Controlled Substances Monitoring Program

Finance Committee	Current responsibilities include:
Current Members: Susan R. Salka, Chair James H. Hinton Donald R. Knauss Maria N. Martinez Meetings in FY 2022: 5

•   Reviewing with management the long-range financial policies of the Company

•   Providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant financial transactions

•   Reviewing with management significant changes in the capital structure of the Company

•   Reviewing tax policy utilized by management and the funding status and investment policies of the Company’s tax-qualified retirement plans

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             ITEM 1. ELECTION OF DIRECTORS

Governance Committee	Current responsibilities include:
Current Members: Maria N. Martinez, Chair W. Roy Dunbar Linda P. Mantia Edward A. Mueller Kathleen Wilson-Thompson Meetings in FY 2022: 5

•   Reviewing the size and composition of the Board and recommending measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity

•   Recommending the slate of nominees to be proposed for election at the annual meeting of shareholders, recommending qualified candidates to fill Board vacancies

•   Evaluating the Board’s overall performance, reviewing the level and form of non-employee director compensation, and administering the Company’s related party transactions policy

•   Monitoring emerging corporate governance trends, and overseeing and evaluating the Company’s corporate governance policies and programs

•   Annual review of the Company’s sustainability and ESG strategy

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any of the following sources: current or former Board members, a professional search firm, Company employees, shareholders or other parties.

Shareholders may make a recommendation for a director candidate by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Corporate Secretary’s Office by email at CorpSecretary@mckesson.com or by courier or regular mail at 6555 State Highway 161, Irving, Texas 75039. All recommendations received by the Corporate Secretary will be presented to the Governance Committee for its consideration. The Governance Committee will consider recommendations from shareholders using the same process it follows for other candidates. The Governance Committee will consider director candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees who best suit the Board’s needs. In order for a shareholder to make a nomination of a director candidate for election at an upcoming annual meeting of shareholders, such shareholder’s nomination must comply with the requirements set forth in the Company’s By-Laws.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s independence, skills, experience and expertise against the criteria adopted by the Board. Members of the Board should have the highest professional and personal ethics, integrity and values, and represent diverse backgrounds and experience consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved prominence in a relevant field. The Governance Committee will consider whether the candidate’s background and experience demonstrate the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. In addition, Board members must be able to devote sufficient time and energy to the performance of his or her duties as a director and must be open to hearing different perspectives.

Messrs. Carmona, Dunbar and Hinton and Ms. Wilson-Thompson have been nominated to stand for election by the shareholders for the first time. Each of these candidates was identified by either a third-party search firm or by other Board members. Several members of the Board interviewed each candidate prior to their appointment to serve on the Board. The Board does not maintain a formal policy regarding diversity; however, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. Our Governance Committee and the Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberation and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company. Women and people of color comprise approximately 36% and 27%, respectively, of our slate of director nominees.

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             ITEM 1. ELECTION OF DIRECTORS

Corporate Governance

We are committed to continually assessing our governance policies and structures to incorporate best practices. We highlight some of our corporate governance practices below.

Key Governance Attributes

Independent Chair

In 2019, we adopted an independent chair structure with the election of Ed Mueller as Independent Chair. Following a planned transition, the Board elected Don Knauss as Independent Chair, effective April 1, 2022.

CEO and Senior Management Succession Planning

Recognizing that succession planning is a key component of the Company’s continued success, the Board is committed to CEO and senior management succession planning. Brian Tyler’s appointment as CEO in 2019 is a product of that work and commitment. The Board continues its focus on senior management succession planning.

Reduced Ownership Threshold to Call a Special Meeting to 15%	In 2019, the Company reduced the ownership threshold required to call a special meeting of shareholders from 25% to 15%.

Committed to Board Refreshment

Nine of our 11 nominees have served on our Board for fewer than five years. In 2021 we added one new director, and we added three new directors in 2022. This year, we also implemented a policy that would require directors with a tenure of more than 12 years to offer to resign from Board service annually.

Significant Risk Oversight

The Board and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of our Company’s strategy and review of risks related to financial reporting, compensation practices, cyber, ESG, and distribution of controlled substances, among other risks. In 2019, the Board established a standing Compliance Committee. The purpose of the Compliance Committee is to assist the Board in oversight of McKesson’s compliance programs and management’s identification and evaluation of our primary legal and regulatory compliance risks. The FY 2022 report of the Compliance Committee is included on page 22.

Code of Conduct

Revised in May 2022, McKesson’s Code of Conduct describes fundamental principles, policies and procedures that shape our work and help our employees, officers and directors make ethical decisions. The Code of Conduct is available in multiple languages. Please visit www.mckesson.com/Investors/Corporate-Governance/Code-of-Conduct/ for more information.

Other Governance Best Practices

•  Regular executive sessions of the independent directors

•  Proxy access right since 2015

•  Eliminated supermajority voting requirements in 2011

•  Majority voting standard for uncontested director elections

•  Annual director elections

•  No poison pill

The following governance materials appear on our website at www.mckesson.com/investors/corporate-governance:

• Certificate of Incorporation	• Committee Charters
• By-Laws	• Director Independence Standards
• Corporate Governance Guidelines	• Code of Conduct

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             ITEM 1. ELECTION OF DIRECTORS

Evaluating Board Composition, Performance and Effectiveness

Board evaluations play a critical role in assessing the effective functioning of our Board, which conducts an annual evaluation to consider where they believe our Board functions most effectively, and more importantly, to identify areas in which they believe the Board can make a better contribution to the Company. The following graphic illustrates the core elements of our Board’s evaluation process:

Our Governance Committee leads the evaluation of the Board and the performance of the Independent Chair. Our Independent Chair also speaks to directors individually, and that feedback is later reported to the entire Board. Each committee is responsible for evaluating its own performance and determining their workplan for the following year. The Governance Committee establishes a workplan for the Board, and reviews periodically the Board’s evaluation process and makes enhancements based on the Company’s evolving business strategies and risks.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. Each year, the Board must determine, based on all relevant facts and circumstances, whether in its business judgment the non-executive directors satisfy the criteria for independence, including the absence of a material relationship with the Company. The Board will deem a director independent if no relationship or transaction exists that would disqualify such a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in NYSE standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of Brian Tyler, all of the Company’s director nominees, namely Rich Carmona, Dominic Caruso, Roy Dunbar, Jim Hinton, Don Knauss, Brad Lerman, Linda Mantia, Maria Martinez, Susan Salka and Kathleen Wilson-Thompson, are independent. Ed Mueller, who is not standing for reelection at the Annual Meeting, and Ken Washington, who resigned effective October 5, 2021, were independent during the time they served.

Board Leadership Structure

The Board has an independent chair leadership structure with Don Knauss serving as Independent Chair of the Board and Brian Tyler serving as CEO. The Board believes that this is the most effective Board leadership structure for the Company at this time. Mr. Knauss’ experience serving on McKesson’s Board, as well as other public company boards, positions him to effectively lead the Board.

The Chair regularly solicits input from the CEO and independent directors as to the additional matters to place on the Board agenda and the information that would be useful for their review and consideration. All of the Board’s standing committees are composed solely of, and chaired by, independent directors. The independent directors regularly meet in executive sessions presided over by Mr. Knauss as Independent Chair.

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             ITEM 1. ELECTION OF DIRECTORS

Mr. Tyler is a 25-year McKesson veteran who brings expert perspective on the future of the industry, both in the U.S. and globally. Having spent his entire career in healthcare, he has a clear vision on how McKesson will continue to play an integral role in improving care while driving value for McKesson’s shareholders. He also brings with him a deep understanding of the Company, its culture and what is important to its employees. We believe the combined leadership of Mr. Knauss as independent Board Chair and Mr. Tyler as CEO best serves the Company and its shareholders at this time.

The Governance Committee and Board annually evaluate the Board’s leadership structure to determine the structure that would best serve the Company and its shareholders.

Board of Directors’ Role in Risk Oversight

Our Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically discusses the Company’s enterprise risk management process, including its identification, ranking and assessment of operations, strategic, financial and compliance risks. This discussion includes the output of that Board oversight process. Below, as an example, we highlight three risk areas under the Board’s role in risk oversight, which are not comprehensive of the risks they review:

COVID-19 Risk Oversight

Our Board actively oversees the Company’s critical work in the ongoing COVID-19 pandemic, including regular updates from and discussions with the Company’s management team. The Board’s review and discussion spans a broad range of matters, including protecting the health and safety of our employees, expanding benefits for and supporting our employees, evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters, the Company’s role in delivering crucial supplies and minimizing supply chain disruption, partnering with governments, monitoring continued compliance with applicable laws, and supporting the communities in which we operate.

Controlled Substance Distribution Risk Oversight

Our Board actively oversees the Company’s work to address the opioid epidemic. It regularly receives reports on the Company’s Controlled Substances Monitoring Program (CSMP) and discusses the Company’s compliance with federal and state controlled substances regulatory requirements and the effectiveness of the Company’s CSMP. The Board additionally receives updates on pending litigation and investigations. Further, the Compliance Committee regularly receives updates on the CSMP.

Cybersecurity Risk Oversight

At least quarterly, the Board addresses cybersecurity trends, risk reduction strategy or related topics. Management’s quarterly reports to the Board focus on:

•	Cybersecurity trends and regulatory updates

•	Information protection program strategy, framework and program scorecard

•	Implications for the Company’s business strategy

•	Operational technology strategy and risk reduction

•	Audit and compliance

- 2022 Proxy Statement	21

             ITEM 1. ELECTION OF DIRECTORS

Role of Board Committees in Risk Oversight

Although the Board has ultimate responsibility for overseeing risk management, it has delegated certain oversight responsibilities to committees with specific areas of responsibility and expertise. Each of the standing committees regularly meets in executive session. The chairs of the committees report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Committee Roles in Risk Oversight

Audit Committee	Governance Committee

• Assists the Board in monitoring integrity of financial statements, the independent auditor’s qualifications, independence and performance, critical audit matters and the performance of the Company’s internal audit function

• Coordinates with the Compliance Committee in monitoring compliance with legal and regulatory requirements

• Oversees evaluation of the Board’s performance, Board composition, refreshment and committee leadership • Evaluates the Company’s governance practices and monitors shareholder feedback

Compliance Committee	Finance Committee

• Assists the Board in oversight of compliance programs and management’s identification and evaluation of the Company’s principal legal and regulatory compliance risks

• Coordinates with the Audit Committee in monitoring compliance with legal and regulatory requirements

• Coordinates with the Compensation Committee in incorporating compliance with laws into compensation decisions

• Oversees risk assessment and management processes related to, among other things, credit, capital structure, liquidity and insurance programs

• Assists the Board in oversight of the financial aspects of significant acquisitions and divestitures and other significant transactions of a financial nature

Compensation Committee

• Oversees risk assessment and management with respect to the Company’s compensation policies and practices

McKesson senior leadership is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, talent, cybersecurity, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company. As part of its ongoing compliance program, the Company monitors potential uses of conflict minerals in its businesses, particularly in the context of acquisitions, and it reports when required these diligence efforts and determinations.

Report of the Compliance Committee

Since its formation in 2019, our Compliance Committee has assisted the Board in overseeing management’s identification and evaluation of the Company’s principal legal and regulatory compliance risks and related compliance programs. The Compliance Committee has four members and is chaired by Brad Lerman, who brings significant legal and regulatory expertise and a deep understanding of the healthcare industry to our Board. The other members of the Compliance Committee include Dominic Caruso (Audit Committee Chair), Rich Carmona and Jim Hinton, all of whom bring significant healthcare industry expertise to our Board. During FY 2022, the Compliance Committee formally met seven times, including one joint meeting with the Audit Committee, and received updates from management during and outside of formal meetings.

The Compliance Committee’s key FY 2022 accomplishments include, but are not limited to:

•	Reviewed and discussed management’s approach to risk assessment and mitigation, key principal risk areas, and emerging risk areas;

•

Met regularly with the Chief Legal Officer and Chief Compliance Officer, including in separate executive sessions. The Compliance Committee also met with other members of senior management throughout the year;

•

Provided oversight on compliance programs, such as the Controlled Substances Monitoring Program (CSMP), and participated in focused risk reviews of several of the Company’s enterprise risks, including additional deep dive sessions related to the Company’s Oncology and Biopharma strategies, and Canadian operations;

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             ITEM 1. ELECTION OF DIRECTORS

•	Met with outside counsel on matters related to the CSMP and the results of the Company’s annual risk assessment process;

•	Reviewed staffing and activities of the Compliance and CSMP organizations;

•	Discussed significant government inquiries and investigations, and significant matters raised through the Integrity Line, including review and discussion of metrics and trends; and

•

Conducted a joint meeting with the Audit Committee to discuss, among other things, the Company’s annual assessment of its regulatory and compliance programs, an overview of progress made in FY 2022, and significant complaints and other matters raised through the Integrity Line.

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings in past years, management concluded that for FY 2022 our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its April 2022 meeting.

The Compensation Committee discussed management’s findings and considered that the Company utilizes many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. Among these design features are:

•	Multiple metrics across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves, performance thresholds and caps;

•	Reasonable goals and objectives, which are well-defined and communicated;

•	Strong compensation recoupment policy; and

•	Training on our Code of Conduct and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

•	In addition, incentives for senior management feature the following:

•	Balance of short- and long-term variable compensation tied to a mix of financial and operational objectives and the long-term value of our stock;

•	The Compensation Committee’s ability to exercise downward discretion in determining payouts, including after consideration of regulatory, compliance and legal issues; and

•	Rigorous stock ownership and retention guidelines.

Based on the foregoing, the Compensation Committee concurred with management that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We believe that our incentive compensation plans do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation program.

Related Party Transactions Policy and Transactions with Related Persons

The Company has a Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than 5% of the Company’s common stock, and immediate family members of any such persons, where the related person had, has or will have a direct material interest.

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             ITEM 1. ELECTION OF DIRECTORS

Additionally, they are required to notify the General Counsel of any potential related party transaction. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy. If so, the matter will be referred to the Governance Committee. Annually, our directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as to identify immediate family members. The transaction may be approved or ratified if, in the Governance Committee’s business judgment and based on the review of all relevant facts and circumstances, it is determined that the transaction is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include, without limitation: (i) the business purpose of the transaction; (ii) whether the transaction is made in the ordinary course of business and is entered into on an arm’s-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Conduct. There are no reportable related party transactions.

Communications with Directors

Shareholders and other interested parties may communicate with any of the directors, including the Board Chair and any other, or all of the directors as a group, by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, 6555 State Highway 161, Irving, Texas 75039, or via e-mail to boardchair@mckesson.com or to nonmanagementdirectors@mckesson.com. The Corporate Secretary’s office maintains a log of such correspondence received by the Company that is addressed to members of the Board, other than advertisements, solicitations or correspondence deemed by the Corporate Secretary to be irrelevant to Board responsibilities. Directors may review the log at any time, and request copies of any correspondence received.

Director Compensation

Director compensation at McKesson includes a combination of cash and equity-based compensation. The Governance Committee reviews the level and form of compensation paid to our non-employee directors and, if it deems appropriate, recommends changes to the Board. In reviewing our non-employee director compensation program, the committee is guided by these principles:

•

Our non-employee directors should be compensated at competitive levels for the work required in a company of our size and scope, differentiating among directors where appropriate to reflect different levels of responsibilities;

•	A significant portion of compensation should be in the form of stock, to align the directors’ interests with our shareholders; and

•	The structure of the program should be simple and transparent.

Each non-employee director of the Company is paid an annual cash retainer and an annual restricted stock unit (RSU) award. Our non-executive Board Chair is provided additional compensation that the Board believes is commensurate with that role. Our non-employee director compensation structure is as follows:

•	Annual cash retainer of $110,000

•	Annual RSU award with a grant date value of $180,000

•	Independent Board Chair annual premium of $240,000 (50% cash, 50% RSUs)

•	Annual cash retainer of $10,000 for chairing a standing committee ($20,000 for chairs of Audit and Compensation Committees)

Detail on the value of the annual cash retainers and RSU awards paid to each non-employee director for FY 2022 is provided below. The Governance Committee retains the right to determine on a case-by-case basis whether meeting fees are appropriate for non-employee directors. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

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             ITEM 1. ELECTION OF DIRECTORS

Cash Compensation

Each non-employee director receives an annual retainer, and the independent Board Chair and chairs of the standing committees receive an additional annual retainer. Information on retainers and meeting fees, in each case as paid in FY 2022, are set forth in the table above. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any standing committee chair or Board Chair retainer) under the Company’s Deferred Compensation Administration Plan III (DCAP III). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the deferral election, if a director ceases to be a director of the Company for any reason other than disability, retirement or death, the account balance will be paid in a lump sum in the first January or July which is at least six months following and in the year after the director’s separation from service. In the event of disability, retirement or death, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to the director’s separation. A director may elect to have all or part of his or her DCAP III account credited with earnings (or losses) based on the director’s choice of a hypothetical investment in certain funds available under the Company’s 401(k) Retirement Savings Plan. To the extent no such hypothetical investment selection is made by the director, interest is credited at a default interest rate equal to 120% of the long-term applicable federal rate published by the Internal Revenue Service (IRS) for December of the immediately preceding calendar year.

Equity Compensation

Non-employee directors receive an automatic annual grant of RSUs with an approximate grant date value of $180,000. The actual number of RSUs granted is determined by dividing $180,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2013 Stock Plan. As shown in the above table, the Board Chair receives an additional automatic annual grant of RSUs with an approximate grant date value of $120,000.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $660,000, six times the annual cash retainer), then the director will, on the grant date, receive the shares underlying the RSUs, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then issuance of the shares underlying the RSUs will automatically be deferred until the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common shareholders, which is determined by our Board and currently is $0.47 per share each quarter. Dividend equivalents are not distributed until the shares underlying the RSUs are issued to the director. Dividend equivalents on RSUs granted prior to April 28, 2020 are credited to an account that accrues interest at the default interest rate set forth in DCAP III, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year. Interest accrual on dividend equivalents was eliminated for RSU awards granted after April 28, 2020.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Executive Request Program and Matching Gifts Program. Under the Executive Request Program, our non-employee directors may request that the foundation make donations to qualifying public charitable organizations. Under the Matching Gifts Program, our non-employee directors’ own gifts to schools, educational associations or funds and other public charitable organizations are eligible for a match by the foundation of up to $5,000 per director for each fiscal year.

- 2022 Proxy Statement	25

             ITEM 1. ELECTION OF DIRECTORS

2022 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2022. Mr. Tyler is not included in this table as he was an employee of the Company during FY 2022 and received no compensation for his service as a director. The compensation paid to or earned by Mr. Tyler as an officer of the Company is shown in the 2022 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)

Richard H. Carmona, M.D.	89,972	155,936	-0-	245,908

Dominic J. Caruso	157,500	180,138	-0-	337,638

N. Anthony Coles, M.D.	39,375	—	-0-	39,375

James H. Hinton	23,833	94,300	-0-	118,133

M. Christine Jacobs	34,375	—	-0-	34,375

Donald R. Knauss	112,500	180,138	-0-	292,638

Marie L. Knowles	34,375	—	-0-	34,375

Bradley E. Lerman	120,000	180,138	-0-	300,138

Linda P. Mantia	110,000	180,138	-0-	290,138

Maria Martinez	117,500	180,138	-0-	297,638

Edward A. Mueller	245,000	300,298	-0-	545,298

Susan R. Salka	120,000	180,138	-0-	300,138

Kenneth E. Washington	90,000	180,138	-0-	270,138

Kathleen Wilson-Thompson	23,833	94,300	-0-	118,133

(1)	Consists of the director annual cash retainer and the annual standing committee chair and Board Chair retainers, whether paid or deferred.

(2)

Represents the aggregate grant date fair value of RSUs, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (ASC Topic 718) disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 5 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC on May 9, 2022. In connection with their initial election to the Board during FY 2022, Dr. Carmona, Mr. Hinton and Ms. Wilson-Thompson each were granted a prorated portion of the automatic annual grant of RSUs made to non-employee directors in July 2021.

26	- 2022 Proxy Statement

ITEM 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee has approved Deloitte & Touche LLP (D&T) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2023. The committee believes that D&T is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our shareholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2022 and 2021, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees for those years were as follows:

	FY 2022	FY 2021

Audit Fees	$18,700,000	$20,925,000

Audit-Related Fees	4,600,000	8,200,000

TOTAL AUDIT AND AUDIT-RELATED FEES	23,300,000	29,125,000

Tax Fees	-0-	40,000

All Other Fees	-0-	1,000,000

TOTAL	$23,300,000	$30,165,000

Audit Fees. This category consists of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and foreign statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. This category consists of fees for assurance and related services such as employee benefit plan audits, registration statements and comfort letters, accounting and financial reporting audit-related fees, due diligence in connection with mergers, divestitures and acquisitions, and attest services related to financial reporting that are not required by statute or regulation. The decrease in fiscal year ended March 31, 2022 was related to due diligence activities.

Tax Fees. This category consists of fees for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns and professional services. For the fiscal years ended March 31, 2022 and 2021, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for permissible advisory work performed by Deloitte that does not meet the above category descriptions.

- 2022 Proxy Statement	27

             ITEM 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT

             REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to applicable rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services, to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. D&T is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2022; (ii) discussed with D&T the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their audits, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting and financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2022 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board of Directors

Dominic J. Caruso, Chair

W. Roy Dunbar

Bradley E. Lerman

Susan R. Salka

28	- 2022 Proxy Statement

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of May 27, 2022, information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, that is the beneficial owner of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,497,451	(1)	10.79%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	13,171,252	(2)	9.17%

*	Based on 143,580,859 shares of common stock outstanding, as of May 27, 2022.

(1)

This information is based upon a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group, which reports shared voting power with respect to 249,697 shares, sole dispositive power with respect to 14,873,887 shares, and shared dispositive power with respect to 623,564 shares.

(2)

This information is based upon a Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc., which reports sole voting power with respect to 11,396,238 shares and sole dispositive power with respect to 13,171,252 shares as a result of being a parent company or control person of certain subsidiaries.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, all reports required by Section 16(a) of the Exchange Act in FY 2022 from our officers, directors and greater than 10% beneficial owners were timely filed, except that one Form 4 reporting the grant of restricted stock units to our interim principal accounting officer Kevin Emerson was filed one day late due to a clerical error.

- 2022 Proxy Statement	29

             PRINCIPAL SHAREHOLDERS

Security Ownership of Directors and Executive Officers

The following table sets forth, as of May 27, 2022, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors and director nominees; (ii) each executive officer named in the 2022 Summary Compensation Table below (collectively, our named executive officers or the NEOs); and (iii) all directors, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSUs and options to purchase common stock of the Company that either vest or become exercisable within 60 days after May 27, 2022.

Name of Individual	Shares of Common Stock Beneficially Owned(1)		Percent of Class

Richard H. Carmona, M.D.	762	(2)	*

Dominic J. Caruso	4,535	(2)	*

W. Roy Dunbar	169	(2)	*

Tracy L. Faber	15,566	(3)	*

Nancy Flores	5,458		*

James H. Hinton	349	(2)	*

Donald R. Knauss	8,056	(2)(4)	*

Bradley E. Lerman	5,004	(2)	*

Linda P. Mantia	1,721	(2)	*

Maria Martinez	3,068	(2)	*

Edward A. Mueller	25,246	(2)	*

Susan R. Salka	10,061	(2)(4)	*

Lori A. Schechter	24,786	(3)(4)	*

Brian S. Tyler	172,549	(3)(5)	*

Britt J. Vitalone	20,562	(3)(5)	*

Kathleen Wilson-Thompson	349	(2)	*

All directors, NEOs and executive officers as a group (17 persons)	302,676	(2)(3)(4)(5)	*

*

Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 143,580,859 shares of the Company’s common stock outstanding as of May 27, 2022, adjusted as required by the rules promulgated by the SEC. Shares of common stock that may be acquired by exercise of stock options or vesting of RSUs within 60 days after May 27, 2022 and vested RSUs that are not yet settled are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(1)

Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

Includes vested RSUs or common stock units accrued under the 2013 Stock Plan and 2005 Stock Plan (the receipt of the underlying shares having been deferred) as follows: Dr. Carmona, 762 units; Mr. Caruso, 4,535 units; Mr. Dunbar, 169 units; Mr. Hinton, 349 units; Mr. Knauss, 6,760 units; Mr. Lerman, 5,004 units; Ms. Mantia, 1,721 units; Ms. Martinez, 3,068 units; Mr. Mueller, 25,246 units; Ms. Salka, 8,056 units; Ms. Wilson-Thompson, 349 units; and all directors, NEOs and executive officers as a group, 56,017 units. Directors, NEOs and executive officers have neither voting nor investment power with respect to such units.

(3)

Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days after May 27, 2022, as follows: Ms. Faber, 10,186 shares; Ms. Schechter, 5,488 shares; Mr. Tyler, 87,065 shares; Mr. Vitalone, 6,324 shares; and all directors, NEOs and executive officers as a group, 110,136 shares.

(4)

Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Knauss, 1,296 shares; Ms. Salka, 2,005 shares; Ms. Schechter, 19,178 shares; and all directors, NEOs and executive officers as a group, 22,479 shares.

(5)

Includes shares held under the Company’s 401(k) Retirement Savings Plan as of May 27, 2022, as follows: Mr. Tyler, 213 shares; Mr. Vitalone, 544 shares; and all NEOs and executive officers as a group, 757 shares.

30	- 2022 Proxy Statement

EXECUTIVE COMPENSATION

A Letter From Our Compensation Committee

Dear Fellow Shareholders,

As members of the Compensation Committee, we thank you for your continued investment in McKesson through another dynamic year. We appreciate hearing our shareholders’ perspectives on our executive compensation program and remain committed to ensuring that McKesson’s leadership team is incentivized to perform by building compensation programs aligned to both our strategy and the creation of long-term shareholder value.

Strong Operating Performance Builds Value. We see the work of our committee as playing a critical role in ensuring that we have appropriate incentives in place to drive performance in both the short term and the long term, while navigating potentially rapidly changing market conditions. While the COVID-19 pandemic continued to present challenges in FY 2022, our businesses delivered strong execution, underpinned by stable fundamentals. Our multi-year strategic initiative focuses on driving shareholder value by creating incremental profit growth through cost and efficiency plans, as well as investing in innovation to improve patient care, particularly where we have a set of differentiated assets.

As discussed throughout these materials, under our executive team’s leadership, McKesson’s team of dedicated employees delivered outstanding performance — in particular, while playing a critical role in the COVID-19 vaccine distribution and kitting programs with the U.S. government.

Our accomplishments in FY 2022 remain the foundation for McKesson’s future, and we are confident in our ability to continue creating long-term value for our shareholders. Based on our review of the program outcomes, we believe that our executive compensation program has shown itself to be well aligned with our objectives this year.

Integrating Shareholder Perspectives. As part of our year-round engagement, our Board solicits input to ensure we meet shareholder expectations regarding compensation along with other topics. Shareholders at the 2021 Annual Meeting of Shareholders approved our executive compensation program with approximately 90% of votes cast in favor of our 2021 say-on-pay proposal, indicating to us that shareholder perspectives are being effectively integrated into the Compensation Committee’s process, though we will continue to regularly engage and respond to feedback. The evolution of our compensation program and the decisions that we have made over the years are producing the intended outcomes.

Considering the Broader Context. Each year, the Compensation Committee evaluates our executive compensation program and results, considering the formulaic outcomes built into the program in the broader context of performance, shareholder feedback and other events.

•	FY 2020: We reduced payouts under the FY 2020 MIP for our executive officers and business unit presidents, in light of the challenges presented by the COVID-19 pandemic.

•

FY 2021: We concluded that a reduction in pay outcomes was appropriate in light of the scale of the charge associated with our progress toward settlement of a substantial majority of pending opioid litigation. The Compensation Committee considered the settlement charge’s impact on the underlying metrics within the incentive plans, as well as the impact on the Company and our stakeholders, and made the decision to exercise downward discretion to reduce payouts for our executive officers under the FY 2021 MIP and FY 2019 — FY 2021 Cash LTIP.

During conversations leading up to, and following, last year’s annual meeting, shareholders expressed approval for the actions taken in response to the pending opioids-related settlement, and were supportive of our stated intention not to take additional action in future years, unless there is a material change in the facts underlying the committee’s decision. The settlement process has continued to move forward as anticipated and we concluded that no discretionary adjustments were necessary this year due to the broader operating context of the business.

Refreshed Compensation Committee. Over the last year, we approved several changes to the composition and leadership of our Compensation Committee. As part of this refreshment, Linda Mantia has assumed the role of Chair effective with the beginning of FY 2023. In addition, since last year’s annual meeting Richard Carmona, Don Knauss and Kathleen Wilson-Thompson have joined the committee as new members. We believe that it is valuable to balance institutional knowledge and fresh perspectives as we consider our committee composition.

The View Ahead. The Compensation Committee will continue to evaluate our program and ensure it is appropriate for McKesson in a time of rapid change. Our executive compensation program will remain rooted in McKesson’s culture, which is

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anchored by our I2CARE values, and we will structure incentives that encourage employees to feel accountable for, and inspired by, the Company’s long-term success. We will remain focused on human capital management, including the attraction, retention, and motivation of our workforce, as well as our goals related to our ESG strategy, including our efforts on diversity, equity and inclusion (DEI), climate change and advancing health equity. We are confident that these goals will keep us on the path towards sustained profitability and long-term shareholder value creation.

We look forward to continuing our dialogue with our shareholders and ask for your continued support.

The Compensation Committee

Linda P. Mantia, Chair

Richard H. Carmona, M.D.

Donald R. Knauss

Edward A. Mueller

Kathleen Wilson-Thompson

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes McKesson’s executive compensation program and reviews compensation decisions for our CEO and CFO, and our three other most highly compensated executive officers, all of whom were serving as of March 31, 2022 (collectively, our Named Executive Officers or “NEOs”). For FY 2022, our NEOs and their respective titles were as follows:

Name	Title

Brian S. Tyler	Chief Executive Officer

Britt J. Vitalone	Executive Vice President and Chief Financial Officer

Lori A. Schechter	Executive Vice President, Chief Legal Officer and General Counsel

Tracy L. Faber	Executive Vice President and Chief Human Resources Officer

Nancy Flores	Executive Vice President, Chief Information Officer and Chief Technology Officer

Overview

Business Strategy and Key Initiatives

At McKesson, we are focused on executing against clear priorities to drive value. Part of that growth will come through our ability to work together, to execute and to use the capabilities and assets across McKesson to innovate in new and different ways. We will continue to be disciplined in our capital deployment as we execute this strategy.

Focus on People and Culture	Sustainable Core Growth	Streamline the Portfolio	Expand Oncology and Biopharma Ecosystems
I2CARE Values Diversity, Equity and Inclusion Sustainability and ESG	Strength in Distribution Operational Excellence	Centralization of Functional Services Intent to Fully Exit European Region	Leveraging Strengths to Address Healthcare Challenges and Drive Growth

In FY 2022, we shared McKesson’s strategic transformation to a diversified healthcare services company, centered around a set of four Company priorities: our focus on people and culture, driving sustainable growth in our core pharmaceutical and medical distribution businesses, streamlining the portfolio, which includes our intent to fully exit the European region, and continuing to invest in growth in the areas of oncology and biopharma services, where we have key differentiation. We believe the execution against these priorities is critical to our ability to generate long-term sustainable growth.

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FY 2022 Performance Highlights

In FY 2022, we delivered adjusted operating results that exceeded our original expectations at the enterprise level and across all our operating segments. We focused on execution against our Company priorities, making solid progress on people and culture, delivering sustainable core growth, streamlining the businesses, and continued advancement of our strategic growth pillars: Oncology and BioPharma services ecosystems. The commitment to these priorities is critical to our financial performance and sustainable long-term growth. While we saw a benefit in FY 2022 from our role as a centralized distributor for COVID-19 vaccine and ancillary supplies needed to administer vaccines, we were also encouraged by the solid performance of the underlying business and our ability to navigate a dynamic macroeconomic environment. We also made significant progress in exiting the European market and resolving the substantial majority of pending opioid litigation, allowing us to further focus on executing on our Company priorities and creating shareholder value. McKesson remains strategically positioned with a broad set of differentiated assets and capabilities to support healthcare innovation and improve care in every setting. Full-year FY 2022 highlights are shown below.

(1)	Reflects continuing operations attributable to McKesson Corporation.
(2)	Reflects income from continuing operations before interest expense and income taxes.

In our discussion of executive compensation throughout this proxy statement, we refer to adjusted earnings per diluted share (Adjusted EPS), Adjusted Operating Profit (AOP), Free Cash Flow (FCF), Return on Invested Capital (ROIC) and Relative Total Shareholder Return (rTSR) as performance metrics specifically used in our incentive programs. In Appendix A to this proxy statement, we provide reconciliations from diluted earnings per share from continuing operations, operating profit and operating cash flow calculated in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP metrics used in calculating performance under our incentive plans. A description of ROIC, a non-GAAP metric, can be found on page 41 of this proxy statement.

2021 Say-on-Pay Vote and Continued Shareholder Engagement

We were pleased that our executive compensation program was approved by shareholders at the 2021 Annual Meeting of Shareholders with approximately 90% of votes cast in favor of our say-on-pay proposal. We received positive feedback from shareholders regarding the Compensation Committee’s decision to reduce pay outcomes for our NEOs last year in light of the opioid-related settlement charge. The settlement process has continued to move forward as anticipated and the Compensation Committee concluded that no discretionary adjustments were necessary this year due to the broader operating context of the business. We appreciate our shareholders’ support of our executive compensation program.

We are committed to seeking feedback and soliciting input to ensure we meet ongoing shareholder expectations regarding our compensation, governance and corporate responsibility practices. As we do every year, our Board undertook a significant engagement effort to receive feedback from shareholders regarding our executive compensation program and other matters of importance to the Company and our shareholders. Since our last annual meeting, we have proactively reached out to shareholders representing approximately 62% of our outstanding common stock and engaged with shareholders representing nearly 40% of our outstanding common stock. Our shareholders’ views on executive compensation and corporate governance are important to us, and we value and utilize their feedback and insights each year. The Board and its committees regularly discuss and consider the feedback we receive from investors through this engagement process, as well as the outcome of the

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annual advisory vote on executive compensation. As we continue to execute on our strategy, we look forward to ongoing shareholder engagement, including dialogue focused on our executive compensation program and corporate governance practices. Additional information on our shareholder engagement can be found on page 5 of this proxy statement.

Focus on Corporate Culture

At McKesson, the way we do business is just as important as the business itself, so each executive is evaluated on his or her commitment to the Company’s “I2CARE” and “ILEAD” principles. I2CARE is the cultural foundation of the Company. Our I2CARE principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders. ILEAD is our common definition, shared leadership framework and our commitment to how we drive better health for our company, our customers and the patients whose lives we touch. These principles serve as a guide to all our employees enterprise-wide.

We build the best teams by recruiting, developing and retaining diverse talent. McKesson was recognized for the ninth consecutive year as one of the “Best Places to Work for LGBTQ Equality” by the Human Rights Campaign Foundation; for the sixth year in a row as a “Military Friendly Employer” by GI Jobs; and as a “Best Place to Work” for Disability Inclusion on the Disability Equality Index for the sixth consecutive year. Brian Tyler, our CEO, continues to focus on corporate culture, emphasizing the importance of diverse and inclusive work settings and winning as one team. We aim to continuously leverage our diversity to explore opportunities, elevate our thinking and challenge long-held assumptions. We strive to make diversity, equity, and inclusion integral to everything we do because we believe building a more inclusive future is everyone’s responsibility. The Company engaged internal and external experts to help leaders build skills in these and other areas.

Our vision for a healthier world begins with our employees, who bring our mission to life every day. As a company, we provide opportunities for growth and development, programs for an inclusive workplace so our employees can be their best, and initiatives that focus on employee health and wellness.

Our Board is focused on human capital management, providing guidance to our CEO on culture initiatives, discussing inclusion, diversity and equality efforts and participating in employee town halls and panel discussions hosted by the Company’s employee resource groups. Our Compensation Committee considers executive officers’ efforts on human capital management and culture matters when determining compensation for our executive officers, including our NEOs.

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Integration of Regulatory, Compliance and Legal Considerations

In 2018, the Compensation Committee codified its long-standing practice of considering regulatory, compliance and legal issues when making compensation decisions. The Compensation Committee carefully considered the work that was done to address regulatory and legal aspects of McKesson’s business during FY 2022. The committee has integrated those considerations into its compensation decisions. The Board’s Compliance Committee is actively engaged in overseeing management’s identification and evaluation of principal legal and compliance risks, and as part of its oversight role reviews the Company’s efforts to foster a culture of compliance, ethics and regulatory excellence. Prior to making its decisions regarding FY 2022 incentive payouts, the Compensation Committee reviewed the Compliance Committee’s report regarding senior management’s compliance efforts during FY 2022, including the performance of our NEOs.

Best Practices in Compensation Governance

What We Do

✓	Pay for performance	✓	Engage with shareholders throughout the year

✓	Emphasize long-term performance	✓	Align plan design with business strategy

✓	Design with mix of operational and market-based metrics	✓	Balance mix of annual and long-term metrics

✓	Develop sound financial goals	✓	Engage independent advisors

✓	Maintain robust compensation recoupment policy with trigger for reputational harm	✓	Review Compliance Committee’s assessment of senior management performance

✓	Manage use of equity incentive plan conservatively	✓	Drive progress on culture initiatives

✓	Use double-trigger change in control vesting provisions	✓	Review tally sheets

✓	Maintain rigorous stock ownership guidelines	✓	Mitigate undue risk-taking through sound plan design

What We Don’t Do

	Allow directors and executive officers to hedge or pledge Company securities		Provide excise tax gross-ups

	Re-price or exchange stock options without shareholder approval		Accrue or pay dividend equivalents during performance periods

	Provide tax gross-ups on perquisites for executives, except in the case of certain business-related relocation expenses		Pay above-market interest on deferred compensation

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FY 2022 Pay Elements and Performance Metrics

McKesson’s executive compensation program consists of three direct pay elements — base salary, annual cash incentive and long-term incentives — each of which serves a unique purpose. The metrics below incentivize our executives to focus on operational objectives that are expected to drive shareholder value. All incentives are performance-based, and all long-term incentive (LTI) awards have total performance or vesting periods of three years. In light of the Compensation Committee having made substantial structural changes to our executive compensation program for FY 2020, and given the positive feedback we continue to receive from our shareholders regarding those changes, our Compensation Committee did not make any additional adjustments to the plans for FY 2022.

Pay Element	Performance Metric	Rationale	Target Pay

Base Salary	—	Attracts and retains high-performing executives by providing market-competitive fixed pay	—

Management Incentive Plan (annual cash incentive)	Adjusted EPS (50%)	Rewards operational performance and profitability; important driver of share price valuation and shareholder expectations	100% — 175% of Base Salary
	Adjusted Operating Profit (25%)	Rewards focus on operational performance and profitability; important driver of share price valuation and shareholder expectations
	Free Cash Flow (25%)	Rewards generating cash to invest in growth and return of capital to shareholders; important valuation metric

Performance Stock Units (long-term equity incentive)	3-Year Cumulative Adjusted EPS (50%)	Measures long-term earnings power, drives long-term returns for the Company and directly correlates to share price performance	60% of Target LTI Value
	3-Year Average ROIC (25%)	Encourages leaders to make sound investments that generate returns for shareholders; important valuation metric
	MCK TSR vs. Comparator Group (25%)	Rewards share price performance relative to comparator group over time

Restricted Stock Units (long-term equity)	—	Directly aligns with value delivered to shareholders	40% of Target LTI Value

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Target Direct Compensation Mix

Our executive compensation program is predominantly variable and performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of at-risk variable compensation. Target LTI grows proportionately as job responsibilities increase, which encourages our executive officers to focus on McKesson’s long-term success and aligns with the long-term interests of our shareholders. The graphics below illustrate the mix of fixed and variable compensation, and the annual MIP and LTI compensation opportunities we provided to our CEO and other NEOs for FY 2022. These graphics also illustrate the proportion of target direct compensation that is based on Company and share price performance.

FY 2022 CEO Compensation Mix	FY 2022 Other NEOs Compensation Mix

FY 2022 Target Direct Compensation. The Compensation Committee established FY 2022 target direct compensation for our NEOs as shown below. The Compensation Committee takes a number of factors into consideration when setting total target direct compensation, and each of the individual elements, including job responsibilities, time in role, and competitive market data derived from our Compensation Peer Group. Further information on the elements of compensation can be found in the following pages, where each pay element is described more fully.

Name	Base Salary ($)(1)	MIP Target (Annual Incentive) (% of Salary)	MIP Target (Annual Incentive) ($)	Target Long-Term Incentives		Total Target Direct Compensation ($)
				PSUs ($)	RSUs ($)

Brian S. Tyler	1,400,000	175%	2,450,000	7,350,330	4,900,108	16,100,438

Britt J. Vitalone	850,000	115%	977,500	2,100,233	1,400,171	5,327,904

Lori A. Schechter	815,000	100%	815,000	1,563,219	1,042,042	4,235,261

Tracy L. Faber	645,000	100%	645,000	1,050,331	700,183	3,040,514

Nancy Flores	575,000	100%	575,000	870,089	580,023	2,600,112

(1)	FY 2022 base salary figures shown above are as of the end of FY 2022.

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Performance-Based Program with Rigorous Targets

Performance Targets Designed to Reward Stretch Performance

Each year the Compensation Committee establishes performance goals to drive operational performance results and shareholder returns. The committee establishes these performance goals for all our corporate incentive plans, after thorough review and discussion over multiple meetings, to motivate our leaders to deliver a high degree of business performance, while encouraging prudent risk-taking. We structure performance-based compensation to reward an appropriate balance of short-term and long-term financial and strategic business results, with an emphasis on managing the business for long-term results. Target-setting involves a rigorous planning process that considers McKesson’s business objectives, the competitive environment, alignment to shareholders’ interests and other external factors. The committee also considers growth expectations for our competitors, as well as the market outlook for our industry.

Key Considerations in Development of Annual and Long-Term Goals

External Factors	Competitive Environment	McKesson’s Objectives
• Analyst & Shareholder Expectations • Market Outlook • International Trends • Tax Policy • Public Policy	• Competitor Performance • Competitor Plans • Competitive Landscape • Market Growth • Industry Trends	• Historical Performance and Trends • Long Range Planning • Capital Deployment Opportunities • Recent Capital Deployment Decisions • Long Range Corporate Strategy

Target Setting for Annual Plans

We set rigorous annual goals based on Company and industry outlook for the year, historical and projected growth rates for McKesson and its peers, and performance expectations from equity research analysts. The annual incentive plan is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance while encouraging prudent risk-taking. Financial goals for our annual plans consider capital deployment decisions. The Company’s annual operating plan serves as the basis of the annual forward earnings guidance we communicate to investors. The annual operating plan contemplates the prior year’s results and the anticipated business environment. Our projected earnings growth reflects market conditions, which also affect our peer group and analyst forecasts. Cash flow goals are set by focusing on working capital efficiency and in the context of operating plans by business unit. We established performance targets for FY 2022 that reflect the following:

•	Adjusted EPS and Adjusted Operating Profit targets were set to achieve growth over FY 2021 results; and

•	Free Cash Flow target was set in line with the FY 2022 external guidance range, reported at the end of FY 2021, and is consistent with the company’s three-year historical average.

Consistent with prior years, our FY 2022 targets also assumed capital deployment in the form of share repurchases and considered analyst expectations for growth and competitors’ publicly disclosed projected performance as well as public policy.

Target Setting for Long-Term Plans

The Company’s three-year plan considers business strategies that will take longer than 12 months to accomplish and reflects capital deployment, including projected acquisitions, along with other external, public policy and competitive risks, opportunities and challenges. Our FY 2020 — FY 2022 PSU awards were based on three-year cumulative Adjusted EPS, three-year average ROIC and TSR performance relative to a comparator group of companies. The Compensation Committee chose cumulative Adjusted EPS as a metric because it serves as an operational metric – including operating profit growth, tax strategy and capital deployment – that directly correlates to share price performance. Adjusted EPS is also the primary metric underpinning our guidance to investors. ROIC encourages leaders to make sound investments that generate strong returns for shareholders. For the portion of the award tied to rTSR performance, payout at target level continues to require above-median performance at the 55th percentile of the rTSR comparator group. In addition, the number of shares earned for the rTSR portion of the award is capped at the target amount if absolute TSR is negative during the three-year performance period. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile of the rTSR comparator group.

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Each Compensation Element Serves a Unique Purpose

Our executive compensation program seeks to motivate and reward our executive officers to meet and exceed challenging business goals and deliver sustained performance growth. McKesson’s executive compensation program consists of four compensation elements, each of which serves a unique purpose. We provide three direct compensation elements: base salary, annual cash incentive and long-term incentives. The fourth element consists of other compensation and benefits (for example, limited perquisites, severance and change in control benefits). Our incentive plans incorporate metrics that we believe are the key measures of our success and will drive long-term shareholder returns.

We focus on Adjusted EPS in our incentive plans because earnings per share is one of the principal measures used by investors to assess financial performance results and establish a price for the Company’s equity, and it is a central component of our guidance to investors. Adjusted EPS aligns our executives’ interests with the broader set of strategic objectives they are tasked to manage, keeping enterprise value and shareholder interests at the forefront of management decisions on both a short- and long-term basis. Accordingly, Adjusted EPS is included as a key component of both our annual and long-term incentives.

Annual Compensation

Annual compensation is delivered in cash with a substantial portion at risk and contingent on the successful accomplishment of pre-established performance targets.

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and is intended to provide market-competitive pay to attract and retain executives. When considering whether to increase a NEO’s base salary, the Compensation Committee takes into consideration competitive market data derived from our Compensation Peer Group as well as the individual’s performance and experience. Our NEO’s base salaries increased 1.9% to 4.5% over the previous fiscal year, with the exception of Mr. Tyler’s, whose salary increased approximately 12%. Mr. Tyler’s post-adjustment salary approximates median CEO base salary levels within our Compensation Peer Group and reflects his strong performance since his appointment as CEO. This was Mr. Tyler’s first base salary increase since he became CEO in April 2019, when his base salary was set at a level below that of our Compensation Peer Group because it was his first year in the role. Base salary increases for all of our NEOs were effective June 1, 2021.

The table below summarizes FY 2021 and FY 2022 base salaries for our NEOs.

Name	FY 2021 Annual Base Salary ($)	FY 2022 Annual Base Salary ($)

Brian S. Tyler	1,250,000	1,400,000

Britt J. Vitalone	820,000	850,000

Lori A. Schechter	800,000	815,000

Tracy L. Faber	625,000	645,000

Nancy Flores	550,000	575,000

Management Incentive Plan

Overview. The Management Incentive Plan (MIP) is our enterprise annual cash incentive plan. MIP awards are conditioned on the achievement of Company financial and operational performance goals. Based on a competitive market assessment and evaluation of Mr. Tyler’s performance, the Compensation Committee adjusted Mr. Tyler’s FY 2022 MIP target award from 150% to 175% of his base salary to better align with levels in the Compensation Peer Group and in recognition of his strong performance. The maximum MIP payout for executive officers is 200% of target. MIP financial and operational goals are established shortly after the beginning of the fiscal year.

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FY 2022 MIP Performance Metrics. In May 2021, the Compensation Committee selected Adjusted EPS, Adjusted Operating Profit and Free Cash Flow as metrics for the FY 2022 MIP, the same metrics used for the prior fiscal year, as they are key areas of focus to drive our near-term success and advance our long-term strategy. Despite continued uncertainties due to COVID-19, the Compensation Committee aligned FY 2022 MIP targets to our Adjusted EPS outlook. At the time of plan creation, assumptions for our European divestiture activities were not included in the targets. The following summarizes our FY 2022 MIP performance metrics:

•

Adjusted EPS (50% of award). Adjusted EPS is an important driver of share price valuation and shareholder expectations. Consistent with prior years, our FY 2022 targets assumed, among other things, capital deployment in the form of share repurchases. The Compensation Committee applied an Adjusted EPS result of $23.26 for purposes of calculating FY 2022 MIP payouts. A related metric, three-year Cumulative Adjusted EPS, is used as a metric for Performance Stock Units. Adjusted EPS is highly relevant in both short- and long-term contexts, and the Compensation Committee believed it was useful to measure Adjusted EPS across both periods with greater economic opportunity in the long-term portion of the program to ensure that short-term gains are not sought at the expense of long-term performance. See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. generally accepted accounting principles (GAAP) to the Adjusted EPS result used for incentive payout purposes.

•

Adjusted Operating Profit (25% of award). Adjusted Operating Profit (AOP) rewards focus on operational performance and profitability. The Compensation Committee applied an AOP result of $4,755 million for purposes of calculating the FY 2022 MIP payouts. See Appendix A to this proxy statement for a reconciliation of operating profit as reported under U.S. GAAP to the AOP result used for incentive payout purposes.

•

Free Cash Flow (25% of award). Free Cash Flow (FCF) fuels our portfolio approach to capital deployment. The Compensation Committee applied a FCF result of $3,899 million for purposes of calculating FY 2022 MIP payouts. Cash flow is highly relevant in both short- and long-term contexts, as it measures effective generation and management of cash. Our FY 2022 FCF target was set in line with the FY 2022 external guidance range, reported at the end of FY 2021, and is consistent with the company’s three-year historical average. See Appendix A to this proxy statement for a reconciliation of operating cash flow as reported under U.S. GAAP to the FCF result used for incentive payout purposes.

The following summarizes the FY 2022 MIP payout formula. As is the case for all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

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The table below summarizes MIP payouts to our NEOs for FY 2022:

Name	Eligible Earnings	X	MIP Target (%)	=	MIP Target Award ($)	X (	Adjusted EPS Result (%) 50% Weight	+	AOP Result (%) 25% Weight	+	FCF Result (%) 25% Weight	) =	FY 2022 MIP Payout ($)

Brian S. Tyler	1,375,000		175%		2,406,250		200%		200%		100%		4,210,938

Britt J. Vitalone	845,001		115%		971,751		200%		200%		100%		1,700,564

Lori A. Schechter	812,500		100%		812,500		200%		200%		100%		1,421,875

Tracy L. Faber	641,667		100%		641,667		200%		200%		100%		1,122,917

Nancy Flores	570,834		100%		570,834		200%		200%		100%		998,960

Long-Term Incentive Compensation

Long-term incentive (LTI) compensation is a critical component of our executive compensation program. It is in our shareholders’ interests that our executives foster a long-term view of the Company’s financial results. Long-term incentives are also an important retention tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors with sustained shareholder value creation.

For FY 2022, the Company’s LTI compensation program for NEOs included two award opportunities:

•	Performance Stock Units (60% of target LTI value)

•	Restricted Stock Units (40% of target LTI value)

Performance Stock Unit Program

Overview. The Performance Stock Unit (PSU) program is a long-term equity incentive program with payouts conditioned on achievement against pre-established performance goals. A new three-year performance period begins each fiscal year, and PSU performance goals and the target awards for our executive officers are established shortly after the beginning of the performance period.

FY 2020 — FY 2022 PSU Performance Metrics. In May 2019, the Compensation Committee established three-year Cumulative Adjusted EPS, three-year average Return on Invested Capital (ROIC) and the Company’s Total Shareholder Return (TSR) relative to a comparator group as the performance metrics for FY 2020 — FY 2022 PSU payouts. The following summarizes our FY 2020 — FY 2022 PSU performance metrics:

•

Cumulative Adjusted EPS (50% of payout). Cumulative Adjusted EPS was selected as a metric because of the importance of earnings as a driver of share price valuation and shareholder expectations. Consistent with prior performance periods, our Cumulative Adjusted EPS target assumed, among other things, capital deployment in the form of share repurchases. For FY 2020 — FY 2022, the Compensation Committee applied a Cumulative Adjusted EPS result of $50.52 for purposes of calculating PSU payouts. A related metric, one-year Adjusted EPS, is used as a metric for the Management Incentive Plan. Adjusted EPS is highly relevant in both short- and long-term contexts, and the Compensation Committee believed it was useful to measure Adjusted EPS across both periods, with greater economic opportunity in the long-term portion of the program to ensure that short-term gains are not sought at the expense of long-term performance. See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. GAAP to the Adjusted EPS result used for incentive payout purposes.

•

Average ROIC (25% of payout). Return on Invested Capital (ROIC) measures the Company’s ability to create value by generating a return that is above our weighted average cost of capital. Adjusted three-year average ROIC measures, as a percentage, the average of our annual NOPAT divided by average invested capital over the three-year performance period. NOPAT is defined as adjusted operating profit, referenced in Appendix A, excluding interest income and net of taxes. Average invested capital is defined as the average of beginning and ending net assets adjusted for debt and other items. For FY 2020 — FY 2022, the Compensation Committee applied a three-year average ROIC result of 13.42% for purposes of calculating PSU payouts. Consistent with prior years, we excluded the Change Healthcare joint venture in determining this result for payouts for all plan participants.

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•

Total Shareholder Return (25% of payout). TSR is calculated as share price appreciation (or reduction) over the performance period, including reinvestment of dividends when paid, divided by the share price at the beginning of the period; provided, that the stock price we use at the beginning and at the end of the period is the average closing price of Company common stock over the 30-day period preceding the applicable date. At the end of the performance period, performance is determined by ranking the Company’s TSR against the TSR of the companies in our FY 2020 — FY 2022 relative TSR comparator group, described below. Payout at target level continues to require above-median performance at the 55th percentile of the rTSR comparator group. In addition, the number of shares earned is capped at the target amount if absolute TSR is negative during the three-year performance period. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile of the rTSR comparator group. Upon certification of the result, participants receive shares of Company common stock if the performance threshold is met. For FY 2020 — FY 2022, our TSR was at the 92nd percentile relative to our relative TSR comparator group over the three-year period ending March 31, 2022, and the Compensation Committee applied this result for purposes of calculating PSU payouts.

Based on these results, our NEO participants received 195% of their target FY 2020 — FY 2022 PSUs. When a metric’s result falls between reference points, we use linear interpolation to determine the result. Ms. Flores was hired during FY 2020 and was not awarded FY 2020 — FY 2022 PSUs.

The table below summarizes PSU payouts for our NEOs for the FY 2020 — FY 2022 performance period:

Name(1)	FY 2020 — FY 2022 Target PSUs (#)	X	(	Cumulative Adjusted EPS Result (%) 50% Weight	+	Average ROIC Result (%) 25% Weight	+	Relative TSR Result (%) 25% Weight	)	=	FY 2020 — FY 2022 Earned PSUs (#)

Brian S. Tyler	43,038			191%		200%		200%			83,924

Britt J. Vitalone	13,075			191%		200%		200%			25,496

Lori A. Schechter	11,354			191%		200%		200%			22,140

Tracy L. Faber(2)	3,748			191%		200%		200%			7,309

Tracy L. Faber(3)	1,730			191% (67% Weight)		200% (33% Weight)		N/A			3,356

(1)	Ms. Flores was hired during FY 2020 and was not awarded FY 2020 — FY 2022 PSUs.

(2)

Ms. Faber was awarded 3,748 PSUs in November 2019 in connection with her promotion to the position of Executive Vice President and Chief Human Resources Officer, which are subject to the same performance goals as other NEO awards described above.

(3)	In May 2019, prior to becoming an executive officer, Ms. Faber was awarded FY 2020 — FY 2022 PSUs with performance metrics consisting of 67% Cumulative Adjusted EPS and 33% Average ROIC.

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FY 2020 — FY 2022 Relative TSR Comparator Group. For the FY 2020 — FY 2022 PSU awards, the Compensation Committee approved a relative TSR comparator group originally comprised of 15 public companies that served as a representative index of our most direct competitors and healthcare supply chain indicator companies. Two companies were subsequently removed from the comparator group due to corporate transactions, reducing the comparator group to 13 companies. The committee reaffirmed that this comparator group of companies more closely aligns with our core business operations than the Compensation Peer Group listed on page 46, which more closely aligns with the market for our executive talent.

The relative TSR comparator group includes seven companies in the Compensation Peer Group that are considered McKesson’s most direct competitors based on their talent pool, size and business focus, as well as six companies that are not viewed as competitors for talent, but are in at least two of the following categories: (i) companies with extensive business overlap; (ii) companies with similar market exposure; (iii) the largest pure play manufacturers representative of the pharmaceutical industry; and/or (iv) manufacturers with large generic pharmaceutical market presence.

These criteria ensure that our relative TSR comparator group serves as a diversified representation of companies in McKesson’s supply chain and broader healthcare ecosystem and acts as an appropriate gauge of overall Company performance.

FY 2020 — FY 2022 Relative TSR Comparator Group(1)(2)
AmerisourceBergen Cardinal Health CVS Health Henry Schein Johnson & Johnson	Kroger Owens & Minor Pfizer Rite Aid Sanofi	Teva Pharmaceutical Viatris (formerly Mylan)(3) Walgreens Boots Alliance

(1)	The comparator group includes seven companies that are also included in the Compensation Peer Group.

(2)

In December 2019, Diplomat Pharmacy was acquired by UnitedHealth Group Inc. and in August 2021, UDG Healthcare was acquired by Clayton, Dubilier & Rice, LLC, resulting in their removal from the comparator group.

(3)	In November 2020, Mylan merged with Upjohn, a division of Pfizer, to form Viatris.

FY 2022 — FY 2024 PSU Performance Metrics. PSUs comprise 60% of the target LTI award granted in FY 2022, and will be earned based on Cumulative Adjusted EPS (50%), three-year average Return on Invested Capital (ROIC) (25%) and TSR relative to a comparator group (25%). The Compensation Committee believes that the combination of Cumulative Adjusted EPS, three-year average ROIC and relative TSR will drive value creation and ensure alignment with shareholders. Consistent with the FY 2020 — FY 2022 and FY 2021 — FY 2023 PSU awards, the comparator group for this performance period includes 13 of our most direct competitors and healthcare supply chain indicator companies listed above. The Company must achieve above-median performance (55th percentile) relative to the comparator group to earn a target payout for the rTSR portion of the award. If the Company’s TSR is negative for the performance period, then the rTSR result is capped at target regardless of ranking relative to the comparator group. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile. The payout formula illustrated below applies to all NEOs:

We generally do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

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             EXECUTIVE COMPENSATION

FY 2022 — FY 2024 Performance Stock Unit Awards. At its May 2021 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee approved FY 2022 — FY 2024 PSU target awards for our NEOs as follows:

Name	FY 2022 — FY 2024 PSUs (#)	FY 2022 — FY 2024 PSU Grant Value ($)(1)

Brian S. Tyler	36,013	7,350,330

Britt J. Vitalone	10,290	2,100,233

Lori A. Schechter	7,659	1,563,219

Tracy L. Faber	5,146	1,050,331

Nancy Flores	4,263	870,089

(1)

A portion of the grant date fair value of PSU awards was determined by an independent third party using a Monte Carlo simulation model because the performance goals applicable to the PSU awards include a combination of operational and market-based (rTSR) criteria.

Restricted Stock Units

Overview. Restricted Stock Unit (RSU) awards are time-vested equity grants that generally vest one-third on each of the first three anniversaries of the grant date. RSU awards directly align the interests of executives with those of shareholders by tying long-term incentive compensation value to Company share price performance. The Compensation Committee determines the proportion of total target long-term incentives that will be awarded as RSUs by considering the balance of cash and equity in our annual and long-term incentive plans, our strategic and operational objectives, the responsibilities of our NEOs, a review of similar grants made at companies in our Compensation Peer Group and other factors the committee deems relevant.

FY 2022 Restricted Stock Unit Awards. At its May 2021 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee granted FY 2022 RSU awards to our NEOs as follows:

Name	FY 2022 RSUs (#)	FY 2022 RSU Grant Value ($)(1)

Brian S. Tyler	24,998	4,900,108

Britt J. Vitalone	7,143	1,400,171

Lori A. Schechter	5,316	1,042,042

Tracy L. Faber	3,572	700,183

Nancy Flores	2,959	580,023

(1)	The RSUs awarded in May 2021 were granted at a fair market value of $196.02 per unit.

Other Compensation and Benefits

The Company provides an array of benefits to all employees. These benefits are comparable to those offered by employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In providing these benefits, both management and the Compensation Committee determined that they are appropriate for the attraction and retention of talent. In addition to the discussion of benefits below, the compensation associated with these benefits is described in footnote 2 to the 2022 Summary Compensation Table.

The Company offers two voluntary nonqualified, unfunded deferred compensation plans: (i) the Supplemental Retirement Savings Plan (SRSP) and (ii) the Deferred Compensation Administration Plan III (DCAP III). The SRSP is offered to all employees, including executive officers, who may be impacted by compensation limits that restrict participation in the McKesson Corporation 401(k) Retirement Savings Plan (401(k) Plan). Participation in DCAP III is offered to all senior-level management and executive-level employees, including our executive officers, and certain additional categories of senior-level professionals who are highly compensated employees.

Our employees, including our executive officers, are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, employee gifts to schools, educational associations or funds and other public charitable organizations are eligible for a foundation match. Our executive officers may also request that the McKesson Foundation make one-time grants to qualifying institutions. In addition, under the Board Service Grant Program, our employees, including our executive officers, may apply to the foundation for an annual gift in recognition of their service on the board of such an organization. All of McKesson’s employees in the U.S. and Canada may also request a matching contribution, without limitation, under the McKesson Foundation’s Disaster Relief matching program, which matches contributions made to applicable public charitable organizations.

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A limited number of other benefits are provided to executive officers, because it is customary to provide such benefits or in the best interest of the Company and its shareholders to do so. We provide access to executive health services, including annual physical examinations, to executive officers and their spouses. The Company provides security services for our CEO, which we believe is reasonable, necessary, and in the best interest of the Company and its shareholders. The Company periodically engages an independent security consultant to conduct a comprehensive study of our security program, which includes an evaluation of the risks to certain executive officers and the need for executive transportation and a residential security system. During FY 2022, we engaged an independent security consultant to evaluate security risks for Mr. Tyler. The independent consultant’s evaluation considered the Company’s size and profile, and its business activities in the industry in which it operates. The Compensation Committee concluded that providing security benefits to Mr. Tyler is both necessary and for the Company’s benefit, to address safety concerns arising directly as a result of his role as the CEO of the Company. We believe Mr. Tyler’s security and safety is integral to the Company’s operations and continued value creation for our shareholders. Our Executive Officer Security Policy requires our CEO to use a corporate aircraft for both business and personal use. The security services provided to our CEO also include the installation of home security. We consider the security measures provided to our executive officers to be a reasonable and necessary expense for the Company’s benefit. In accordance with SEC disclosure rules, the aggregate cost of these services is reported in the 2022 Summary Compensation Table. Beginning with FY 2021, Mr. Tyler assumed the costs of ongoing home security monitoring.

Compensation Peer Group

Peer Selection Process

Each year, the Compensation Committee determines which companies best reflect McKesson’s competitors for customers, shareholders and talent. A key objective of our executive compensation program is to ensure that the total compensation package we provide to our executive officers is competitive with the companies against which we compete for executive talent. The Compensation Committee consults with its independent compensation consultant to develop a compensation peer group of companies to serve as the basis for comparing McKesson’s executive compensation program to the market. The Compensation Committee uses the guiding principles and questions below as a foundational tool to determine McKesson’s Compensation Peer Group.

Guiding Principles for McKesson Peer Selection

Consider Industry to identify companies with similar business model or philosophy

•    Start with direct distribution peers in the healthcare industry

•    Expand to other healthcare peers that might interact with McKesson in its value supply chain

•  Extend search to non-healthcare peers with operationally similar business models (i.e., companies that have a manufacturing, distribution, wholesale and/or retail component)

Consider Size to ensure companies are similar in scope

Consider other Business Characteristics to identify publicly traded companies headquartered in the U.S.

Questions Addressed in Developing an Effective Peer Group

Who are key performance comparators?	• Who is McKesson competing against for customers? • Which companies have similar market demands and influences?

Who are closest competitors for talent?	• Which companies might try to recruit from McKesson? • If McKesson had to replace the executive team, from which companies might it recruit to attract executives with similar capabilities?

Who are the peers from an external perspective?	• Who is McKesson competing against for shareholders? • Who do key analysts name as peers? • Who do current peers name as peers?

FY 2022 Compensation Peer Group and How We Used the Data

Our Company has few direct business competitors, which makes it difficult to create a peer group based on industry codes, revenues or market capitalization alone. The Compensation Committee strives to develop a peer group that best reflects all aspects of McKesson’s complex business. For FY 2022, the committee and its independent compensation consultant used a value supply chain framework to identify companies that may compete with McKesson for executive talent. McKesson’s peers include the following: (i) healthcare companies that may compete or interact with McKesson’s supply chain; (ii) non-healthcare companies that are operationally similar to McKesson or other companies in its supply chain; and (iii) managed care companies.

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             EXECUTIVE COMPENSATION

The committee then considered factors such as revenue and market capitalization to derive an appropriate number of peers within our value supply chain framework. The committee believes our diverse selection of peer group companies provides a better understanding of the evolving and competitive marketplace for executive talent.

The Compensation Committee used data derived from our Compensation Peer Group to inform its decisions about overall compensation, compensation elements, optimum pay mix and the relative competitive landscape of our executive compensation program. The committee used multiple reference points when establishing target compensation levels. The committee did not strive to benchmark any individual compensation component or compensation in the aggregate to be at any specific percentile level relative to the market. Our 21 peer companies below are sorted by revenue and market capitalization. They reflect the Compensation Peer Group utilized by the Compensation Committee at its May 2021 meeting, when it established FY 2022 target direct compensation for our executive officers.

FY 2022 Compensation Peer Group

(1)	Revenues are stated in billions for the most recently completed fiscal year as publicly reported by each company as of May 27, 2022.

(2)	Market capitalizations are stated in billions as of March 31, 2022, the last day of our fiscal year.

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Independent Review Process

The Compensation Committee sets performance goals, payout scales and target award levels for executive officers. The committee also determines incentive payouts for the prior fiscal year based on actual results against performance goals. While performance goals and payout scales are initially developed by senior management and driven by the one-year operating plan and the rolling three-year strategic plan reviewed with the Board, the Compensation Committee has the authority to approve, modify or amend management’s performance goals and payout scale recommendations. Performance goals are selected to be consistent with the operating and strategic plans reviewed, challenged and approved by the Board and information routinely communicated to employees or shareholders by management.

Setting Targets for the Fiscal Year	Mid-Year Review	Assessing Year-End Results

•   Compensation Committee’s independent consultant uses data on the Compensation Peer Group derived from independent surveys and disclosures by public companies to inform the committee of competitive pay levels for executive officers.

•   Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and our EVP & CHRO, develops compensation recommendations for the other executive officers, for approval by the committee.

•   Compensation Committee sets target pay for all executive officers, including our CEO.

•   Compensation Committee examines the design and purpose of all executive compensation pay elements.

•   Compensation Committee reviews and considers feedback from shareholders and proxy advisory firms regarding executive compensation program and policies.

•   Compensation Committee reviews compliance with Stock Ownership Policy.

•   Management updates the committee on performance against incentive plan pre-established targets.

•   Compensation Committee reflects on market trends and emerging practices in executive compensation and application to McKesson.

•   Compensation Committee reviews tally sheets, which display current compensation and estimated separation and change in control benefits.

•   CEO presents an assessment of his individual performance results to the Board and discusses his goals for the new fiscal year.

•   Compensation Committee considers, among other things, regulatory, compliance and legal issues in making executive compensation determinations.

•   Board conducts our CEO’s performance review, discusses his performance in executive session and approves his goals for the new fiscal year.

•   Compensation Committee determines our CEO’s incentive compensation payouts in executive session with input from its independent compensation consultant.

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             EXECUTIVE COMPENSATION

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee may retain and terminate any consultant or other advisor, as well as approve the advisor’s fees and other engagement terms. Each year, the committee evaluates the qualifications, performance and independence of its independent compensation consultant. To ensure it receives independent and unbiased advice and analysis, the committee adopted a formal independence policy certified annually by its compensation consultant.

For FY 2022, the Compensation Committee continued its engagement of Korn Ferry as its independent compensation consultant. As discussed throughout this proxy statement, the Compensation Committee’s independent compensation consultant advises on compensation matters concerning our executive officers. Representatives from Korn Ferry attended all Compensation Committee meetings during FY 2022, participated in executive sessions and communicated directly with committee members. Korn Ferry also provided independent consulting services to the Governance Committee in FY 2022 regarding director compensation. Korn Ferry did not perform any services for management or any other services to the Company other than the services provided to Board committees.

The fees incurred for FY 2022 services provided by Korn Ferry to the Compensation Committee totaled $268,750. During FY 2022, Korn Ferry provided other services to the Company requested by Company management consisting of senior executive searches and management training programs and tools, for fees totaling approximately $217,499. The services requested by Company management were approved by the Chair of the Compensation Committee and were contracted for with members of Korn Ferry that were not part of Korn Ferry’s engagement with the Compensation Committee. The Compensation Committee believes Korn Ferry’s other work for the Company does not raise a conflict of interest and does not impair Korn Ferry’s ability to provide independent advice to the committee concerning executive compensation matters. In reaching its conclusion, Compensation Committee members took into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards.

Role of Management

Our CEO provides the Compensation Committee with pay recommendations for executive officers other than himself. The Compensation Committee, with input from the committee’s independent compensation consultant, determines our CEO’s compensation in executive session. Our Executive Vice President and Chief Human Resources Officer attends committee meetings to provide perspective and expertise relevant to the agenda. Management supports the committee’s activities by providing analyses and recommendations as requested. Management also reports to the committee on a regular basis regarding feedback received in the course of year-round shareholder engagement.

Information on Other Compensation-Related Topics

Severance and Change in Control Benefits

Our Severance Policy for Executive Employees (Executive Severance Policy) affords benefits to selected management employees, including our executive officers. We provide severance benefits to give executives a measure of financial security following the loss of employment, and to protect the Company from competitive activities after the departure of certain executives. We believe these benefits are important to attract and retain executives in a highly competitive industry. This policy applies if an executive officer is terminated by the Company for reasons other than for cause and the termination is not covered by the Company’s Change in Control Policy for Selected Executive Employees (CIC Policy).

Our 2013 Stock Plan and award agreements include change in control provisions which provide for “double-trigger” vesting upon an involuntary or constructive termination of employment following a change in control. Our CIC Policy provides for severance benefits to selected management employees in the event of an involuntary or constructive termination of employment occurring in connection with a change in control. We believe our CIC Policy is in our shareholders’ best interest, so that senior management can remain focused on important business decisions and not on how a potential transaction may affect them personally. The CIC Policy is administered by the Compensation Committee and benefits are consistent with current market practice. More detailed descriptions of the Executive Severance Policy and the CIC Policy are provided below at “Executive Severance Policies.”

Stock Ownership Policy

The Company has robust guidelines for stock ownership by executive officers. Our CEO’s ownership requirement is six times base salary, and the ownership requirement for each of the Company’s other executive officers is three times base salary. Stock options and PSU target awards do not count toward ownership under the policy. The Company reserves the right to

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restrict sales of the underlying shares of vesting equity awards if executives fail to meet the ownership requirements specified in our Stock Ownership Policy. Additionally, executives are required to hold 75% of the net after-tax shares issued upon the vesting or exercise of an award until the policy’s requirements are met. Once the requirement is met, executives must maintain that level of ownership or again be subject to the 75% holding requirement. Members of our Board are also subject to stock ownership guidelines, which are summarized above at “Director Compensation — Equity Compensation.”

The Compensation Committee reviews executive officer compliance with our Stock Ownership Policy each year. As of March 31, 2022, all NEOs satisfied their stock ownership requirement.

Name	Stock Ownership Policy
	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executives in Dollars(2)

Brian S. Tyler	6	8,400,000	18.8	26,308,680

Britt J. Vitalone	3	2,550,000	17.3	14,667,738

Lori A. Schechter	3	2,445,000	18.4	15,025,884

Tracy L. Faber	3	1,935,000	6.0	3,856,159

Nancy Flores	3	1,725,000	5.8	3,310,203

(1)	NEO ownership is stated as of March 31, 2022, using FY 2022 salary levels. The ownership requirement may be met through any combination of the following:

•

Direct stock holdings of the Company’s common stock, including shares held in a living trust, a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;

•	Shares of the Company’s common stock held in the 401(k) Plan;

•	Shares of the Company’s common stock underlying outstanding restricted stock and restricted stock unit awards; and/or

•	Shares of the Company’s common stock underlying restricted stock units that are vested and deferred under a Company-sponsored deferral program.

(2)	Based on the $306.13 closing price of the Company’s common stock as reported by the NYSE on March 31, 2022.

Insider Trading Policy

The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not: buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information; buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage in hedging transactions through the use of certain derivatives, such as put and call options involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which follow our quarterly earnings releases.

Anti-Hedging and Pledging Policy

The Company’s anti-hedging and pledging policy applies to all directors and executive officers. The policy prohibits these individuals from engaging in any hedging transaction with respect to Company securities. These individuals are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are also prohibited under our insider trading policy, as described above.

Equity Grant Practices

The Company has a written equity grant policy which generally prohibits the grant of equity awards when the Company’s directors or employees may be in possession of material non-public information. When the Compensation Committee meeting occurs shortly following our public announcement of earnings, the grant date is the same day as the committee meeting.

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             EXECUTIVE COMPENSATION

Otherwise, in most situations, the grant date is postponed until the third trading day following the release of our earnings results. The Company’s annual grants generally occur at the end of May each year, close in time to our public announcement of financial results for the prior completed fiscal year and publication of our forward estimate of earnings for the current fiscal year.

The annual PSU program has a three-year performance period and the shares that are earned are not subject to any further vesting conditions. RSU awards generally vest over three years. The Company has discontinued for the time being the grant of stock options in our compensation programs, but stock options having a contractual term of seven years are still outstanding. The Company’s equity grant policy states that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock on the date of grant. Under the terms of our 2013 Stock Plan, stock option re-pricing is not permitted without shareholder approval.

Tax Deductibility and Considerations for Compensation Design

Prior to its amendment in 2017, IRC Section 162(m) generally provided that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer, unless the compensation qualified as performance-based compensation meeting specified criteria, including shareholder approval of the material terms of applicable plans. Tax legislation enacted in 2017 expanded the scope of IRC Section 162(m) to include the chief financial officer in the group of covered executive officers, and repealed the exemption for performance-based compensation, in each case for tax years beginning after December 31, 2017. Accordingly, compensation in excess of $1,000,000 per year paid to our covered executive officers beginning with FY 2019 (which was our first tax year beginning after December 31, 2017) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place prior to November 2, 2017.

Due to the continued importance and benefit to the Company and our shareholders of awarding compensation that is structured to properly incentivize our executive team, the Compensation Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses.

Compensation Recoupment Policy

The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability which discourages conduct detrimental to the Company’s sustainable growth. Our Compensation Recoupment Policy (Recoupment Policy) was amended by the Compensation Committee on January 28, 2020, to provide for potential recoupment of incentive compensation granted after that date, in the event that the committee determines that an employee has engaged in conduct not in good faith that causes reputational harm to McKesson or any of its subsidiaries or affiliates. Our Recoupment Policy is incorporated by reference into all of our incentive plans, including those plans in which our NEOs participate.

Under the Recoupment Policy, the Company may recover, or “claw back,” incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that in turn would require the Company to file a restatement of its audited financial statements with the SEC to correct an error; (ii) receives incentive compensation based on an inaccurate financial or operating measure that when corrected causes significant harm to the Company; or (iii) engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the detriment of the Company’s financial results as filed with the SEC. In addition, if the Compensation Committee determines that an employee has engaged in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of McKesson or any of its subsidiaries or affiliates, then the committee may recover incentive compensation, after consideration of factors it deems appropriate, such as, for example, the passage of time since the occurrence of the act and any pending or threatened legal proceeding relating to the employee’s conduct.

If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any compensation received from the vesting or exercise of equity-based awards occurring within the last 12 months. The Company will publicly disclose the results of any deliberations about whether to recoup compensation from an executive officer under the Recoupment Policy unless, in individual cases and consistent with any legally mandated disclosure requirements, the Board or the Compensation Committee concludes that legal or privacy concerns would prevent such disclosure.

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Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

Compensation Committee of the Board of Directors

Linda P. Mantia, Chair

Richard H. Carmona, M.D.

Donald R. Knauss

Edward A. Mueller

Kathleen Wilson-Thompson

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the five independent directors listed above. No member of the Compensation Committee is, or was during FY 2022, a current or former officer or employee of the Company or any of its subsidiaries. Additionally, during FY 2022, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

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             EXECUTIVE COMPENSATION

2022 Summary Compensation Table

The table below provides information regarding compensation and benefits earned by: (i) our Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; (iii) the three other most highly compensated executive officers, in each case, serving as of March 31, 2022 (collectively, our Named Executive Officers or “NEOs”):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)

Brian S. Tyler Chief Executive Officer	2022	1,375,000	-0-	12,250,438	4,210,938	315,706	18,152,082
	2021	1,177,083	-0-	11,500,289	1,602,813	559,888	14,840,073
	2020	1,250,000	-0-	9,875,191	3,654,000	656,279	15,435,470

Britt J. Vitalone Executive Vice President and Chief Financial Officer	2022	845,001	-0-	3,500,404	1,700,564	87,763	6,133,732
	2021	792,667	-0-	3,250,313	1,451,567	43,751	5,538,298
	2020	813,333	-0-	3,000,058	1,426,683	57,208	5,297,282

Lori A. Schechter Executive Vice President, Chief Legal Officer and General Counsel	2022	812,500	-0-	2,605,261	1,421,875	429,141	5,268,777
	2021	773,333	-0-	2,605,244	1,242,233	305,657	4,926,467
	2020	800,000	-0-	2,605,167	1,813,010	94,734	5,312,911

Tracy L. Faber Executive Vice President and Chief Human Resources Officer	2022	641,667	-0-	1,750,514	1,122,917	67,383	3,582,481
	2021	604,167	-0-	1,750,361	680,667	60,453	3,095,648
	2020	533,708	-0-	1,300,266	676,927	51,340	2,562,241

Nancy Flores Executive Vice President, Chief Information Officer and Chief Technology Officer	2022	570,834	-0-	1,450,112	998,960	35,100	3,055,006

(1)

Amounts shown represent the aggregate grant date fair value of stock-based awards calculated in accordance with ASC Topic 718. These values do not include estimated forfeitures and may not reflect compensation actually received by our executive officers. The assumptions used to calculate the value of these awards can be found in Financial Note 5 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC on May 9, 2022. For awards that are not subject to performance conditions, such as stock options, the maximum award levels would not result in awards greater than disclosed in the table above. For awards that are subject to performance conditions, such as PSUs, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.

The following represents the aggregate value based on the maximum number of shares that may be earned for PSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Tyler, $14,700,661, $13,800,330 and $11,850,129; Mr. Vitalone, $4,200,466, $3,900,543 and $3,600,088; Ms. Schechter, $3,126,437, $3,126,304 and $3,126,254; Ms. Faber, $2,100,662, $2,100,424, and $1,560,206; and Ms. Flores, $1,740,177.

(2)	Amounts shown represent the following with respect to FY 2022:

Matching Contributions to 401(k) Plan and Nonqualified Plans

The amount contributed by the Company to each NEO’s 401(k) Plan account was as follows: Mr. Tyler, $11,600; Mr. Vitalone, $11,600; Ms. Schechter, $11,600; Ms. Faber, $11,600; and Ms. Flores, $11,600.

As described below in the narrative following the 2022 Nonqualified Deferred Compensation Table, the SRSP and the DCAP III provide for matching contributions. The amount contributed by the Company to each NEO’s SRSP account was as follows: Mr. Tyler, $78,713; Mr. Vitalone, $58,663; Ms. Schechter, $41,625; Ms. Faber, $38,233; and Ms. Flores, $0. The amount contributed by the Company to each NEO’s DCAP III account was as follows: Mr. Tyler, $0; Mr. Vitalone, $0; Ms. Schechter, $10,208; Ms. Faber, $0; and Ms. Flores, $0.

Perquisites and Other Benefits

The value provided to each NEO under the Company’s Executive Officer Security Policy was as follows: Mr. Tyler, $156,126; Mr. Vitalone, $0; Ms. Schechter, $0; Ms. Faber, $0; and Ms. Flores, $0. The amount for Mr. Tyler represents the incremental cost of personal use of Company-provided aircraft and the reimbursement of reasonable expenses related to the installation of home security equipment. The Company does not reimburse our NEOs for taxes due on imputed income for items or services provided under the Executive Officer Security Policy.

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•

Company Aircraft: Mr. Tyler is required under our security policy to use the Company’s aircraft for security, productivity and privacy reasons. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Tyler in FY 2022 was $152,619. To calculate this cost, the Company determines the total variable annual operating cost for each aircraft, such as fuel, trip-related maintenance, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost is then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. During FY 2022, due to restrictions on business travel necessitated by the COVID-19 pandemic, there were fewer flights in total, and fewer persons on those flights, which resulted in a higher cost per flight hour. Fixed annual costs that do not change based on usage, such as pilots’ salaries, home hangar expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, and the empty flight is not related to any other business-related travel, this “deadhead” segment is included in the incremental cost calculation for determining personal use.

•

Home Security: The Company paid $3,507 for the installation of home security devices for Mr. Tyler, based on an evaluation performed by an independent security consultant. For a complete description of Mr. Tyler’s security benefit, please refer to the section entitled “Other Compensation and Benefits” on page 44.

The value of financial counseling services provided to each NEO was as follows: Mr. Tyler, $17,500; Mr. Vitalone, $17,500; Ms. Schechter, $17,500; Ms. Faber, $17,500; and Ms. Flores, $17,500.

For Mr. Tyler, Ms. Schechter, Ms. Faber and Ms. Flores, includes $5,000, $5,000, $50 and $6,000, respectively, in matching contributions made by the McKesson Foundation to charitable organizations. For Ms. Schechter, includes $2,500 donated by the McKesson Foundation to a charitable organization in respect of her service as a director of the organization.

For Ms. Schechter, includes $324,687 for the value of relocation expenses paid by the Company to her or on her behalf and $16,021 for income tax gross-ups pursuant to the Company’s relocation policy. Relocation benefits are consistent with the benefits provided to all employees who relocated from California to Texas in connection with the relocation of the Company’s headquarters from San Francisco, California to Irving, Texas.

Mr. Tyler’s International Assignment and Relocation

Mr. Tyler served on international assignment as Chairman of the Management Board of McKesson Europe for approximately two years, ending with his appointment to the position of President and Chief Operating Officer, when Mr. Tyler and his family repatriated to the United States. Our policies on temporary international assignments and tax equalization are designed to mitigate the inconvenience of such an assignment by covering expenses in excess of what the employee would have incurred had the employee remained in their home country. Accordingly, certain benefits are provided on an income tax-free basis to the employee, and the Company provides for tax equalization to ensure that the employee bears a tax burden comparable to their U.S. tax burden on income that is not related to the international assignment. These benefits are provided to all Company employees covered by the policies. For Mr. Tyler, All Other Compensation includes $46,767 for income tax gross-ups paid during FY 2022 pursuant to the Company’s relocation policy.

(3)

For Ms. Schechter, the FY 2021 total includes an additional $19,031 of income tax gross-up payments made in FY 2022 pursuant to the Company’s relocation policy in respect of benefits provided in FY 2021.

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             EXECUTIVE COMPENSATION

2022 Grants of Plan-Based Awards Table

The table below provides information on plan-based awards, stock awards and stock options granted to our NEOs during the fiscal year ended March 31, 2022:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Type of Award	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)

Brian S. Tyler	RSU	5/25/2021							24,998	4,900,108
	PSU	5/25/2021				18,007	36,013	72,026		7,350,330
	MIP		1,203,125	2,406,250	4,812,500

Britt J. Vitalone	RSU	5/25/2021							7,143	1,400,171
	PSU	5/25/2021				5,145	10,290	20,580		2,100,233
	MIP		485,876	971,751	1,943,502

Lori A. Schechter	RSU	5/25/2021							5,316	1,042,042
	PSU	5/25/2021				3,830	7,659	15,318		1,563,219
	MIP		406,250	812,500	1,625,000

Tracy L. Faber	RSU	5/25/2021							3,572	700,183
	PSU	5/25/2021				2,573	5,146	10,292		1,050,331
	MIP		320,834	641,667	1,283,334

Nancy Flores	RSU	5/25/2021							2,959	580,023
	PSU	5/25/2021				2,132	4,263	8,526		870,089
	MIP		285,417	570,834	1,141,668

(1)

Amounts shown represent the range of possible cash payouts under the MIP for the FY 2022 performance period. Amounts actually earned under the FY 2022 MIP are included in the 2022 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the MIP is provided above in the section titled “Each Compensation Element Serves a Unique Purpose.”

(2)

Amounts shown for PSUs represent the range of possible awards for the FY 2022 — FY 2024 performance period that the Compensation Committee determined at its May 2021 meeting with respect to annual PSU awards. Payout decisions for these PSU awards will be determined in May 2024.

(3)	Amounts shown for MIP represent 50% of the target payout for FY 2022, which is the threshold award payout.

(4)	Amounts shown for the annual PSUs represent 50% of the target payout for the FY 2022 — FY 2024 performance period, which is the threshold award payout.

(5)

Amounts shown reflect the aggregate grant date fair values of RSU and PSU awards computed in accordance with ASC Topic 718, and do not reflect actual realized values. A portion of the grant date fair value of PSU awards was determined by an independent third party using a Monte Carlo simulation model because the performance goals applicable to the PSU awards include a combination of operational and market-based (rTSR) criteria.

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2022 Outstanding Equity Awards Table

The table below provides information on option awards and stock awards held by our NEOs as of March 31, 2022:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian S. Tyler	21,752	—	237.86	5/26/2022	85,727	26,243,607	231,496	70,867,870
	37,083	—	182.77	5/24/2023
	34,713	—	159.00	5/23/2024
	18,972	6,324	144.43	5/30/2025
	7,329	2,443	123.99	8/2/2025
Britt J. Vitalone	—	6,324	144.43	5/30/2025	33,175	10,155,863	67,428	20,641,734
Lori A. Schechter	—	5,488	144.43	5/30/2025	29,785	9,118,082	54,572	16,706,126
Tracy L. Faber	4,482	—	182.77	5/24/2023	12,596	3,856,013	32,455	9,935,449
	2,893	—	159.00	5/23/2024
	2,108	703	144.43	5/30/2025
Nancy Flores	—	—	—	—	5,373	1,644,836	17,396	5,325,437

(1)	Stock options have a seven-year term and generally vest 25% on the first four anniversaries of the grant date, subject to continued employment with the Company.

(2)	Stock awards vest as follows:

For Mr. Tyler, 21,582 shares on May 21, 2022; 26,923 shares on May 25, 2022; 10,278 shares on May 26, 2022; 8,333 shares on May 25, 2023; 10,278 shares on May 26, 2023; and 8,333 shares on May 25, 2024.

For Mr. Vitalone, 3,117 shares on May 21, 2022; 19,486 shares on May 25, 2022; 2,905 shares on May 26, 2022; 2,381 shares on May 25, 2023; 2,905 shares on May 26, 2023; and 2,381 shares on May 25, 2024.

For Ms. Schechter, 2,707 shares on May 21, 2022; 18,877 shares on May 25, 2022; 2,328 shares on May 26, 2022; 1,772 shares on May 25, 2023; 2,329 shares on May 26, 2023; and 1,772 shares on May 25, 2024.

For Ms. Faber, 1,895 shares on May 21, 2022; 4,288 shares on May 25, 2022; 1,564 shares on May 26, 2022; 902 shares on November 4, 2022; 1,191 shares on May 25, 2023; 1,565 shares on May 26, 2023; and 1,191 shares on May 25, 2024.

For Ms. Flores, 986 shares on May 25, 2022; 1,207 shares on May 26, 2022; 986 shares on May 25, 2023; 1,207 shares on May 26, 2023; and 987 shares on May 25, 2024.

(3)	Based on the $306.13 closing price of the Company’s common stock as reported by the NYSE on March 31, 2022, the last day of our fiscal year.

(4)

SEC rules require us to disclose the threshold payout amounts for PSU awards outstanding as of the end of the fiscal year, except that if performance during the last completed fiscal year has exceeded threshold performance, the disclosure is based on the next higher performance measure. The value included in this column includes actual payout value with respect to FY 2020 — FY 2022 PSU awards, which exceeded threshold performance levels.

Outstanding PSUs actually earned, if any, will pay out in May 2022, May 2023 and May 2024. The following amounts reflect maximum payouts for FY 2021 — FY 2023 PSUs and FY 2022 — FY 2024 PSUs:

Completion of the three-year PSU performance period ending March 31, 2022 — Mr. Tyler, 83,924 shares; Mr. Vitalone, 25,496 shares; Ms. Schechter, 22,140 shares; and Ms. Faber, 10,665 shares.

Completion of the three-year PSU performance period ending March 31, 2023 — Mr. Tyler, 75,546 shares; Mr. Vitalone, 21,352 shares; Ms. Schechter, 17,114 shares; Ms. Faber, 11,498 shares; and Ms. Flores, 8,870 shares.

Completion of the three-year PSU performance period ending March 31, 2024 — Mr. Tyler, 72,026 shares; Mr. Vitalone, 20,580 shares; Ms. Schechter, 15,318 shares; Ms. Faber, 10,292 shares; and Ms. Flores, 8,526 shares.

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             EXECUTIVE COMPENSATION

2022 Option Exercises and Stock Vested Table

The table below provides information on stock options exercised and stock awards vested with respect to our NEOs during the fiscal year ended March 31, 2022:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian S. Tyler	6,978	61,956	71,785	14,579,253
Britt J. Vitalone	21,322	1,184,373	53,482	10,949,444
Lori A. Schechter	87,673	3,065,085	48,823	10,032,294
Tracy L. Faber	4,534	85,865	9,036	1,790,764
Nancy Flores	-0-	-0-	6,644	1,703,673

(1)	Amount shown represents values realized, calculated as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)

Amount shown represents the aggregate fair market values of the Company’s common stock realized upon the vesting of RSUs. The Company’s RSUs accrue dividend equivalents, the values of which are factored into the grant date fair value of the award. In addition to the amount realized upon vesting of RSUs, participants received a cash payment of dividend equivalents and accrued interest which for Mr. Tyler was $218,822, for Mr. Vitalone was $123,212, for Ms. Schechter was $107,021, for Ms. Faber was $24,369, and for Ms. Flores was $21,068.

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2022 Nonqualified Deferred Compensation Table

The table below provides information on the contributions, earnings and account balances for our NEOs participating in a Company-sponsored nonqualified deferred compensation program. The nonqualified deferred compensation plans referenced in the table below are described in the narrative immediately following the table.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Brian S. Tyler
SRSP Plans	98,391	78,713	36,717	-0-		2,228,371
DCAP Plans	-0-	-0-	72,481	-0-		4,256,970
Dividend Equivalents	-0-	176,972	2,846	218,822	(4)	224,924
Britt J. Vitalone
SRSP Plans	73,328	58,663	4,114	-0-		154,651
DCAP Plans	-0-	-0-	4,226	-0-		112,939
Dividend Equivalents	-0-	78,094	1,145	123,212	(4)	70,359
Lori A. Schechter
SRSP Plans	52,032	41,625	(110,720)	-0-		647,556
DCAP Plans	409,937	10,208	94,227	-0-		5,041,882
Dividend Equivalents	-0-	70,752	1,065	107,021	(4)	61,455
Tracy L. Faber
SRSP Plans	47,792	38,233	5,462	-0-		355,274
DCAP Plans	-0-	-0-	15,262	-0-		896,392
Dividend Equivalents	-0-	23,948	267	24,369	(4)	31,181
Nancy Flores
SRSP Plans	-0-	-0-	-0-	-0-		-0-
DCAP Plans	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	17,023	230	21,068	(4)	11,339

(1)	Amounts shown reflect deferrals into SRSP and/or DCAP III accounts. These amounts are reported as compensation in the 2022 Summary Compensation Table above.

(2)	Amounts shown represent Company contributions to SRSP and/or DCAP III accounts, as well as amounts credited on undistributed dividend equivalents.

(3)	Amounts shown include earnings (or losses) on compensation deferred into the current SRSP and DCAP III plans and their respective predecessor plans.

(4)

Amount shown represents dividend equivalents and interest thereon. All recipients of RSUs, including our NEOs, receive dividend equivalents at the same dividend rate received by the Company’s common stock investors, which is currently $0.47 per share per quarter. Dividend equivalents granted in tandem with RSUs are distributed in cash upon vesting of the related RSUs. Dividend equivalents granted prior to April 28, 2020 are credited with interest at the default interest rate provided under DCAP III, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year. Dividend equivalents granted in tandem with RSUs granted after April 28, 2020 are not credited with interest.

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             EXECUTIVE COMPENSATION

Supplemental Retirement Savings Plan

The SRSP was originally adopted by the Board on January 1, 2005 and is the successor plan to the Supplemental Profit-Sharing Investment Plan (SPSIP), which was frozen effective December 31, 2004. The SRSP includes deferral and distribution provisions intended to comply with IRC Section 409A. The SRSP was most recently amended effective July 30, 2019.

U.S. employees, including NEOs, may elect to participate in the SRSP. Participants may elect to defer, in whole percentages, from 1.0% to 5.0% of covered compensation in excess of the IRC Section 401(a)(17) limit (currently $305,000 per year). “Covered compensation” under this plan includes base salary and MIP payouts. An election to participate in the SRSP remains in effect until the participant informs the plan administrator that he or she wishes to cease participation. In that case, the election to cease participation becomes effective at the beginning of the next calendar year. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of our 401(k) Plan (Company Match). Participants are 100% vested in both the Company Match and their own contributions in the SRSP.

Participants in the SRSP and SPSIP make a distribution election at the time they elect to enroll in the plan. Upon separation from service, distributions may be made in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under the SRSP and the SPSIP are subject to ordinary income taxes.

Accounts in the SRSP are credited with earnings (or losses) based on the employee’s choice of hypothetical investments in certain of the funds offered under our 401(k) Plan. In the event no such hypothetical investment choice is made, interest is credited to the participant’s account at a default interest rate, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year.

Unlike tax-qualified retirement accounts, assets for the payment of benefits under the SRSP and SPSIP are not held in trust. Distributions under these plans are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board on January 1, 2005 and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with IRC Section 409A. The DCAP III was most recently amended effective July 30, 2019.

Participation in DCAP III is offered to all senior-level management and executive-level employees, including our executive officers, and certain additional categories of senior-level professionals who are highly compensated employees. Participants may elect to defer into the DCAP III up to 75% of their annual base salary, and up to 90% of their annual MIP payout. Unlike the SRSP, an employee’s election to participate in the DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to a book account, and credited with earnings (or losses) based on the employee’s choice of hypothetical investments in certain of the funds offered under the 401(k) Plan. In the event no such hypothetical investment choice is made, interest is credited to the participant’s account at a default interest rate, which is 120% of the long-term applicable federal rate published by the IRS for December of the immediately preceding calendar year.

Participants in the DCAP III make a distribution election at the time they elect to defer compensation. Distributions may be made at one or more specified dates in the future or upon separation from service in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under the DCAP plans are subject to ordinary income taxes.

Earnings that are deferred into the DCAP III are not considered “covered compensation” for 401(k) Plan or SRSP purposes, as defined by those plans. No 401(k) Plan or SRSP employee deductions are taken from compensation deferred into the DCAP III. To keep the DCAP III participants whole with respect to their Company Match, an amount is credited to a participant’s DCAP III account equal to 4% of the amount deferred.

As with the SRSP and the SPSIP, assets for the payment of benefits under the DCAP plans are not held in trust. Distributions are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

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Executive Severance Policies

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated April 26, 2022 (Executive Severance Policy), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause” and the termination is not covered by the Company’s CIC Policy, which is described below. Cause has the definition set forth in the Executive Severance Policy, which was included as an exhibit to the Company’s Annual Report on Form 10-K, as filed with the SEC on May 9, 2022. The Executive Severance Policy was amended following the end of FY 2022; accordingly, calculations of the potential benefit under this plan set forth in this proxy statement — which are as of March 31, 2022, the last day of our fiscal year — do not reflect those amendments.

The benefit payable to participants under the Executive Severance Policy is a minimum of 12 months’ base salary, plus one month’s base salary per year of service, up to a maximum of 24 months. Benefits under this plan are paid as salary continuation and are reduced or eliminated by any income the executive receives under the Company’s short-term disability plan. Participants must execute a general release of the Company and its affiliates in order to receive severance benefits. In addition, benefits under the Executive Severance Policy are subject to forfeiture and clawback if (i) the participant violates any restrictive covenant obligation under any Company agreement, plan or policy, (ii) the Company determines that the participant engaged in any certain act or omission during employment that would have entitled the Company to terminate his or her employment for Cause or (iii) as determined by the Compensation Committee in its sole discretion, the participant has engaged in any other conduct not in good faith that is injurious to the Company.

Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the default interest rate applicable to amounts deferred under DCAP III (DCAP Rate) until paid. Pursuant to the Executive Severance Policy, the Company will seek shareholder approval for any future arrangement with a participant whereby the present value of certain cash and other payments exceeds 2.99 times the sum of the participant’s base salary and target bonus.

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated effective January 28, 2020 (CIC Policy), provides for severance payments to eligible executive employees of the Company (including executive officers). Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control.” For purposes of the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or one that is initiated by the participant for “Good Reason.” Cause and Good Reason have the definitions set forth in the CIC Policy, which was included as an exhibit to the Company’s Annual Report on Form 10-K, as filed with the SEC on May 22, 2020. A Change in Control is defined as the occurrence of any change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRC Section 409A.

The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy. Tier one participants (which would include any NEO participating in the CIC Policy) are eligible for a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award). Tier one participants are eligible for Company-paid life insurance for three years, and a taxable cash payment which is sufficient to provide a net amount equal to the participant’s premium for COBRA continuation coverage for three years. CIC Policy severance payments may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Effective January 28, 2020, the Compensation Committee approved amendments to the CIC Policy that include elimination of excise tax gross-ups. In the event that payments and benefits received in connection with a change in control would constitute parachute payments subject to excise tax under IRC Section 4999, payments and benefits will be reduced to the extent necessary to avoid payment of the excise tax, but only if the reduction results in a greater after-tax benefit to the participant.

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             EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following narrative describes potential payments and benefits that may be received by our NEOs or their respective beneficiaries pursuant to existing plans or arrangements under various separation scenarios, including termination of employment or a change in control of McKesson.

Benefits and Payments upon Death or Disability

In the event of (i) death or (ii) termination of employment due to permanent and total disability, which occurs on the first anniversary of the date the executive is unable to perform services, executives are entitled to accelerated vesting of their outstanding options and RSUs, prorated PSU awards and prorated MIP awards. Prorated PSU and MIP payments are made at the end of the performance period when payments are made to other plan participants. Vested stock options remain exercisable for three years, subject to earlier expiration of the option term.

Termination for Cause

Generally, under the Company’s incentive plans and programs, “Cause” means the executive’s willful misconduct and in some cases the executive’s negligent misconduct, which, in any case, is injurious to the Company. The specific consequences of such behavior are reflected in plan documents. In the event of termination for Cause, all obligations or commitments under our incentive plans are canceled or voided, including outstanding equity grants, vested stock options, and MIP awards. However, payments such as accrued but unpaid salary and paid time off are made as required by federal and state laws.

Benefits and Payments upon Voluntary Termination

In the event of voluntary termination, all unvested incentive awards are canceled unless the employee is eligible for certain benefits based on age and service with the Company. Employees whose age plus service equals 65 (65 points) are eligible for prorated MIP awards upon voluntary termination on or after January 1 of the fiscal year. Under the 2013 Stock Plan, all employee participants with at least 65 points have three years to exercise vested stock options following a voluntary termination, subject to expiration of the option term. Employee participants who have attained age 60 with at least 10 years of service are eligible for continued vesting of equity awards following a voluntary termination, and the full term to exercise stock options, provided that the award was granted at least one year before the date of termination.

Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

The Executive Severance Policy covers our executive officers, including our NEOs, and any other employee designated by the Compensation Committee. The Executive Severance Policy is described above under “Executive Severance Policies.” The Executive Severance Policy was amended following the end of FY 2022; accordingly, calculations of the potential benefit under this plan set forth in this proxy statement — which are as of March 31, 2022, the last day of our fiscal year — do not reflect those amendments.

Benefits and Payments upon Involuntary Termination in Connection with a Change in Control

The CIC Policy provides severance benefits to certain selected employees, including our NEOs. The CIC Policy is described above under “Executive Severance Policies.”

Upon a qualifying termination in connection with a Change in Control, 2013 Stock Plan award agreements provide for accelerated vesting of outstanding unvested equity awards. Award agreements under the 2013 Stock Plan provide that upon a Change in Control, PSUs convert into time-based vesting awards based on the greater of target or actual performance under the terms of the awards through the date of the Change in Control. The MIP provides for payment, after the end of the fiscal year in which a Change in Control occurs, equal to the greatest of (i) the target award; (ii) the award payable based on actual performance; or (iii) the average actual award payable to the participant for the prior three years. This MIP award is also payable if the participant’s employment is involuntarily terminated within 12 months after a Change in Control.

The table below sets forth the value of benefits to which NEOs or their beneficiaries may be entitled under the five termination scenarios described above. Unless otherwise noted, the amounts shown assume separation on March 31, 2022 and, where applicable, are calculated using the $306.13 closing price of the Company’s common stock on March 31, 2022, the last day of our fiscal year.

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In the table below, a “-0-” indicates no monetary value is associated with the benefit, while a “–” indicates the NEO is not entitled to the benefit.

Name	Benefit	Benefits and Payments upon Death or Disability ($) (a)	Termination for Cause ($) (b)	Benefits and Payments upon Voluntary Termination ($) (c)	Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason ($) (d)	Benefits and Payments upon Involuntary Termination in Connection with a Change in Control ($) (e)
Brian S. Tyler	Salary Continuation / Severance(1)	—	—	—	2,804,900	11,509,289
	MIP(2)	4,210,938	—	4,210,938	4,210,938	4,210,938
	Value of Stock Vesting(3)	63,319,011	—	—	—	74,523,369
	Value of Options Vesting(3)	1,467,559	—	—	—	1,467,559
	Medical(4)	—	—	—	—	84,588
	Total	68,997,508	—	4,210,938	7,015,838	91,795,743
Britt J. Vitalone	Salary Continuation / Severance(1)	—	—	—	1,702,975	5,613,056
	MIP(2)	1,700,564	—	1,700,564	1,700,564	1,700,564
	Value of Stock Vesting(3)	21,189,706	—	—	—	24,379,275
	Value of Options Vesting(3)	1,022,591	—	—	—	1,022,591
	Medical(4)	—	—	—	—	45,388
	Total	23,912,861	—	1,700,564	3,403,539	32,760,874
Lori A. Schechter	Salary Continuation / Severance(1)	—	—	—	1,225,353	5,368,230
	MIP(2)	1,421,875	—	1,421,875	1,421,875	1,421,875
	Value of Stock Vesting(3)	18,423,822	—	16,887,968	16,887,968	20,860,004
	Value of Options Vesting(3)	887,410	—	887,410	887,410	887,410
	Medical(4)	—	—	—	—	67,632
	Total	20,733,107	—	19,197,253	20,422,606	28,605,151
Tracy L. Faber	Salary Continuation / Severance(1)	—	—	—	1,184,758	3,890,607
	MIP(2)	1,122,917	—	—	—	1,122,917
	Value of Stock Vesting(3)	8,819,299	—	—	—	10,456,176
	Value of Options Vesting(3)	113,675	—	—	—	113,675
	Medical(4)	—	—	—	—	20,689
	Total	10,055,891	—	—	1,184,758	15,604,064
Nancy Flores	Salary Continuation / Severance(1)	—	—	—	672,846	3,464,758
	MIP(2)	998,960	—	—	—	998,960
	Value of Stock Vesting(3)	2,985,074	—	—	—	4,307,555
	Value of Options Vesting(3)	—	—	—	—	—
	Medical(4)	—	—	—	—	23,865
	Total	3,984,034	—	—	672,846	8,795,138

(1)

Amounts shown in column (d) represent salary continuation calculated under the Executive Severance Policy plus six months’ interest accrued at the DCAP Rate, as though payments would be delayed six months to comply with IRC Section 409A. Amounts shown in column (e) represent the lump sum severance benefit calculated under the CIC Policy plus six months’ interest accrued at the DCAP Rate, as though payment would be delayed six months to comply with IRC Section 409A.

(2)	Amounts shown represent actual MIP payouts for FY 2022 as reported in the 2022 Summary Compensation Table on page 52.

(3)

Amounts shown represent the value of unvested stock options, RSUs and PSUs as of March 31, 2022, which would become vested in whole or in part upon certain termination events. Option values are calculated as the difference between the option exercise price and $306.13, the closing price of the Company’s common stock on March 31, 2022, the last day of our fiscal year. The amounts shown for the Value of Stock Vesting in the event of “Involuntary Termination in Connection with a Change in Control” (column (e)) include PSU awards converted to RSUs based on the greater of target and actual performance. PSU awards in this column are shown at (i) actual performance with respect to FY 2020 — FY 2022 PSU awards; and (ii) target performance with respect to PSU awards with in-flight performance periods as of March 31, 2022. For more information on unvested equity awards held by our NEOs, refer to the 2022 Outstanding Equity Awards Table.

(4)	Amounts shown represent three years of premiums for COBRA continuation coverage.

- 2022 Proxy Statement	61

             EXECUTIVE COMPENSATION

CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. As permitted by SEC rules, we used the same median employee this year that we used for our pay ratio disclosure in our 2020 proxy statement, because there has been no change in our global employee population or employee compensation arrangements that we believe would result in a significant impact to the pay ratio. We identified our median employee using our global employee population identified as of January 1, 2020, which included sizable retail pharmacy employee populations in the United Kingdom and Canada. We used annual base pay as our consistently applied compensation measure. For purposes of our CEO pay ratio, our CEO’s compensation is $18,152,082 and our median employee compensation is $62,610. Accordingly, our CEO to median employee pay ratio is 290:1.

Our CEO pay ratio disclosure is a reasonable estimate and may not be comparable to the CEO pay ratio reported by other companies because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions.

Equity Plan Information

The following table sets forth information as of March 31, 2022 with respect to the plans under which the Company’s common stock is authorized for issuance.

Plan Category (In millions, except per share amounts)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	3.0(2)	$175.23	20.4(3)

Equity compensation plans not approved by security holders	—		—

(1)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit (RSU) awards, to which an exercise price does not apply. The weighted average remaining term of outstanding options is 2 years.

(2)	Represents options and RSUs awarded under the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, the 2005 Stock Plan and the 2013 Stock Plan.

(3)	Represents 1,878,088 shares available for purchase under the 2000 Employee Stock Purchase Plan and 18,516,765 shares available for grant under the 2013 Stock Plan.

On July 31, 2013, the Company’s shareholders approved the 2013 Stock Plan. The share reserve under the 2013 Stock Plan included the number of shares then reserved but unissued under the 2005 Stock Plan and the number of shares that became available for reuse under the 2005 Stock Plan following the effective date of the 2013 Stock Plan. No further grants were made under the 2005 Stock Plan after the effectiveness of the 2013 Stock Plan. Stock options granted under the 2013 Stock Plan generally vest over four years and have a term of seven years. Restricted stock units and performance stock units granted under the 2013 Stock Plan have restrictions on transferability and may not be transferred until those restrictions lapse. Awards outstanding under the 2013 Stock Plan will continue to be subject to their terms and conditions.

On July 27, 2005, the Company’s shareholders approved the 2005 Stock Plan which had the effect of terminating, along with other plans for which no further options or rights are outstanding: (i) the 1999 Stock Option and Restricted Stock Plan, which had not been submitted for approval by the Company’s shareholders; and (ii) the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, which had previously been approved by the Company’s shareholders. Prior grants under these plans include stock options, restricted stock and RSUs. Stock options under the terminated plans generally have a ten- year life and vest over four years. Restricted stock and RSUs provide for certain restrictions on transferability and may not be transferred until such restrictions lapse. Each of these plans has outstanding equity grants, which are subject to the terms and conditions of their respective plans, but no new grants will be made under either of these terminated plans.

The material terms of all of the Company’s plans, including those not previously approved by shareholders, are described in accordance with the requirements of the Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” in Financial Notes 1 and 5 of the Company’s consolidated financial statements, and in Part III, Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” of the Company’s Annual Report on Form 10-K filed with the SEC on May 9, 2022. This information is incorporated herein by reference.

62	- 2022 Proxy Statement

ITEM 3.	Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

As required by Exchange Act Section 14A, shareholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of named executive officers (NEOs) as disclosed in this proxy statement. This item, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on compensation for NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs and the objectives, policies and practices described in this proxy statement. Accordingly, you are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends a vote “FOR” this resolution. McKesson plays a critical role in healthcare in normal times, and our highest priorities during the COVID-19 pandemic continue to be delivering critical healthcare supplies, vaccines and medications to address the crisis, while supporting our employees and protecting their health and safety.

We delivered adjusted operating results that exceeded our original expectations, in the face of ongoing uncertainty during the COVID-19 pandemic. Against this backdrop of a dynamic and challenging macroenvironment, our focus on execution against our Company priorities – focus on people and culture, delivering sustainable core growth, streamlining our businesses, and advancing our Oncology and BioPharma services ecosystems – contributed to our strong financial results. True to our core purpose, we continued to support the COVID-19 vaccination effort by focusing on our work with the U.S. government, as a centralized distributor for COVID-19 vaccine and ancillary supplies. Executing against the key priorities of our strategic transformation to a diversified healthcare services company positions us well for long-term sustainable growth.

Our Board believes it is vital to have an executive compensation program that appropriately attracts, retains and incentivizes management while aligning pay with performance, driving long-term value creation and reflecting the views of shareholders. We believe that our executive compensation program aligns with McKesson’s financial results and positions us for continued growth.

Our Board remains deeply concerned by the impact the opioid epidemic is having on families and communities across the U.S., and this public health crisis remains top of mind. We are committed to being part of the solution through protecting the integrity of the pharmaceutical supply chain to ensure availability of appropriate treatments to patients with serious illnesses and injuries. In February 2022, the Company announced that it, along with two other national distributors, determined that there is sufficient participation by states and litigating political subdivisions to proceed with a comprehensive agreement to settle a substantial majority of the opioid lawsuits filed by state and local government entities. In anticipation of this settlement and the related charge that the Company took, the Compensation Committee made significant adjustments to FY 2021 compensation outcomes for McKesson’s executives; following an evaluation of the continued litigation developments, the Compensation Committee concluded that no additional discretionary adjustments were necessary this year.

We were pleased that our executive compensation program was approved by shareholders at the 2021 Annual Meeting of Shareholders with approximately 90% of votes cast in favor of the proposal. This level of support validated the approach we took to adjusting FY 2021 compensation outcomes, as well as our stated intention not to take additional action in the future, unless there is a material change in circumstances. We appreciate our shareholders’ continued support of our executive compensation program, and we are committed to soliciting input and feedback to ensure we meet ongoing shareholder expectations regarding our compensation practices.

While the advisory vote is not binding on the Company, our Board and our Compensation Committee value the diverse perspectives of our shareholders, and will review and consider the voting results when evaluating our executive compensation program. Throughout the year, we carefully consider our shareholders’ input and feedback in evaluating our executive compensation program, and work diligently to implement changes that we believe are in the best interests of our shareholders. Since 2011, we have provided for an annual advisory vote on compensation of our NEOs. We believe that the FY 2022 pay outcomes demonstrate our pay-for-performance philosophy, are consistent with shareholder feedback, and ensure that our leadership team is aligned with our strategic goals.

- 2022 Proxy Statement	63

ITEM 4.	Approval of our 2022 Stock Plan

Your Board recommends a vote FOR the 2022 Stock Plan.

On April 27, 2022, following the recommendation of the Compensation Committee, the Board of Directors adopted the 2022 Stock Plan (2022 Plan), subject to shareholder approval. If approved, the 2022 Plan would be the successor to our 2013 Stock Plan (2013 Plan), which has a 10-year term expiring in 2023.

The 2022 Plan is designed to provide stock-based compensation to our employees and non-employee members of our Board so that we may effectively attract and retain the best available personnel, promote our success by motivating our employees and non-employee members of our Board to superior performance, and promote close alignment between the interests of our employees, non-employee members of our Board and shareholders.

If the 2022 Plan is not approved by our shareholders and a new equity incentive plan is not implemented before the 2013 Plan expires, we are likely to be compelled to significantly increase the cash component of employee and non-employee director compensation, which may not align the interests of our non-employee directors, executives and other participants with those of our shareholders as effectively as equity incentive awards.

Calculation of Share Reserve for the 2022 Plan

The aggregate number of shares reserved for issuance under the 2022 Plan is 5,000,000 shares minus the number of shares subject to any award granted under the 2013 Plan after the Record Date and prior to the date on which we register the offering of shares available under the 2022 Plan, which registration we expect to occur in early August 2022.

We commit that we will grant no more than 8,000 shares between the Record Date and the registration date. Each full value award granted during this period will reduce the reserve under the 2022 Plan by 3.5 shares, and we will not grant any stock options between these dates. Once we have registered the offering of shares under the 2022 Plan on Form S-8, no further awards will be granted under the 2013 Plan and the remaining share reserve will be canceled. Based on our current practice, we expect that the proposed share reserve under the 2022 Plan will allow us to continue to grant equity awards for approximately four to five years.

In connection with the design and adoption of the 2022 Plan, our Board and Compensation Committee carefully considered our anticipated future equity needs, our historical equity compensation practices and the advice of the Compensation Committee’s independent compensation consultant. To assist with determining a share reserve for the 2022 Plan, management reviewed institutional shareholders’ guidelines as well as those of major proxy advisory services, and utilized subject matter experts to provide analysis. The calculation of the share reserve took into account, among other things, our stock price and volatility, institutional shareholders’ and proxy advisors’ standards for share burn rate and overhang in our industry, and the effect of our share repurchase program. The results of this analysis were presented to our Compensation Committee and our Board of Directors for their consideration of the requested share reserve.

Based on management projections, we would expect to use approximately 110,000 shares of the 2022 Plan reserve during the remainder of FY 2023 and approximately 900,000 shares of the reserve in each of FY 2024 and FY 2025. The number of shares used in any fiscal year is subject to variance based on many factors, including our Compensation Committee’s decisions on program design and performance, the market price of our common stock and the possibility of an increase in eligible employees due to corporate acquisitions.

Historical Award Information

The following table shows certain key measurements of our use of stock-based incentives over the past three fiscal years.

•

Our three-year average equity run rate of 0.39% demonstrates our sound approach to the grant of equity incentive compensation and our commitment to aligning our equity compensation program with the interests of our shareholders.

•

Notably, the modest historical dilution to our shareholders as a result of our equity compensation program (as measured by our equity run rate and overhand) has been offset in large part due to our open market share repurchases during the same period.

•

We are committed to limiting shareholder dilution from our equity compensation program. Over the past three fiscal years, our overhang has averaged 13.17%. If the 2022 Plan is approved by our shareholders, our overhang would be 4.73%.

64	- 2022 Proxy Statement

             ITEM 4. APPROVAL OF OUR 2022 STOCK PLAN

Key Measurement	FY 2022	FY 2021	FY 2020

Equity run rate(1)	0.51%	0.17%	0.49%

Dilution(2)	14.83%	15.11%	15.59%

Overhang(3)	12.91%	13.12%	13.48%

(1)

Equity run rate is calculated by dividing (x) net share-based awards (actual grants less cancellations, terminations or forfeitures) for the fiscal year by (y) the total number of shares of Company common stock outstanding at the end of the fiscal year.

(2)

Dilution is calculated by dividing (x) the sum of (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus (ii) the number of shares available for future grants by (y) the number of shares outstanding at the end of the fiscal year.

(3)

Overhang is calculated by dividing (x) the sum of all share-based awards outstanding and available for grant as of the end of the fiscal year, taking into account the 3.5 to one share counting provision for full share awards under the 2013 Plan (the “Total Awards”) by (y) the sum of the total number of shares of Company common stock outstanding as of the end of the fiscal year plus the Total Awards.

Additional Equity Plan Information

The following table provides certain additional information as of May 27, 2022 regarding our equity compensation plans, excluding the 2000 Employee Stock Purchase Plan:

Total Shares Subject to Outstanding Stock Options	513,780

Weighted Average Exercise Price of Outstanding Stock Options	$157.27

Weighted Average Remaining Duration of Outstanding Stock Options	2.19 years

Total Restricted Stock Units (including target PSUs) Outstanding	2,129,623

Total Shares Available for Grant Under the 2013 Stock Plan (no shares are available for grant under other stock incentive plans)	17,640,083

Considerations for Approval of the 2022 Plan

The 2022 Plan incorporates certain corporate governance best practices to further align our equity compensation program with the interests of our shareholders. The following is a list of some of these best practices, which are intended to protect the interests of our shareholders:

•

The aggregate number of shares reserved for issuance under the 2022 Plan will be 5,000,000 shares minus the number of shares subject to any award granted under the 2013 Plan after the Record Date and prior to the date on which we register the offering of shares available under the 2022 Plan (expected to occur early August, 2022).

•	If the 2022 Plan is approved by our shareholders, no further awards will be granted under the 2013 Stock Plan following the date on which we register the offering of shares on Form S-8.

•

The 2022 Plan permits payout of dividends and dividend equivalents only if and when the underlying award vests. We do not accrue or pay dividend equivalents with respect to stock options or stock appreciation rights.

•	The 2022 Plan provides for individual limits on the number of shares that may be made subject to awards.

•	The 2022 Plan provides that no non-employee director may receive more than an aggregate $750,000 of annual compensation, including cash and equity compensation.

•	Award agreements provide for “double-trigger” vesting of assumed or substituted awards upon a qualifying termination of employment in connection with a change in control.

•	Our Compensation Recoupment Policy (see “Compensation Discussion and Analysis – Compensation Recoupment Policy”) is incorporated into each award granted under the 2022 Plan.

•	Award agreements further provide for forfeiture of awards and compensation claw backs upon violation of restrictive covenants.

•	Repricing and option exchange programs are prohibited without shareholder approval.

•

The 2022 Plan does not permit the use of “reload” options or stock appreciation rights, which provide that the exercise of an option or stock appreciation right can automatically trigger the grant of a new option or stock appreciation right.

•	Discounted options are prohibited.

•	Options and stock appreciation rights will have a maximum seven-year term.

- 2022 Proxy Statement	65

             ITEM 4. APPROVAL OF OUR 2022 STOCK PLAN

•

Shares of common stock not issued or delivered as a result of the net exercise of an option or stock appreciation right, shares withheld to satisfy payment of taxes, and shares repurchased on the open market with proceeds from the exercise of stock options will not be returned to the share reserve.

2022 Stock Plan Summary

The summary description of the 2022 Plan below is qualified in its entirety by reference to the provisions of the 2022 Plan itself, which is attached as Appendix B to our definitive proxy statement filed with the SEC and available on the SEC’s website at www.sec.gov. Appendix B, however, is not intended to be part of this proxy statement.

2022 Plan Basics

Eligible participants:

Employees and directors of the Company and its affiliates are eligible to receive stock awards under the 2022 Plan, including all of our executive officers and directors. The Compensation Committee selects from approximately 5,000 – 5,500 employees for equity awards. Awards made to our non-employee directors are limited by the terms of the 2022 Plan. See “Non-employee director awards” below.

Types of awards:

Our current long-term incentive program consists of performance stock units and restricted stock units. However, the 2022 Plan is an omnibus plan that provides for the following additional types of awards: incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and other share-based awards. Other share-based awards may include the payment of cash based upon the performance of Company common stock.

Share reserve:

Subject to capitalization adjustments, the aggregate number of shares reserved for issuance under the 2022 Plan will be 5,000,000 shares minus the number of shares subject to any award granted under the 2013 Plan after the Record Date and prior to the date on which we register the offering of shares available under the 2022 Plan.

Limitations:	For any one share of common stock issued in connection with an award under the 2022 Plan, one share will be deducted from the shares available for future grants.

Subject to capitalization adjustments, the maximum aggregate number of shares that may be subject to restricted stock awards, restricted stock units, performance awards or other whole-share awards granted to a participant in any fiscal year is 500,000 and the maximum aggregate number of shares that may be subject to options or share appreciation rights in any fiscal year is 1,000,000.

Reuse of Shares:

If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2022 Plan. Notwithstanding the foregoing, shares of common stock that are exchanged by a participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of an option or stock appreciation right under the 2022 Plan, including the related tax obligations, will not be available for subsequent awards under the 2022 Plan, and notwithstanding that a stock appreciation right is settled by the delivery of a net number of shares of common stock, the full number of shares of common stock underlying such stock appreciation right will not be available for subsequent awards under the 2022 Plan. Shares repurchased on the open market with the proceeds of an exercise price will not again be made available for issuance under the 2022 Plan. In addition, (i) shares withheld by the Company to satisfy the tax obligations related to the vesting of a restricted stock award or restricted stock unit award will again be available for grants of awards under the 2022 Plan, (ii) to the extent an award is paid or settled in cash, the number of shares of common stock with respect to which such payment or settlement is made will again be available for grants of awards under the 2022 Plan and (iii) shares of common stock underlying awards that can only be settled in cash will not be counted against the aggregate number of shares of common stock available for awards under the 2022 Plan.

Effectiveness and Term of the Plan:	The Board adopted the 2022 Plan on April 27, 2022, subject to shareholder approval. The 2022 Plan will expire on April 27, 2032, unless it is earlier terminated by the Board.

66	- 2022 Proxy Statement

             ITEM 4. APPROVAL OF OUR 2022 STOCK PLAN

Termination, Suspension or Amendment of the Plan:

The Board may, at any time, suspend or terminate the 2022 Plan and the Board or Compensation Committee may revise or amend it in any respect; provided, that shareholder approval will be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or a stock exchange listing requirement. No amendment may reduce a participant’s rights under any outstanding award without the consent of the participant.

Capitalization adjustments:

In the event that any dividend or other distribution (whether in the form of cash, stock or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common shares, the administrator of the 2022 Plan will make such equitable adjustments as it deems necessary or appropriate to any or all of:

•   the number and kind of shares or other property, including cash, issued or issuable in connection with any awards granted under the 2022 Plan,

•   the exercise, grant price or purchase price relating to any such award and

•   the share limitations described above;

provided that, with respect to any incentive stock options, such adjustment will be made in accordance with IRC Section 424, and provided further that no such adjustment will cause any award which is, or becomes subject to, IRC Section 409A to fail to comply with the requirements of such section.

Restricted Stock Awards; Restricted Stock Unit Awards; Performance Awards; and Other Share-Based Awards

Purchase price:	Determined by the administrator at time of grant; may be zero.

Consideration:	Determined by the administrator at the time of grant; may be in any form permissible under applicable law.

Performance objectives:

The administrator may condition the grant or vesting of stock awards upon the attainment of one or more performance objectives. Performance objectives may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. In addition, performance objectives may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different participants.

Adjustment of performance goals:

The administrator may adjust performance goals to prevent dilution or enlargement of awards as a result of extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or nonrecurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.

Non-employee director awards:

Each director who is not an employee of the Company may be granted a restricted stock unit award on the date of each annual shareholders meeting for up to 5,000 shares (subject to adjustments for changes in capitalization) as determined by the Board. Each restricted stock unit award granted to a non-employee director will be fully vested on the date of grant and settled on the grant date; provided, however, that if the Company determines that the non-employee director will not satisfy the stock ownership guidelines then in effect for non-employee directors on the last day of the deferral election period applicable to such award under IRC Section 409A, the payment of any such shares is delayed until the director separates from service with the Company.

- 2022 Proxy Statement	67

             ITEM 4. APPROVAL OF OUR 2022 STOCK PLAN

Annual limit on non-employee director compensation	No non-employee director of the Company may receive compensation for any calendar year in excess of $750,000 in the aggregate, including cash payments and equity awards.

Dividends and dividend equivalents:

We do not currently utilize restricted stock awards in our compensation program; however, dividends that would become payable with respect to restricted stock will be held back until such time as the corresponding restricted stock vests. Dividend equivalents may be credited in respect of shares of common stock underlying restricted stock unit awards and any other share-based awards as determined by the administrator. Dividend equivalents may be credited to a book account denominated in cash or in the form of additional units. The administrator may provide that dividends and dividend equivalents deferred and denominated in cash are credited with interest. Dividend equivalents may not be paid or issued to the participant unless and until the corresponding awards vest.

Options and Stock Appreciation Rights

Term:	No option or stock appreciation right will be exercisable more than seven years from the date of grant.

Exercise price:	Not less than 100% of the fair market value of the underlying stock on the date of grant.

Method of exercise:

Payment of the exercise price of an option in full in cash, or, if accepted by the administrator, (i) in shares already owned by the participant (including, without limitation, by attestation to the ownership of such shares), (ii) by the withholding and surrender of shares subject to the option (net exercise), (iii) broker-assisted cashless exercise, or (iv) other legal consideration approved by the administrator.

Calculation of appreciation:

The amount payable on the exercise of a stock appreciation right will be equal to the excess of (i) the aggregate fair market value (on the date of exercise of the stock appreciation right) of a number of shares equal to the number of shares with respect to which the participant exercised such stock appreciation right on such date, over (ii) the exercise price of such stock appreciation right.

Dividend Equivalents:	Not permitted.

No Repricing

Any action that would constitute the repricing of any outstanding option or stock appreciation right, whether (i) a reduction in exercise price, (ii) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefor of options or stock appreciation rights covering the same or different numbers of shares, (iii) the exchange of any outstanding option or stock appreciation right for other awards or (iv) any other method, is not permitted without shareholder approval.

Terms Applicable To All Awards

Vesting:

Determined by the administrator at time of grant. The administrator may accelerate vesting at any time. Under the Company’s current equity compensation program, performance stock units have a three-year performance period and annual grants of restricted stock units vest ratably over a three-year period.

Termination of service:

Generally, unvested awards will be forfeited upon termination of service. Full or partial vesting of awards may occur in connection with termination of service due to retirement, death or long-term disability. Partial vesting of awards may occur in the event that a participant’s employment is terminated by the Company under circumstances entitling the participant to severance under a Company severance plan.

Payment:

Stock appreciation rights and other share-based awards may be settled in cash, stock, or in a combination of cash and stock. Options, restricted stock, restricted stock units and performance awards may be settled only in shares of common stock.

68	- 2022 Proxy Statement

             ITEM 4. APPROVAL OF OUR 2022 STOCK PLAN

Transferability:

A stock option or stock appreciation right will, during a participant’s lifetime, be exercisable only by the participant, and no award will be transferable by participant by operation of law or otherwise, other than by will, the laws of descent and distribution and in no event will an award be transferable by the participant for consideration. Notwithstanding the foregoing, (i) a participant may designate a beneficiary to succeed, after the participant’s death, to all of the participant’s awards outstanding on the date of death; (ii) an award (other than an incentive stock option) may be transferable pursuant to a qualified domestic relations order as defined in the IRC or Title I of the Employee Retirement Income Security Act; and (iii) any participant who is a senior executive officer recommended by the chief executive officer and approved by the administrator may voluntarily transfer any award (other than an incentive stock option) to a family member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by family members (or the participant) in exchange for an interest in that entity and no other consideration. No transfer of an award will be effective to bind the Company unless the appropriate Committee has been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the award that are or would have been applicable to the participant and to be bound by the acknowledgments made by the participant in connection with the grant of the award. In the event of any attempt by a participant to alienate, assign, pledge, hypothecate, or otherwise dispose of an award or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Company at its election may terminate the affected award by notice to the participant and the award will thereupon become null and void.

Recoupment and Employee Covenants:

The 2022 Plan incorporates the Company’s Compensation Recoupment Policy, which is described in this proxy statement at “Compensation Discussion and Analysis — Compensation Recoupment Policy.” Stock award agreements generally provide that if the participant violates applicable confidentiality and non-competition covenants, outstanding awards will be forfeited and compensation earned under the 2022 Plan during the preceding 12 months will be repaid to the Company.

Other terms and conditions:	Award agreements may contain other terms and conditions, as determined by the administrator, which are consistent with the 2022 Plan.

Additional 2022 Plan Terms

Administration. Unless the Board in its discretion determined to administer the 2022 Plan, (i) the Governance Committee of the Board will administer the 2022 Plan with respect to non-employee directors, and (ii) the Compensation Committee will administer the 2022 Plan with respect to employees. The Board may delegate administration of the 2022 Plan to a director or officer or officers of the Company with respect to stock awards under the 2022 Plan made to employees who are not subject to Section 16 of the Exchange Act, except that in no event will an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or directors) to whom authority to grant or amend awards has been delegated hereunder. Any such delegation will be subject to the restrictions and limits that the Board specifies, and the Board may at any time rescind the authority so delegated or appoint a new delegatee.

The administrator has the authority in its sole discretion to determine the following, without limitation: (i) the employees and non-employee directors who will be granted awards, (ii) the number of shares to be subject to each award, (iii) the vesting or acceleration of awards, (iv) whether, to what extent, and under what circumstances an award may be settled in, or the exercise price of an award may be paid in cash, shares, other awards, or other property, (v) whether and to what extent an award may be canceled, forfeited, or surrendered, (vi) the form of each award agreement, which need not be identical for each participant, (vii) the designation of options as incentive stock options or nonstatutory stock options and (viii) all other conditions of awards to employees and non-employee directors.

The administrator has the power to interpret the 2022 Plan and all award agreements, and to adopt such rules for the administration, interpretation and application of the 2022 Plan as are not inconsistent with the 2022 Plan, and to interpret, amend or revoke any such rules. The administrator will have the full power and authority, in its sole discretion, to supervise the administration of the 2022 Plan, to make factual determinations relevant to 2022 Plan entitlements, to adopt subplans

- 2022 Proxy Statement	69

             ITEM 4. APPROVAL OF OUR 2022 STOCK PLAN

applicable to specified affiliates or locations and to take all actions in connection with the administration of the 2022 Plan as it deems necessary or advisable.

The administrator has, subject to the terms and conditions and within the limitations of 2022 Plan, the authority to modify, extend or renew outstanding awards granted to employees and non-employee directors under the 2022 Plan. Notwithstanding the foregoing, no modification of an award may, without the consent of the participant, impair the participant’s rights under any award previously granted under the 2022 Plan.

The interpretation and construction by the administrator of any provisions of the 2022 Plan or of any award are final and binding on all persons. No member of a Committee will be liable for any action or determination made in good faith with respect to the 2022 Plan or any award.

Change in Control. The occurrence of a Change in Control will not alone result in the accelerated vesting and exercisability of an award unless otherwise provided in an award agreement. An award agreement may provide for full vesting and exercisability in the event of a qualifying termination of service with the Company (or a successor thereto) that occurs in connection with a Change in Control. As was the case with our 2013 Stock Plan, we expect to file a form of award agreement under the 2022 Plan that provides for “double-trigger” vesting of assumed or substituted awards upon a qualifying termination of employment following a Change in Control.

Tax Withholding. The Company may require a participant to make arrangements satisfactory to the Company for the satisfaction of any tax withholding obligations in connection with the payment or distribution of awards under the 2022 Plan, including, without limitation, tendering a cash payment or delivering to the Company owned and unencumbered shares of common stock. Tax withholding obligations may also be satisfied by the participant by authorizing the Company to withhold shares of common stock from the shares of common stock otherwise issuable as a result of the exercise or acquisition of common stock under the stock award.

Registration with the SEC

If our shareholders approve the 2022 Plan, we will file with the SEC a registration statement on Form S-8 as soon as reasonably practicable after approval, to register the offering of shares available for issuance under the 2022 Plan.

New Plan Benefits

The amount of equity-based awards to be granted, if any, to any individual is not determinable as awards have not yet been determined by the administrator and are not currently determinable. However, please refer to the 2022 Summary Compensation Table and the 2022 Director Compensation Table for certain information regarding awards granted to our NEOs and non-employee directors during FY 2022.

Federal Income Tax Consequences

The following is a summary of the effect of U.S. federal income taxation on the 2022 Plan participants and the Company. This summary does not discuss the income tax laws of any other jurisdiction in which the recipient of the award may reside.

Restricted Stock. No taxes are due on the grant of restricted stock. The fair market value of the shares subject to the award is taxable as ordinary income when no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Unless an election pursuant to Section 83(b) of the Internal Revenue Code (IRC) is made (subjecting the value of the shares on the award date to current income tax), income tax is paid by the participant on the value of the shares at ordinary rates when the restrictions lapse and the Company will be entitled to a corresponding deduction. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss.

Restricted Stock Units and Performance Awards. No taxes are due upon the grant of the award. The fair market value of the shares subject to the award is taxable to the participant when the stock is distributed to the participant. The Company will be entitled to deduct the amount, if any, that the participant recognizes as ordinary income.

Incentive Stock Options (ISOs). Participants pay no income tax at the time of grant or exercise of an ISO. The participant will recognize long term capital gain or loss on the sale of the shares acquired on the exercise of the ISO if the sale occurs at least two years after the grant date and more than one year after the exercise date. If the sale occurs earlier than the expiration of these holding periods, then the participant will recognize ordinary income equal to the lesser of the difference between the exercise price of the option and the fair market value of the shares on the exercise date or the difference between the sales price and the exercise price. Any additional gain on the sale will be capital gain. The Company can deduct the amount that the participant recognizes as ordinary income.

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             ITEM 4. APPROVAL OF OUR 2022 STOCK PLAN

Nonstatutory Stock Options and Stock Appreciation Rights. There is no tax consequence to the participant at the time of grant of a nonstatutory stock option or stock appreciation right. Upon exercise, the excess, if any, of the fair market value of the shares over the exercise price will be treated as ordinary income. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss. The Company may deduct the amount, if any, that the participant recognizes as ordinary income.

Section 162(m) Limitation on Deductibility. The Company is entitled to a tax deduction in connection with an award under the 2022 Plan in an amount equal to the ordinary income realized by a participant at the time the participant realizes the income (for example, at the time a restricted stock unit award vests). IRC Section 162(m) limits the deductibility of annual compensation paid to our CEO, CFO and other “covered employees” within the meaning of IRC Section 162(m).

Your Board recommends a vote FOR the 2022 Stock Plan.

- 2022 Proxy Statement	71

ITEM 5.	Approval of Amendment to our 2000 Employee Stock Purchase Plan

Your Board recommends a vote FOR amending the 2000 Employee Stock Purchase Plan.

We are asking our shareholders to approve an amendment to our 2000 Employee Stock Purchase Plan (ESPP) to increase the number of shares of common stock reserved for issuance under the plan by 2,000,000 shares.

The ESPP was originally adopted by the Board of Directors of HBO & Company (HBOC) prior to its acquisition by McKesson in 1999. The ESPP was amended and restated following the acquisition of HBOC, and has been amended and restated several times since, most recently in May 2013. The most recent amendment to add shares to the plan was adopted by the Board of Directors of the Company (Board) in May 2013 and approved by our shareholders in July 2013. On April 27, 2022, the Board approved an increase in the number of shares of common stock available for issuance under the ESPP from 21,100,000 shares to 23,100,000 shares (subject to adjustment for any stock split, stock dividend or other relevant change in the Company’s capitalization), subject to the approval of our shareholders. We have amended and restated the ESPP to reflect the share increase.

Purchases under the ESPP generally occur at the end of January, April, July and October. At the April 2022 purchase approximately 62,427 shares were issued to participants and following that purchase, approximately 1,800,000 shares of common stock were available for issuance under the ESPP. A vote not to approve the amendment will mean that the number of shares reserved for issuance under the ESPP will remain at 21,100,000.

The ESPP is designed to provide employees, including officers, with an opportunity to purchase shares of the Company’s common stock on favorable terms by means of an automatic payroll deduction mechanism. The purpose of the ESPP is to advance and promote the interests of the shareholders of the Company by making available to eligible employees of the Company and participating subsidiaries and related entities the opportunity to acquire a proprietary interest, or to increase their existing proprietary interest, in the Company. The Board believes that employee ownership of the ESPP shares serves as an incentive to motivate and retain employees and encourage superior performance.

The Board believes that the proposed amendment to the ESPP is in the best interests of the Company because of its continuing need to provide share-based compensation to attract and retain quality employees. In addition, the ESPP provides a broad base of employees the opportunity to align their interests with those of the Company’s shareholders through direct ownership of shares of Company common stock. Having additional equity compensation available to grant under the ESPP will enable the Company to recruit the top talent necessary to enable our Company to achieve continued success.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (IRC). In March 2002, the Board amended the ESPP to allow for participation in the plan by employees of certain of the Company’s international and certain other subsidiaries. As to those employees, the ESPP does not so qualify under IRC Section 423. The Board may establish comparable offerings under the ESPP that are not intended to qualify under IRC Section 423.

The summary description of the ESPP below is qualified in its entirety by reference to the provisions of the ESPP itself, which is attached as Appendix C to our definitive proxy statement filed with the SEC and available on the SEC’s website at www.sec.gov. Appendix C, however, is not intended to be part of this proxy statement.

Plan Administration

The ESPP is administered by the Compensation Committee, which has the authority to interpret the ESPP and to make rules and regulations governing the ESPP.

Offering Periods

The ESPP is implemented through a continuous series of three-month offerings beginning on the first trading day on or after each February 1, May 1, August 1, and November 1 (Offering Dates), and ending on the last trading day of the month which is three months later (Offering Periods), during which contributions may be made toward the purchase of common stock under the plan. For purposes of determining the purchase price of a share of common stock, the last trading day of each Offering Period is used. The Committee may determine to establish additional Offering Periods or to change the date of commencement and duration of Offering Periods.

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             ITEM 5. APPROVAL OF AMENDMENT TO OUR 2000 EMPLOYEE STOCK PURCHASE PLAN

Once an employee participant is enrolled in the ESPP for an Offering Period, participation in the plan will continue until: (i) the date the participant withdraws from the plan; (ii) the participant is no longer an eligible employee; (iii) no further shares are authorized for purchase under the ESPP; or (iv) the Board of Directors discontinues the plan.

Eligible Employees

Each employee of the Company (and subsidiaries and related entities designated by the Compensation Committee) who has been employed for 60 days or more prior to the beginning of an Offering Period and who customarily works at least 20 hours per week and more than five months in any calendar year is eligible to participate in the ESPP. If applicable local law prohibits the exclusion of an otherwise eligible employee from the ESPP, the Committee may make available a separate offering under the ESPP that is does not qualify under IRC Section 423. No employee is eligible to participate in the ESPP to the extent that, immediately after the grant, the employee would own 5% of either the voting power or the value of the Company’s common stock. As of May 1, 2022, approximately 36,825 employees were eligible to participate in the ESPP and 8,755 employees had elected to participate.

Payroll Deductions

Each eligible employee may become a participant in the ESPP by making an election, at least ten days prior to any Offering Date, authorizing regular payroll deductions during the next succeeding Offering Period, the amount of which may not exceed 15% of a participant’s compensation for any payroll period. A participant may increase or decrease his or her rate of contributions or withdraw from participation at any time.

Payroll deductions are credited to a cash account for each participant. At the end of each Offering Period, the funds will be used to purchase shares of the Company’s common stock, which are then held in a stock account. A participant has the right to vote the shares credited to his or her stock account, and may withdraw these shares at any time.

Purchase Price

The purchase price of each share of the Company’s common stock will be 85% of the fair market value of such share on the last trading day of the applicable Offering Period. The fair market value is the closing price for the Company’s common stock on the applicable date. On May 27, 2022, the closing price per share of the Company’s common stock was $334.96 per share. The purchase price is subject to adjustment to reflect certain changes in the Company’s capitalization.

Limitations on Purchase

No participant is permitted to purchase shares of Company common stock under the ESPP having a value in excess of $25,000 in any calendar year, which value is determined by the fair market value of the Company’s common stock on the Offering Date. In addition, in no event can a participant purchase more than 25,000 shares of the Company’s common stock during any Offering Period.

Effect of Termination of Employment of Participant

If a participant’s employment with the Company, its subsidiaries and related entities terminates during an Offering Period, the balance of the participant’s cash account will either be returned to the participant without interest, or in the event of death, to the person or persons entitled to the participant’s cash account.

Non-Transferability of Purchase Rights

Rights to acquire the Company’s common stock under the ESPP are not transferable by any participant and may in general be exercised only by the participant.

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             ITEM 5. APPROVAL OF AMENDMENT TO OUR 2000 EMPLOYEE STOCK PURCHASE PLAN

Capitalization Adjustments

In the event of a subdivision or consolidation of outstanding shares of common stock, stock dividend, stock split, reverse stock split or in the event of a “corporate transaction” within the meaning of Treasury Regulation Section 1.424-1(a)(3), the number of shares reserved for the ESPP, the number and price of share subject to outstanding purchase rights, the maximum number of shares each participant may purchase during an Offering Period or during a plan year shall be adjusted as may be deemed necessary or equitable by the Board, subject to the limitations of IRC Section 424.

Amendment and Termination of the ESPP

The Board of Directors may amend the ESPP in any respect. However, an amendment that increases the number of shares reserved under the ESPP (other than adjustments upon changes in capitalization or a corporate transaction) or changes in the designation of corporations whose employees may be eligible to participate in the ESPP, other than a parent or subsidiary corporation, requires shareholder approval.

The ESPP will terminate when the number of shares available for issuance under the ESPP has been substantially exhausted, or at any earlier time by action of the Board.

Registration with the SEC

If our shareholders approve the amended ESPP, we will file with the SEC a registration statement on Form S-8, as soon as reasonably practicable after the approval, to register the shares available for issuance under the ESPP (expected to occur in early August 2022).

Our executive officers have a financial interest in this proposal because it would increase the number of shares available for issuance under the ESPP to executives and other employees.

New Plan Benefits

The amount of equity-based awards to be granted, if any, to any individual is not determinable as awards have not been granted and depend in part on enrollment and contribution amount, which are not currently determinable. However, please refer to the 2022 Summary Compensation Table for information regarding equity awards granted to our NEOs during FY 2022.

Certain United Stated Federal Income Tax Information

The information provided below is only a summary of the effect of United States federal income taxation upon the ESPP participants and the Company with respect to the shares purchased under the ESPP. It does not purport to be complete, and does not discuss the tax consequences arising in the context of a participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Taxation of Shares Acquired Upon Exercise of Purchase Rights. For employees of the Company and its subsidiaries (as defined in IRC Section 424(f)), the plan is intended to qualify as an “employee stock purchase plan” within the meaning of IRC Section 423(b). For employees of other subsidiaries and participating entities, the ESPP cannot so qualify, so the taxation rules are different.

Employees of the Company and IRC Section 424(f) subsidiaries. A participant will pay no Federal income tax upon enrolling in the ESPP or upon purchase of shares under the plan. A participant may recognize income and/or capital gain or loss upon the sale or other disposition of shares purchased under the plan, the amount and character of which will depend on whether the shares are held for at least two years after the first day of the Offering Period in which the shares were purchased and at least one year after the last day of the Offering Period in which the shares were purchased (the Required Holding Period).

If the participant sells or otherwise disposes of the shares before expiration of the Required Holding Period, the participant will recognize ordinary income in the year of the sale in an amount equal to the excess of: (i) the fair market value of the shares on the purchase date; over (ii) the purchase price paid by the participant for the shares. The Company or applicable subsidiary will be entitled to a Federal income tax deduction in the same amount.

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             ITEM 5. APPROVAL OF AMENDMENT TO OUR 2000 EMPLOYEE STOCK PURCHASE PLAN

In contrast, if the participant holds the shares until after the Required Holding Period expires, the participant will generally recognize ordinary income at the time of sale in an amount equal to the lesser of: (i) 15 percent of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased; or (ii) the excess of the fair market value of the shares at the time the shares were sold over the purchase price of the shares. The Company will not in this case be entitled to any deduction for Federal income tax purposes.

Employees of other subsidiaries and participating entities. A participant will not realize taxable income at the time a purchase right is granted under the ESPP. When the shares are actually purchased, the participant will realize taxable income in the amount of the difference between the fair market value of the shares and the purchase price paid under the ESPP. (As described under “Purchase Price,” the price paid for shares purchased under the ESPP will always be 15% less than the fair market value of the shares on the Purchase Date). The basis of the shares will be increased by the amount includible as ordinary income. When the shares are sold, the gain or loss on the shares will be treated as capital gain or loss.

Capital Gain or Loss. When the shares acquired through participation in the ESPP are sold, the gain or loss on the shares will be treated as a capital gain or loss. Net capital gain (i.e., generally, capital gain in excess of capital losses) recognized by the participant from the sale of shares generally will be subject to capital gains tax, and the rate that will apply will be determined based on the length of time the shares were held.

Your Board recommends a vote FOR amending the 2000 Employee Stock Purchase Plan.

- 2022 Proxy Statement	75

ITEM 6.	Shareholder Proposal on the Ownership Threshold Required to Call a Special Shareholder Meeting

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278:

Shareholder Proposal #1 — Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

It currently takes a theoretical 15% of shares to call a special shareholder meeting. And it keeps getting worse from here for shareholders.

This theoretical 15% of shares equal 19% of shares that vote at the annual meeting. It would be hopeless to think that they shares that do not have the time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.

Then all shares not owned for a full year are prohibited from participation in the call for a special shareholder meeting. Thus the 19% of shares could determine that they own 25% of shares that vote when all their shares are included regardless of length of stock ownership.

Then all share not held long are prohibited from participation in the call for a special shareholder meeting. Thus the 25% of shares could determine that they own 30% of shares when their shares are include that are not held long. A theoretical 15% of shares to call a special shareholder meeting that can easily descend into a requirement of 30% of shares. A 30% requirement is nothing for McKesson management to brag about.

It is also important to adopt this proposal to make up for our complete lack of a shareholder right to act by written consent. Many companies provide for a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent.

Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

McKesson shareholder gave 40% support to a shareholder right to act by written consent in spite of management announcing on the eve of the annual meeting a “Roadshow” that was opposed to giving shareholders such a right. This 40% support also likely represented a near majority vote from the shares that have access to independent proxy voting advice.

Additionally this “Roadshow” had to contend with management pay being rejected by 10% of shares with a 5% rejection is the norm. Apparently McKesson management needs “Roadshows” to sway shareholder votes.

Please vote yes:

Special Shareholder Meeting Improvement — Item 6

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             ITEM 6. SHAREHOLDER PROPOSAL ON THE OWNERSHIP THRESHOLD REQUIRED TO CALL A SPECIAL

             SHAREHOLDER MEETING

COMPANY STATEMENT IN OPPOSITION

Your Board recommends a vote “AGAINST” this proposal on the ownership threshold required to call a special shareholders meeting for the following reasons:

As part of our commitment to strong corporate governance and responsiveness to shareholders, we work to implement and maintain policies and practices that serve the best interests of all shareholders and the Company. As part of that process, we regularly monitor and evaluate trends in corporate governance and consider feedback from shareholder engagement. We understand that corporate governance practices evolve and are committed to ensuring that the Company is responsive to new developments. Based on this careful and ongoing review, we believe the Company’s existing right of shareholders to call a special meeting ensures that the Board and management are accountable to shareholders.

The Board of Directors Has Already Reduced the Ownership Threshold for Special Meeting Rights from 25% to 15%

The Company’s By-Laws already provide shareholders with a special meeting right. Following our 2018 Annual Meeting of Shareholders, after carefully consulting with, and considering, the views of our shareholders, the Board decided it was in the best interest of shareholders to decrease the ownership threshold required to call a special meeting from 25% to 15% and amended the By-Laws accordingly in May 2019. This represents a reflection of the Company’s responsiveness to shareholder concerns, and the Board continues to believe that a 15% ownership threshold is in the best interests of all shareholders and the Company.

The Company’s current 15% ownership threshold is consistent with common practice at S&P 500 companies that provide shareholders with the right to call special meetings, and in fact is already lower than the ownership threshold set by most of those other companies. Approximately 70% of S&P 500 companies provide a special meeting right to shareholders, but less than 25% of those companies set an ownership threshold at 10%, as requested by the proposal. Nearly a majority of the S&P 500 companies that provide shareholders with a special meeting right set the ownership threshold at 25% or more, meaning that our special meeting right’s ownership threshold at 15% is already lower than most of the ownership thresholds set at other S&P 500 companies with special meeting rights.[1]

A 10% Ownership Threshold Will Risk Giving a Shareholder or Small Group of Shareholders a Disproportionate Amount of Influence Over the Company’s Affairs

In evaluating the proposal, the Board believes that a 15% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against the risk that a small group of shareholders, including shareholders with special interests, could call special meetings to promote agenda items relevant to particular constituencies as opposed to shareholders generally. A 15% ownership threshold provides for a meaningful number of long-term shareholders to require the Company to hold a special meeting, an important safeguard since calling special meetings involves significant management commitment of time and focus, and imposes substantial legal, administrative, and distribution costs. Because special meetings require a considerable investment in resources, they should be limited to circumstances where a reasonable number of shareholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. We believe a 15% threshold strikes the necessary balance between enhancing our shareholders’ ability to act on important matters and protecting the Company and other shareholders by allowing only a meaningful group of shareholders to exercise this right.

We Have Established Governance Practices and Mechanisms to Ensure Accountability of the Board and Management to Shareholders

The Board believes that its current special meeting right for shareholders should be evaluated in the context of our demonstrated commitment to best practices and accountability to our shareholders. Our robust shareholder engagement program and pro-shareholder governance measures, including annual director elections by majority vote, are meaningful avenues to hold our Board accountable and enhance responsiveness. The Board regularly reviews shareholder feedback, along with corporate governance developments and how best to apply these perspectives and practices to the Company. Our Board has worked hard to understand shareholder concerns and has responded with changes when it believes it is in the best interests of the shareholders. In April 2022, Donald R. Knauss became our Independent Board Chair (as successor to Edward Mueller who became our Independent Board Chair in April 2019). The Board continually focuses on its composition and evaluates the skills and qualifications of existing directors and the diversity of their background and experience, and we believe the diversity of our Board only enhances Board accountability to our shareholders. Further, the Board’s appointment of W. Roy Dunbar in April 2022, James H. Hinton and Kathleen Wilson-Thompson in January 2022, Richard H. Carmona in September 2021, Dominic Caruso in September 2018 and Brad Lerman in April 2018 demonstrates the Board’s commitment to

[1]	As of May 6, 2022, according to Deal Point Data, a corporate governance database.

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             ITEM 6. SHAREHOLDER PROPOSAL ON THE OWNERSHIP THRESHOLD REQUIRED TO CALL A SPECIAL

             SHAREHOLDER MEETING

refreshment. Nine of our 11 director nominees joined our Board since 2014. Leading practices and other features of the Company’s corporate governance framework are highlighted on page 19 of this proxy statement.

We actively engage with our shareholders throughout the year, as we describe on page 5 of this proxy statement. We obtain valuable feedback in those discussions, which we share with our entire Board. At times, our directors participate in those engagements and speak to shareholders directly. In addition, any shareholder may communicate with our Board through the processes we describe in this proxy statement.

In light of the Company’s existing special meeting right with a 15% ownership threshold informed by feedback from shareholders and a careful review of corporate governance trends, coupled with the Company’s other strong corporate governance practices, the Board believes that adoption of this shareholder proposal is not in the long-term interests of our shareholders.

Your Board recommends a vote “AGAINST” this proposal.

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ITEM 7.	Shareholder Proposal on Transparency in Rule 10b5-1 Trading Policy

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the Comptroller of the City of New York, Brad Lander, Municipal Building, One Center Street, 8th Floor North, New York, New York 10007-2341, who represents that they are the custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Pension Fund, the New York City Teachers’ Retirement System, and the custodian of the New York City Board of Education Retirement System and that each of them is the beneficial owner of at least $25,000 in market value of the Company’s common stock:

RESOLVED: Shareholders urge the McKesson Corporation Board of Directors to adopt a policy covering Rule 10b5-1 plans (“Plan” or “Plans”) requiring Form 8-K disclosure indicating the name of the affected individual, the number of shares covered, and the date of adoption, modification, or cancellation whenever a Section 16 corporate officer or director adopts, modifies, or cancels a Plan.

Supporting Statement

With safeguards, 10b5-1 Plans can enable executives to sell stock to diversify their holdings to meet legitimate personal needs without fear of prosecution for insider trading.

Investors, however, are appropriately concerned about the potential for abuse of these Plans: McKesson’s 10b5-1 Plans are opaque; participants could have multiple, overlapping Plans, and, importantly, Plans can be adopted, modified, or cancelled without disclosure.

A 2021 analysis by academics at Stanford University and The Wharton School examined over 20,000 Plan adoption dates and trades and identified “red flags” associated with opportunistic use of Plans.[1] These red flags include: short cooling off periods; plans that entail a single trade; and those adopted in a given quarter with trades beginning before that quarter’s earnings announcement. According to one study author, Professor Daniel Taylor, “(pharmaceutical companies tend to use the rules much more aggressively than other sectors...because there’s much more of an opportunity for material non-public information.”[2]

Historically, McKesson’s senior executives have opportunistically used 10b5-1 Plans. Former McKesson CEO John Hammergren avoided losing $4.5 million by adopting a Plan on September 18, 2017, which allowed him to sell $91 million in stock from September 22 to 29. McKesson’s share price fell 5.5% on October 27, 2017, after it announced disappointing third quarter 2017 earnings.

In 2021, the Securities and Exchange Commission’s Investor Advisory Committee (the “Committee”) published a Draft Recommendation Regarding Rule 10b5-1 Plans, recommending the Commission impose: a four-month cooling off period; a prohibition on overlapping Plans; and enhanced disclosure of Plan activity.[3]

Shortly thereafter, the Commission proposed amendments to Rule lObS-1, addressing enhanced disclosure requirements and investor protections against insider trading. They included the Committee’s recommended disclosures with one important exception: the timely disclosure of a Plan’s adoption, modification, or cancellation on Form 8-K. Instead, quarterly disclosure was proposed.

The Commission has previously recognized the value of requiring the disclosure of insiders’ transactions promptly, noting in its 2002 rulemaking that making the information “available to all investors on a more timely basis should Increase market transparency, which will likely enhance market efficiency and liquidity.”[4]

[1]	https://www.gsb.stanford.edu/sites/default/files/publication-pdf/cgri-closer-look-88-gaming-the -system.pdf
[2]	Grant’s Interest Rate Observer, March 19, 2021.
[3]	https://www.sec.gov/spotlight/investor-advisory-committee-2012/20210916-10b5-l-recommendation.pdf
[4]	https://www.sec.gov/rules/final/34-4642l.htm

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             ITEM 7. SHAREHOLDER PROPOSAL ON TRANSPARENCY IN RULE 10B5-1 TRADING POLICY

A 2017 study provides evidence that investors act on such information.[5] Similar to a corporate insider’s purchase or sale of company equity, the adoption, cancellation or modification of a Plan may signal to investors an insider’s expectations with respect to the company’s share price and may also reveal opportunistic use of a Plan. Investors value such information and it should be made public within days of the activity on the Form 8-K.

We urge shareholders to vote FOR this proposal.

COMPANY STATEMENT IN OPPOSITION

Your Board recommends a vote “AGAINST” this proposal for a supplemental Form 8-K disclosure policy for the following reasons:

As part of our commitment to strong corporate governance and responsiveness to shareholders, we work to implement and maintain policies and practices that serve the best interests of all shareholders and the Company. As part of that process, we regularly monitor and evaluate trends in corporate governance and consider feedback from shareholder engagement. We understand that corporate governance practices evolve and are committed to ensuring that the Company is responsive to new developments, including changes in the rules and regulations of the Securities & Exchange Commission. Based on this careful and ongoing review, we believe the Company’s existing disclosure practices regarding trading plans ensure that appropriate information is provided to Company shareholders in a timely manner.

McKesson Has Robust Processes and Procedures for Monitoring Insider Trading

Under the oversight of the Audit Committee, the Company has implemented policies and procedures to monitor insider trading and provide appropriate compliance safeguards. Except for trades pursuant to a pre-arranged trading plan that is designed to provide a limited affirmative defense under the SEC’s Rule 10b5-1(c) against insider trading violations (Plan), McKesson’s insider trading policy (Policy) prohibits directors and officers from buying or selling McKesson securities other than during trading window periods that follow the Company’s quarterly earnings announcements to the public. Even within trading windows, directors and officers must first obtain clearance from the McKesson legal department and confirm that they are not aware of material non-public information before they can trade McKesson securities.

McKesson Guidelines Impose Clear Requirements for Plans that Follow Best Practices

McKesson directors and officers may, but are not required to, adopt a Plan for their personal financial planning objectives. The Company’s guidelines and procedures for Plans follow recognized compliance practices. Each director and officer may adopt a Plan only during a trading window period. They must certify that they do not possess any material non-public information when that Plan is adopted. Plans must be reviewed and approved in advance by the McKesson legal department. As a condition of such approval, the Company imposes requirements that are designed to eliminate inappropriate use of the Plans. Those include the imposition of a minimum 30-day “cooling-off” period between the adoption of the Plan and the first trade under the Plan. Under the Company’s guidelines, a director or officer cannot modify or cancel a Plan without approval by McKesson’s Chief Legal Officer or Corporate Secretary. Your Board believes that the Company’s current Plan guidelines ensure that Plans are not used inappropriately.

Not All Trades Contemplated by Plans are Ultimately Executed

The proposed Form 8-K disclosure of individual’s Plans by the Company may confuse market participants. Disclosure of the total number of shares covered by an individual’s Plan may suggest that all of those shares will be sold promptly after Plan adoption. In reality, a Plan sets parameters, such as a floor price, for possible future transactions that will be facilitated by a third party broker only if those parameters are satisfied. Some transactions contemplated by a Plan may never occur because the conditional trading parameters are not satisfied. Form 8-K disclosure that some securities transaction might potentially occur more than 30 days after Plan adoption does not provide information relevant to assessing whether a future transaction might violate insider trading laws.

Directors and Officers Promptly Publicly Report Plan Transactions

Current SEC disclosure requirements help ensure that shareholders receive detailed information whenever a director or officer trades in the Company’s securities. The Company’s directors and officers report on Form 4 within two business days the details of their transactions. In addition, those reports voluntarily disclose whether a transaction was executed pursuant to a Plan and the date that the Plan was adopted. Our shareholders, therefore, can monitor in a timely manner director and officer trades that actually occur pursuant to a Plan. This provides accurate and timely information to assess any actual misuse of a

[5]	https://papers.ssm.com/sol3/papers.cfm?abstract_id=2513350

80	- 2022 Proxy Statement

             ITEM 7. SHAREHOLDER PROPOSAL ON TRANSPARENCY IN RULE 10B5-1 TRADING POLICY

Plan. We believe that the Company’s current approach strikes the appropriate balance in providing transparency about director and officer use of Plans along with detailed information about actual, rather than potential, trades.

Individual Plans are Not Material to McKesson

Form 8-K reports generally relate to material events affecting the Company and describe the Company’s perspectives about the matters disclosed. An individual Plan, however, reflects only the individual’s financial planning choices. The Company is not a party to any individual Plan. A Plan does not necessarily reflect the Company’s opinion about the value of its securities. Therefore, a Form 8-K report from the Company about an individual’s Plan might create a misleading impression that the Company considers an individual’s Plan to be material to investors or that the Company concurs with the investment decisions of individuals who adopt Plans.

The Proposed Policy Would Subject McKesson to Reporting not Required of Other Public Companies

The SEC recently proposed rules affecting Rule 10b5-1 plans, but it deliberately did not include the requirement that a Form 8-K be filed upon the adoption, modification, or cancellation of a Plan by directors or officers. Instead, the SEC proposed quarterly disclosure about such Plans in companies’ Form 10-Qs and Form 10-Ks. Therefore, the policy being proposed would subject McKesson to a disclosure obligation beyond what the SEC would require of other publicly traded companies. We believe the Form 8-K reporting policy would be an inefficient use of Company resources.

Your Board recommends a vote “AGAINST” this proposal.

- 2022 Proxy Statement	81

ANNUAL MEETING INFORMATION

Record Date & Who Can Vote

On or about June 9, 2022, the Company began delivering proxy materials to all shareholders of record at the close of business on May 27, 2022 (Record Date). On the Record Date, there were 143,580,859 shares of the Company’s common stock outstanding and entitled to vote. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (A) held for you in an account with a broker, bank or other nominee; (B) held directly in your name as the shareholder of record; or (C) allocated to your account in the Company’s 401(k) Retirement Savings Plan (401(k) Plan).

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the virtual meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting. You may request this information prior to the Annual Meeting by contacting the Corporate Secretary of the Company by email at CorpSecretary@mckesson.com.

How to Vote

Your vote is important. Shareholders can vote by using the Internet, telephone or mail, or at the Annual Meeting. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date. You can vote in any of the following ways:

Shareholders of Record or a Participant in the Company’s 401(k) Plan

If you are a shareholder of record or a participant in the Company’s 401(k) Plan, you can vote your shares by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are included on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

Street Name Shareholders

If you have shares held by a broker, bank or other nominee, you can vote your shares by following the instructions provided by your broker, bank or other nominee.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Proxy Authority

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We are currently not aware of any matter to be presented at the Annual Meeting other than the items described in this proxy statement.

Revocation

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Corporate Secretary a written revocation at 6555 State Highway 161, Irving, Texas 75039 or by submitting a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and casting a ballot.

Attendance

The Annual Meeting will be held on July 22, 2022 and conducted exclusively online without an option for physical attendance. Shareholders of record as of the record date will be able to attend and participate in the online Annual Meeting by visiting

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             ANNUAL MEETING INFORMATION

www.virtualshareholdermeeting.com/MCK2022 and entering the 16-digit control number on your Notice, voting instructions form or on your proxy card for purposes of asking questions and casting your votes for the Annual Meeting ballot items. Only shareholders and proxy holders who enter their valid control number will be able to participate in the online Annual Meeting in order to submit questions and vote.

The live webcast of the Annual Meeting will begin promptly at 8:30 a.m., Central Daylight Time. We encourage you to access the webcast early, starting at approximately 8:15 a.m., Central Daylight Time, in order to allow yourself time to log in and test your computer. If you encounter technical difficulties accessing the online Annual Meeting, please call the technical support telephone number posted on www.virtualshareholdermeeting.com/MCK2022.

Even if you plan to attend the Annual Meeting online, we recommend that you vote in advance of the Annual Meeting as described in this proxy statement, so that your vote will be counted if you later decide to not attend the Annual Meeting or you encounter technical difficulties. If you properly submit your votes before the online Annual Meeting, then you do not have to vote at the Annual Meeting unless you wish to change your vote.

Dividend Reinvestment Plan

For those shareholders who participate in the Company’s Automatic Dividend Reinvestment Plan (DRP), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

401(k) Plan

Participants in the Company’s tax-qualified 401(k) Plan have the right to instruct the trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the 401(k) Plan provides that all shares for which no voting instructions are received from participants will be voted by the trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to 401(k) Plan participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

Quorum, Vote Required and Method of Counting Votes

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions or broker non-votes will be considered present for quorum purposes.

Item 1 – Election of Directors. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below) will not count as votes cast and will have no effect on the outcome of the matter. Each nominee previously submitted an irrevocable resignation in the event that the nominee fails to receive a majority of the votes cast and the Board decides to accept that resignation. As described in our Corporate Governance Guidelines, if a nominee fails to receive a majority of the votes cast, the Governance Committee will make a recommendation to the Board with respect to the irrevocable resignation, and the Board will take action no later than 90 days following the annual meeting and publicly disclose its determination. Directors are elected by a plurality of the votes cast in any contested election.

All Other Items – For all other proposals, approval requires that a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal be cast “for” the proposal. You may vote “for” or “against,” or “abstain” from voting on, each of these other proposals. Shares represented by abstentions on a proposal will be counted as present at the Annual Meeting and will have the effect of a vote against the matter. On all proposals other than Item 2 where brokers can cast discretionary votes, broker non-votes with respect to a proposal will have no effect on the outcome of the matter.

All votes cast at the Annual Meeting will be tabulated by the independent inspector of election.

- 2022 Proxy Statement	83

             ANNUAL MEETING INFORMATION

Broker Non-Votes

Broker non-votes occur when beneficial owners do not provide voting instructions and the broker, bank or other nominee does not have discretion to vote. Rules of the NYSE prohibit discretionary voting by brokers on certain matters. At the Annual Meeting, if brokers, banks and other nominees have not received instructions from the beneficial owners, they will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2).

Therefore, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Voting Results

We intend to publish voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2022 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Shareholders of Record: You may elect to receive proxy materials online next year in place of printed materials by logging on to www.proxyvote.com and entering your request within either the Internet voting section or order hard copy options. By doing so you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on the Form 10-K, proxy statement and voting form when they become available.

Beneficial Shareholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations by sending an e-mail to investors@mckesson.com.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be held on July 22, 2022. Our 2022 proxy statement and annual report are available free of charge at proxyvote.com.

Householding of Proxy Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials, but would like to request a separate copy of these materials, we will have a separate copy promptly delivered to you upon your written or oral request. To request such a separate copy, please contact Broadridge Investor Communication Solutions by calling 1-866-540-7095 or by writing to Broadridge Investor Communication Solutions, Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge Investor Communication Solutions if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

84	- 2022 Proxy Statement

             ANNUAL MEETING INFORMATION

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Alliance Advisors LLC to assist in distributing these proxy materials. We have also engaged Alliance Advisors LLC to assist in the solicitation of proxies. Alliance’s solicitation fee is not to exceed $50,000 plus out of pocket expenses. The directors, officers and employees of the Company may also participate in the solicitation without remuneration in addition to compensation received as directors, officers or employees.

Shareholder Proposals for the 2023 Annual Meeting

To be eligible for inclusion in the Company’s 2023 proxy statement pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals must be sent to the Corporate Secretary of the Company at CorpSecretary@mckesson.com or at the principal executive offices of the Company located at 6555 State Highway 161, Irving, Texas 75039, and must be received no later than February 9, 2023. The Company’s Advance Notice By-Law provisions require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 23, 2023 and no earlier than March 24, 2023. Shareholders may also request that director nominees be included in the Company’s proxy materials pursuant to the Company’s proxy access provisions under its By-Laws. Such nominations must be submitted no later than March 24, 2023 and no earlier than February 22, 2023. Each shareholder making such a nomination would be required to provide certain information, representations and undertakings as outlined in the By-Laws.

A copy of the full text of the Company’s By-Laws referred to above may be obtained by writing to the Corporate Secretary of the Company.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, on file with the SEC, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, McKesson Corporation, 6555 State Highway 161, Irving, TX 75039.

Website addresses and hyperlinks are included for reference only. The reports mentioned above, or any other information contained on or available through websites referred to and/or linked to in this Proxy Statement (other than the Company’s website to the extent specifically referred to herein as required by the SEC or NYSE rules) are not part of this proxy solicitation and are not incorporated by reference into this Proxy Statement or any other proxy materials. Some of these reports and information contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time and we undertake no obligation to update them, except as required by law.

- 2022 Proxy Statement	85

APPENDIX A — SUPPLEMENTAL INFORMATION

The Company believes the presentation of Non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Non-GAAP measures may be defined and calculated differently by other companies in the same industry.

Reconciliation of GAAP Earnings Per Diluted Share (EPS) to Adjusted Earnings Per Share (EPS) for Incentive Compensation (Non-GAAP)

	Year Ended March 31, 2022

Earnings per diluted common share from continuing operations attributable to McKesson Corporation (GAAP)(a)	$ 7.26

After-tax adjustments:

Amortization of acquisition-related intangibles	1.69

Transaction-related expenses and adjustments	10.40

LIFO inventory-related adjustments	(0.11)

Gains from antitrust legal settlements	(0.22)

Restructuring, impairment, and related charges, net	1.46

Claims and litigation charges, net	1.54

Other adjustments, net	1.67

Adjusted Earnings per Diluted Share (Non-GAAP)(a)	$ 23.69

After-tax adjustments:

Incentive compensation adjustments, net(a)	(0.43	)(b)

Adjusted EPS for Incentive Compensation (Non-GAAP)(a)	$ 23.26

	FY 2020 — FY 2022 Cumulative

3-Year cumulative loss per diluted common share from continuing operations attributable to McKesson Corporation (GAAP)(a)	$(16.01	)(c)

After-tax adjustments	71.62

3-Year Cumulative Adjusted Earnings per Diluted Share (Non-GAAP)(a)	$ 55.85	(c) (d) (e)

Incentive compensation adjustments, net(a)	(5.33	)(f)

3-Year Cumulative Adjusted EPS for Incentive Compensation (Non-GAAP)(a)	$ 50.52
(a)	Certain computations may reflect rounding adjustments.

(b)

Consists of $(0.47) per diluted share impact from our European divestiture activities, partially offset by $0.03 per diluted share of foreign currency gains or losses, primarily related to Euros and Canadian dollars, compared to our fiscal 2022 plan FX rates.

(c)

GAAP earnings (loss) per diluted common share from continuing operations attributable to McKesson Corporation, as reported in our Annual Report on Form 10-K, was $7.26, $(28.26), and $4.99 for the years ending March 31, 2022, 2021, and 2020, respectively. Adjusted Earnings per Diluted Share (Non-GAAP) was $23.69, $17.21, and $14.95 for the years ending March 31, 2022, 2021, and 2020, respectively.

(d)

For the year ended March 31, 2022, includes a $1.54 per diluted share adjustment related to our estimated liability for opioid-related claims of states, their political subdivisions, and other government entities, including Native American tribes. For the year ended March 31, 2021, includes a $41.82 per diluted share adjustment related to our estimated liability for opioid-related claims of states, their political subdivisions, and other government entities. This was partially offset by a $(0.60) per diluted share adjustment related to insurance proceeds received, net of attorneys’ fees and expenses awarded to plaintiffs’ counsel, in connection with the settlement of the shareholder derivative action related to our controlled substances monitoring program. For the year ended March 31, 2020, includes a $0.33 per diluted share adjustment in connection with an agreement to settle all opioid-related claims filed by two Ohio counties.

- 2022 Proxy Statement	A-1

             APPENDIX A

(e)

We calculate loss per diluted common share from continuing operations attributable to McKesson Corporation (GAAP) for the year ended March 31, 2021 using a weighted average of 160.6 million common shares, which excludes dilutive securities from the denominator due to their antidilutive effect when calculating a net loss per diluted share. We calculate adjusted earnings per diluted share (Non-GAAP) for the year ended March 31, 2021 on a fully diluted basis, using a weighted average of 162.0 million common shares. Because we show the GAAP to Non-GAAP per share reconciling items on a fully diluted basis, any footing differences in those items are due to different weighted average share counts. This methodology results in per share difference of $0.24 for the year ended March 31, 2021.

(f)

Consists of $(4.75) per diluted share related to the effect of our equity method investment in Change Healthcare. We completed the separation of our investment in Change Healthcare on March 10, 2020. Incentive compensation adjustments, net also consists of $(0.47) per diluted share impact from our European divestiture activities and $(0.12) per diluted share for foreign currency gains or losses, primarily related to Euros and Canadian dollars, compared to our fiscal 2020 plan FX rates.

Reconciliation of GAAP Income from Continuing Operations before Interest Expense and Income Taxes to Adjusted Operating Profit for Incentive Compensation (Non-GAAP)

(In millions)	Year Ended March 31, 2022

Income from continuing operations before interest expense and income taxes (GAAP)	$2,297

Pre-tax adjustments:

Amortization of acquisition-related intangibles	333

Transaction-related expenses and adjustments	1,577	(a)

LIFO inventory-related adjustments	(23)

Gains from antitrust legal settlements	(46)

Restructuring, impairment, and related charges, net	281

Claims and litigation charges, net	274

Other adjustments, net	156	(b)

Adjusted Operating Profit (Non-GAAP)	$4,849

Pre-tax adjustments:

Incentive compensation adjustments, net	(94	)(c)

Adjusted Operating Profit for Incentive Compensation (Non-GAAP)	$4,755

(a)

Primarily consists of a $1.2 billion charge to remeasure assets and liabilities held for sale to fair value less costs to sell related to the sale of our retail and distribution businesses in the United Kingdom to AURELIUS and a $438 million net charge to remeasure assets and liabilities held for sale to fair value less costs to sell related to an agreement to sell certain of our European businesses to the PHOENIX Group. These charges were partially offset by a gain of $59 million related to the sale of our Canadian health benefit claims management and plan administrative services business and a gain of $42 million related to the sale of our non-controlling interest in the German pharmaceutical wholesale joint venture with Walgreens Boots Alliance (“WBA”).

(b)	Primarily consists of a $155 million charge related to inventory write downs on certain excess personal protective equipment within Medical-Surgical Solutions.

(c)

Consists of $(100) million impact from our European divestiture activities, partially offset by $6 million of foreign currency gains or losses, primarily related to Euros and Canadian dollars, compared to our fiscal 2022 plan FX rates.

A-2	- 2022 Proxy Statement

             APPENDIX A

Reconciliation of Operating Cash Flow (GAAP) to Free Cash Flow (Non-GAAP)

(In millions)	Year Ended March 31, 2022

Operating Cash Flow (GAAP)	$4,434

Investing Cash Flow (GAAP)	(89)

Financing Cash Flow (GAAP)	(6,321)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	55

Cash, cash equivalents, and restricted cash classified within Assets held for sale	(540)

Net decrease in cash, cash equivalents, and restricted cash	$(2,461)

Operating Cash Flow (GAAP)	$4,434

Payments for property, plant, and equipment	(388)

Capitalized software expenditures	(147)

Free Cash Flow (Non-GAAP)	$3,899

Supplemental Non-GAAP Financial Information

In an effort to provide investors with additional information regarding the Company’s financial results as determined by generally accepted accounting principles (“GAAP”), McKesson Corporation (the “Company” or “we”) also presents the following Non-GAAP measures.

•

Adjusted Earnings per Diluted Share (Non-GAAP) and 3-Year Cumulative Adjusted Earnings per Diluted Share (Non-GAAP): We define Adjusted Earnings per Diluted Share as GAAP earnings (loss) per diluted common share from continuing operations attributable to McKesson, excluding per share impacts of amortization of acquisition-related intangibles, transaction-related expenses and adjustments, LIFO inventory-related adjustments, gains from antitrust legal settlements, restructuring, impairment, and related charges, claims and litigation charges, other adjustments as well as the related income tax effects for each of these items, as applicable, divided by diluted weighted-average shares outstanding. Adjusted Earnings per Diluted Share was not previously adjusted for the effect of potentially dilutive securities issued by the Change Healthcare Joint Venture. We define 3-Year Cumulative Adjusted Earnings per Diluted Share as the sum of Adjusted Earnings per Diluted Share (Non-GAAP) for the applicable last three fiscal years.

•

Adjusted Operating Profit (Non-GAAP): We define Adjusted Operating Profit as GAAP income (loss) from continuing operations before interest expense and income taxes, excluding amortization of acquisition-related intangibles, transaction-related expenses and adjustments, LIFO inventory-related adjustments, gains from antitrust legal settlements, restructuring, impairment, and related charges, claims and litigation charges, and other adjustments.

The following provides further details regarding the adjustments made to our GAAP financial results to arrive at our Non-GAAP measures as defined above:

Amortization of acquisition-related intangibles — Amortization expenses of intangible assets directly related to business combinations and the formation of joint ventures.

Transaction-related expenses and adjustments — Transaction, integration, and other expenses that are directly related to business combinations, the formation of joint ventures, divestitures, and other transaction-related costs including initial public offering costs. Examples include transaction closing costs, professional service fees, legal fees, severance charges, retention payments and employee relocation expenses, facility or other exit-related expenses, certain fair value adjustments including deferred revenues, contingent consideration and inventory, recoveries of acquisition-related expenses or post-closing expenses, bridge loan fees, gains or losses on business combinations, and divestitures of businesses that do not qualify as discontinued operations.

LIFO inventory-related adjustments — LIFO inventory-related non-cash expense or credit adjustments.

Gains from antitrust legal settlements — Net cash proceeds representing the Company’s share of antitrust lawsuit settlements.

Restructuring, impairment, and related charges — Restructuring charges that are incurred for programs in which we change our operations, the scope of a business undertaken by our business units, or the manner in which that business

- 2022 Proxy Statement	A-3

             APPENDIX A

is conducted as well as long-lived asset impairments. Such charges may include employee severance, retention bonuses, facility closure or consolidation costs, lease or contract termination costs, asset impairments, accelerated depreciation and amortization, and other related expenses. The restructuring programs may be implemented due to the sale or discontinuation of a product line, reorganization or management structure changes, headcount rationalization, realignment of operations or products, integration of acquired businesses, and/or company-wide cost saving initiatives. The amount and/or frequency of these restructuring charges are not part of our underlying business, which include normal levels of reinvestment in the business. Any credit adjustments due to subsequent changes in estimates are also excluded from adjusted results.

Claims and litigation charges — Adjustments to certain of the Company’s reserves, including those related to estimated probable settlements for its controlled substance monitoring and reporting, and opioid-related claims, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred.

Other adjustments — The Company evaluates the nature and significance of transactions qualitatively and quantitatively on an individual basis and may include them in the determination of our adjusted results from time to time. While not all-inclusive, other adjustments may include: other asset impairments; gains or losses from debt extinguishment; and other similar substantive and/or infrequent items as deemed appropriate.

The Company evaluates the aforementioned Non-GAAP measures on a periodic basis and updates the definitions from time to time. The evaluation considers both the quantitative and qualitative aspects of the Company’s presentation of Non-GAAP adjusted results.

Income tax effects are calculated in accordance with Accounting Standards Codification 740, “Income Taxes,” which is the same accounting principle used by the Company when presenting its GAAP financial results.

•

Free Cash Flow (Non-GAAP): We define free cash flow as net cash provided by (used in) operating activities less payments for property, plant, and equipment and capitalized software expenditures, as disclosed in our consolidated statements of cash flows in our Annual Report on Form 10-K.

In addition, Adjusted Operating Profit for Incentive Compensation (Non-GAAP), Adjusted EPS for Incentive Compensation (Non-GAAP), and 3-Year Cumulative Adjusted EPS for Incentive Compensation (Non-GAAP) are measures that management utilizes to determine employee incentive compensation. These measures are further adjusted from certain non-GAAP measures defined above for incentive compensation adjustments, net, including certain foreign currency gains or losses compared to plan, the effect of our equity method investment in Change Healthcare, and the impact from our European divestiture activities. While not all-inclusive, incentive compensation adjustments, net may include other substantive and/or infrequent items as deemed appropriate by our Compensation Committee.

The Company believes the presentation of Non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Non-GAAP measures may be defined and calculated differently by other companies in the same industry.

The Company internally uses both GAAP and Non-GAAP financial measures in connection with its own financial planning and reporting processes. Management utilizes Non-GAAP financial measures when allocating resources, deploying capital, as well as assessing business performance, and determining employee incentive compensation. The Company conducts its businesses internationally in local currencies, including Euro, British pound sterling, and Canadian dollars. As a result, the comparability of our results reported in U.S. dollars can be affected by changes in foreign currency exchange rates. We believe free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, re-investment opportunities, strategic acquisitions, dividend payments, or other strategic uses of cash. Nonetheless, Non-GAAP adjusted results and related Non-GAAP measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.

A-4	- 2022 Proxy Statement

APPENDIX B

MCKESSON CORPORATION

2022 STOCK PLAN

- 2022 Proxy Statement	B-1

             APPENDIX B

1.	PURPOSE.

This McKesson Corporation 2022 Stock Plan is intended to provide Employees and Directors the opportunity to receive equity-based, long-term incentives so that the Corporation may effectively attract and retain the best available personnel, promote the success of the Corporation by motivating Employees and Directors to superior performance, and align Employee and Director interests with those of the Corporation’s stockholders. The Plan was adopted and approved by the Board on April 27, 2022, subject to the approval of the stockholders of the Corporation, and shall be the successor to the McKesson Corporation 2013 Stock Plan (the “2013 Plan”). No further grants will be made under the 2013 Plan upon the approval of this Plan by the Corporation’s stockholders and registration of the offering under this Plan with the Securities and Exchange Commission.

2.	ADMINISTRATION.

(a)	Administration with respect to Outside Directors.

With respect to Awards to Outside Directors, the Plan shall be administered by (i) the Governance Committee of the Board; provided that such committee consists solely of Directors who qualify as “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act or (ii) the Board, in its discretion. Notwithstanding the foregoing, all Awards made to members of the Governance Committee shall be approved by the Board.

(b)	Administration with respect to Employees.

With respect to Awards to Employees, the Plan shall be administered by (i) the Compensation Committee of the Board; provided that such committee consists solely of Directors who qualify as “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act, (ii) the Board in its discretion or (iii) in limited situations, by an officer or officers of the Corporation pursuant to Section 2(c).

(c)	Delegation of Authority.

(i)

The Compensation Committee or the Board in its discretion may delegate to a Director the authority to administer the Plan with respect to Awards made to Employees who are not subject to Section 16 of the Exchange Act.

(ii)

The Compensation Committee or the Board in its discretion may delegate to an officer or officers of the Corporation the authority to administer the Plan with respect to Awards granted to Employees who are not subject to Section 16 of the Exchange Act.

(iii)

Notwithstanding the foregoing, in no event shall an officer of the Corporation be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (A) individuals who are subject to Section 16 of the Exchange Act or (B) officers of the Corporation (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided however, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

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             APPENDIX B

(iv)

Any delegation hereunder shall be subject to the restrictions and limits that the Compensation Committee or the Board specifies, and such Administrator may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 2(c) shall serve in such capacity at the pleasure of such Administrator.

(d)	Powers of the Administrator.

The Administrator shall have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan. The Administrator shall have the authority in its sole discretion to determine the following, without limitation: (i) the Employees and Directors who shall be granted Awards; (ii) the number of Shares to be subject to each Award; (iii) the vesting or acceleration of Awards; (iv) whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property; (v) whether and to what extent an Award may be canceled, forfeited, or surrendered; (vi) the form of each Award Agreement, which need not be identical for each Participant; (vii) the designation of Options as Incentive Stock Options or Nonstatutory Stock Options; and (viii) all other conditions of Awards to Employees and Directors.

The Administrator shall have the power to interpret the Plan and all Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent with the Plan, and to interpret, amend or revoke any such rules. The Administrator shall have the full power and authority, in its sole discretion, to supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt subplans applicable to specified Affiliates or locations and to take all actions in connection with the administration of the Plan as it deems necessary or advisable.

The Administrator shall have, subject to the terms and conditions and within the limitations of the Plan, the authority to modify, extend or renew outstanding Awards granted to Employees and Directors under the Plan. Notwithstanding the foregoing, (i) in no event shall the term of any Option or Stock Appreciation Right be modified, extended or renewed to have a duration that goes beyond the original expiration date of such Award and (ii) no modification of an Award shall, without the consent of the Participant, impair the Participant’s rights under any Award previously granted under the Plan.

Notwithstanding the foregoing, the Administrator shall have no authority to cash out or otherwise cancel in exchange for consideration any outstanding Options or Stock Appreciation Rights with an exercise price that is in excess of the then Fair Market Value of the underlying Shares. In addition, without the consent of the stockholders of the Corporation, except as provided in Section 15, the Administrator shall have no authority to take any action that would constitute the repricing of any outstanding Options or Stock Appreciation Rights under the Plan, whether by (i) a reduction in the exercise price, (ii) the cancellation of any outstanding Options or Stock Appreciation Rights and the grant in substitution therefor of Options or Stock Appreciation Rights covering the same or different numbers of Shares, (iii) the exchange of any outstanding Options or Stock Appreciation Rights for other Awards or (iv) any other method.

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             APPENDIX B

The interpretation and construction by the Administrator of any provisions of the Plan or of any Award shall be final and binding on all persons. No member of a Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

3.	ELIGIBILITY.

Subject to the terms and conditions set forth below, Awards may be granted to Employees and Directors (“Eligible Persons”). Notwithstanding the foregoing, only employees of the Corporation and its Subsidiaries (as defined in Section 424(a) of the Code) may be granted Incentive Stock Options.

4.	STOCK.

(a)	Share Reserve.

Subject to adjustment as provided in Section 15, the aggregate number of Shares reserved for issuance under the Plan shall not exceed [XXX]*. Such Shares shall be shares of the Corporation’s authorized but unissued or reacquired Common Stock bought on the market or otherwise.

(b)	Incentive Stock Option Limitation.

The maximum number of Shares that may be subject to Incentive Stock Options shall be equal to one million (1,000,000).

(c)	Individual Limitations.

A Participant may receive more than one Award, including Awards of the same type, but only on the terms and subject to the restrictions set forth in the Plan. Subject to adjustment as provided in Section 15, (i) the maximum aggregate number of Shares that may be subject to Full Value Awards granted to a Participant in any fiscal year of the Corporation is five hundred thousand (500,000) and (ii) the maximum aggregate number of Shares that may be subject to Options or Stock Appreciation Rights granted to a Participant in any fiscal year of the Corporation is one million (1,000,000).

(d)	Reuse of Shares.

If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan at the same rate that such Shares were issued in accordance with Section 4(b). Notwithstanding the foregoing, (i) Shares that are exchanged by a Participant or withheld by the Company or any Subsidiary as full or partial payment in connection with the exercise or settlement of an Option or Stock Appreciation Right under the Plan, including the satisfaction of the tax withholding obligations related to such exercise or settlement of any Option or Stock Appreciation Right, shall not be available for subsequent Awards under the Plan, (ii) notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of Shares, the full number of Shares underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan, and (iii) Shares repurchased on the open market with the proceeds of an Exercise Price shall not again be made available for issuance under the Plan. In addition, (x) Shares withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to the vesting or settlement of any Full Value Award shall again be available for grants of Awards pursuant to the Plan, (y) to the extent an Award is paid or settled in cash, the number of Shares with respect to which such

*

The number of Shares reserved for Awards under the Plan shall equal five million (5,000,000), minus the number of Shares subject to any award granted under the 2013 Plan after May 27, 2022 and prior to the date on which the Corporation registers on SEC Form S-8 the offering of Shares available under the Plan.

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             APPENDIX B

payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (z) Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

5.	OPTIONS.

(a)	Grants.

Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Eligible Persons to whom, and the time or times at which, grants of Options will be made, the number of Options to be awarded, and all other terms and conditions of the Options. Options granted to Employees and Directors pursuant to the Plan shall be evidenced by Option Agreements in such form as the Administrator shall determine. Options shall be designated as Incentive Stock Options or Nonstatutory Stock Options and shall be subject to the following terms and conditions:

(b)	Number of Shares.

Each Option shall state the number of Shares to which it pertains, which shall be subject to adjustment in accordance with Section 15.

(c)	Exercise Price.

Each Option shall state the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and which shall be subject to adjustment in accordance with Section 15.

(d)	Method of Payment.

An Option may be exercised, in whole or in part, by giving notice of exercise in the manner prescribed by the Corporation specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the Exercise Price in cash or, if acceptable to the Administrator in its sole discretion (i) in Shares already owned by the Participant (including, without limitation, by attestation to the ownership of such Shares), (ii) by the withholding and surrender of Shares subject to the Option, or (iii) by delivery (in a manner prescribed by the Administrator) of an irrevocable direction to a securities broker approved by the Administrator to sell Shares and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the purchase price and any withholding taxes. Payment may also be made in any other form approved by the Administrator, consistent with applicable law, regulations and rules.

(e)	Term and Exercise of Options.

Each Option shall state the time or times when it may become exercisable. No Option shall be exercisable after the expiration of seven years from the date it is granted.

(f)	Termination of Employment.

Each Option Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. Unless otherwise provided in Section 2(d) and the Option Agreement, the Administrator may, in its sole discretion, extend the post-termination exercise period with respect to an Option (but not beyond the original term of such Option).

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             APPENDIX B

(g)	Rights as a Stockholder.

A Participant or a permitted transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of issuance of such Shares. Except as provided in Section 15, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.

(h)	Limitations for Incentive Stock Option Awards.

If and to the extent that the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and all other plans maintained by the Corporation, its parent or its Subsidiaries exceeds $100,000, the Options covering Shares in excess of such amount (taking into account the order in which the Options were granted) shall be treated as Nonstatutory Stock Options.

An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Corporation, its parent or any of its Subsidiaries is not eligible to receive an Incentive Stock Option pursuant to this Plan unless the Exercise Price of the Incentive Stock Option is at least 110% of the Fair Market Value of the underlying Shares on the date of grant and the term of the option does not exceed five years. For purposes of this Section 5(h) the stock ownership of an Employee shall be determined pursuant to Code section 424(d).

(i)	Other Terms and Conditions.

The Option Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Option or the conditions under which the Option may be forfeited, as may be determined by the Administrator that are not inconsistent with the Plan. In no event shall any Option under the Plan be granted with a related right to receive dividend equivalents.

6.	STOCK APPRECIATION RIGHTS.

(a)	Grants.

Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Eligible Persons to whom, and the time or times at which, grants of Stock Appreciation Rights will be made, the number of Stock Appreciation Rights to be awarded, and all other terms and conditions of the Stock Appreciation Rights. Stock Appreciation Rights granted to Employees pursuant to the Plan may be granted alone, in addition to, or in conjunction with, Options. Stock Appreciation Rights shall be evidenced by Stock Appreciation Right Agreements in such form as the Administrator shall determine and shall be subject to the following terms and conditions:

(b)	Number of Shares.

Each Stock Appreciation Right shall state the number of Shares to which it pertains, which shall be subject to adjustment in accordance with Section 15.

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             APPENDIX B

(c)	Calculation of Appreciation: Exercise Price.

The amount payable on the exercise of a Stock Appreciation Right will be equal to the excess of (i) the aggregate Fair Market Value (on the date of exercise of the Stock Appreciation Right) of a number of Shares equal to the number of Shares with respect to which the Participant exercised such Stock Appreciation Right on such date, over (ii) the aggregate Exercise Price, which shall not be less than 100% of the Fair Market Value of the Shares subject to such right on the date of grant and which shall be subject to adjustment in accordance with Section 15.

(d)	Term and Exercise of Stock Appreciation Rights.

Each Stock Appreciation Right shall state the time or times when it may become exercisable. No Stock Appreciation Right shall be exercisable after the expiration of seven years from the date it is granted.

(e)	Payment.

The amount to be paid in respect of a Stock Appreciation Right may be paid in Common Stock or in cash, or any combination of the two, or in any other form of consideration as determined by the Administrator and contained in the Stock Appreciation Right Agreement.

(f)	Termination of Employment.

Each Stock Appreciation Right Agreement shall set forth the extent to which the Participant shall have the right to exercise the Stock Appreciation Right following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Stock Appreciation Right Agreements entered into pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

(g)	Rights as a Stockholder.

A Participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Stock Appreciation Right until the date of issuance of such Shares. Except as provided in Section 15, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.

(h)	Other Terms and Conditions.

The Stock Appreciation Right Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Stock Appreciation Right or the conditions under which the Stock Appreciation Right may be forfeited, as may be determined by the Administrator that are not inconsistent with the Plan. In no event shall any Stock Appreciation Right under the Plan be granted with a related right to receive dividend equivalents.

7.	RESTRICTED STOCK.

(a)	Grants.

Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Eligible Persons to whom, and the time or times at which, grants of Restricted Stock will

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             APPENDIX B

be made, the number of shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. The Administrator may condition the grant of Restricted Stock upon the attainment of specified performance objectives established by the Administrator pursuant to Section 12 or such other factors as the Administrator may determine in its sole discretion.

The terms of each Restricted Stock Award shall be set forth in a Restricted Stock Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. A book entry shall be made in the records of the Corporation’s transfer agent for each Participant receiving a Restricted Stock Award. Alternatively, such Participant shall be issued a stock certificate in respect of such shares of Restricted Stock. If a certificate is issued, it shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Administrator shall require that stock certificates evidencing such shares be held by the Corporation until the restrictions lapse and that, as a condition of any Restricted Stock Award, the Participant shall deliver to the Corporation a “stock assignment separate from certificate” relating to the stock covered by such Award.

(b)	Restrictions and Conditions.

The shares of each Restricted Stock Award shall be subject to the following restrictions and conditions:

(i)

During a period set by the Administrator commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or encumber shares of Restricted Stock, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in Control or such other factors or criteria as the Administrator may determine in its sole discretion.

(ii)

Except as provided in this paragraph (ii) and paragraph (i) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends. The payment of cash dividends shall be deferred and, if the Administrator so determines, invested in additional shares of Restricted Stock to the extent available under Section 4, or otherwise invested. Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. In no event shall dividends issued with respect to Restricted Stock be paid or issued to the Participant unless and until the corresponding Restricted Stock vests.

(iii)	The Administrator shall specify the conditions under which shares of Restricted Stock may be forfeited and such conditions shall be set forth in the Restricted Stock Agreement.

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             APPENDIX B

(iv)

If and when the Restriction Period applicable to shares of Restricted Stock expires without a prior forfeiture of the Restricted Stock, an appropriate book entry recording the Participant’s interest in unrestricted Shares shall be entered on the records of the Corporation’s transfer agent or, if appropriate, certificates for an appropriate number of unrestricted Shares shall be delivered promptly to the Participant, and the certificates for the shares of Restricted Stock shall be canceled.

8.	RESTRICTED STOCK UNITS.

(a)	Grants.

Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Eligible Persons to whom, and the time or times at which, grants of Restricted Stock Units will be made, the number of Restricted Stock Units to be awarded, the price (if any) to be paid by the recipient of the Restricted Stock Units, the time or times within which or other conditions pursuant to which such Restricted Stock Units may be subject to forfeiture, and all other terms and conditions of the Restricted Stock Unit Awards.

The terms of each Restricted Stock Unit Award shall be set forth in a Restricted Stock Unit Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. No book entry shall be made in the records of the Corporation’s transfer agent for a Participant receiving a Restricted Stock Unit Award, nor shall such Participant be issued a stock certificate in respect of such Restricted Stock Units, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Restricted Stock Units.

(b)	Restrictions and Conditions.

Each Restricted Stock Unit Award shall be subject to the following restrictions and conditions:

(i)

At the time of grant of a Restricted Stock Unit Award, the Administrator may impose such restrictions or conditions on the vesting of the Restricted Stock Units, as the Administrator deems appropriate. The Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in Control or such other factors or criteria as the Administrator may determine in its sole discretion.

(ii)

Dividend equivalents may be credited in respect of Restricted Stock Units, as the Administrator deems appropriate. In the discretion of the Administrator, such dividend equivalents may be credited on behalf of the Participant to a book account denominated in cash (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (A) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units credited as of the record date for such dividend by (B) the Fair Market Value per Share on the payment date for such dividend. In the discretion of the Administrator, any dividend equivalents denominated in cash may be credited with

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             APPENDIX B

interest at a rate determined by the Administrator in its discretion. Any additional Restricted Stock Units credited by reason of such dividend equivalents shall be subject to the same terms and conditions that apply to the underlying Restricted Stock Unit Award to which they relate.

(iii)	The Administrator shall specify the conditions under which Restricted Stock Units may be forfeited and such conditions shall be set forth in the Restricted Stock Unit Agreement.

Notwithstanding the foregoing, no dividend equivalents in respect of Restricted Stock Units may be paid or issued to the Participant unless and until the corresponding Restricted Stock Units to which the dividend equivalents relate vest.

9.	OUTSIDE DIRECTOR AWARDS.

Each Outside Director may be granted a Restricted Stock Unit Award on the date of each annual meeting of stockholders for up to 5,000 Shares, as determined by the Board. Such limitation is subject to adjustment as provided in Section 15. Each Restricted Stock Unit Award shall be fully vested on the date of grant and shall be settled in Shares on the grant date; provided, however, that if the Corporation determines that the Outside Director will not satisfy the stock ownership guidelines then in effect for Outside Directors on the last day of the deferral election period applicable to such Award under Code section 409A, the delivery of the underlying Shares shall be automatically deferred until such time as the Director incurs a Separation from Service, and subject to any other terms and conditions prescribed by the Administrator and in compliance with Code section 409A (the “Automatic Deferral Requirement”). Dividend equivalents may be credited in respect of Restricted Stock Units, subject to the Automatic Deferral Requirement, as the Administrator deems appropriate. Such dividend equivalents may be credited on behalf of the Participant to a book account denominated in cash (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (a) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units credited as of the record date for such dividend by (b) the Fair Market Value per Share on the payment date for such dividend. The additional Restricted Stock Units credited by reason of such dividend equivalents shall be subject to the same terms and conditions that apply to the underlying Restricted Stock Unit Award to which they relate. Notwithstanding the foregoing, no dividend equivalents in respect of Restricted Stock Units may be paid or issued to the Participant unless and until the corresponding Restricted Stock Units to which the dividend equivalents relate vest. Other terms and conditions of the Restricted Stock Unit Awards granted to Outside Directors shall be determined by the Administrator subject to the provisions of Section 9 and the Plan.

No Outside Director may receive compensation for any calendar year in excess of $750,000 in the aggregate, including cash payments and Awards.

10.	PERFORMANCE AWARDS.

(a)	Grants.

Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom, and the time or times at which, grants of Performance Awards will be made, the number of Performance Awards to be awarded, the price (if any) to be paid by the recipient of the Performance Awards, the time or times within which such Performance Awards may be subject to forfeiture, and all other terms and conditions of the Performance Awards.

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             APPENDIX B

The terms of Performance Awards shall be set forth in a Performance Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. No book entry shall be made in the records of the Corporation’s transfer agent for a Participant receiving a Performance Award nor shall certificate for shares of Common Stock be issued at the time the grant is made, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Performance Awards.

(b)	Restrictions and Conditions.

Each Performance Award shall be subject to the following restrictions and conditions: The Administrator may condition the grant of Performance Awards upon the attainment of specified performance objectives established by the Administrator pursuant to Section 12 or such other factors as the Administrator may determine, in its sole discretion or the Administrator may, at the time of grant of a Performance Award, set performance objectives in its discretion which, depending on the extent to which they are met, shall determine the number of Performance Awards that shall be paid out to the Participant. In either case, the time period during which the performance objectives must be met is called the “Performance Period.” After the applicable Performance Period has ended, the recipient of the Performance Awards shall be entitled to receive the number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved, and which shares may be subject to additional vesting. To the extent that any dividend equivalents are credited to a Participant in respect of Performance Awards (either in the discretion of the Administrator to a book account denominated in cash (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Performance Awards by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Performance Awards credited as of the record date for such dividend by (ii) the Fair Market Value per Share on the payment date for such dividend), any additional Performance Awards or cash-denominated dividend equivalents credited shall be subject to the same terms and conditions that apply to the underlying Performance Award to which they relate. In the discretion of the Administrator, any dividend equivalents denominated in cash may be credited with interest at a rate determined by the Administrator in its discretion. Notwithstanding the foregoing, no dividend equivalents in respect of Performance Awards may be paid or issued to the Participant unless and until the corresponding Performance Award to which the dividend equivalents relate is earned and vests.

11.	OTHER SHARE-BASED AWARDS.

(a)	Grants.

Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), may be granted either alone or in addition to or in conjunction with other Awards under this Plan. Other Share-Based Awards may include (without limitation) the grant of Shares conditioned upon some specified event, the payment of cash based upon the performance of the Common Stock or the grant of securities convertible into Common Stock.

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             APPENDIX B

Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Eligible Persons to whom and the time or times at which Other Share-Based Awards shall be made, the number of Shares or other securities, if any, to be granted pursuant to Other Share-Based Awards, and all other conditions of the Other Share-Based Awards. The Administrator may condition the grant of an Other Share-Based Award upon the attainment of specified performance goals or such other factors as the Administrator shall determine, in its sole discretion. In granting an Other Share-Based Award, the Administrator may determine that the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Shares or other securities covered by the Award, and the Administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested; provided, that no dividends or dividend equivalents may be paid or accrued during a Performance Period and provided, further, that no dividends or dividend equivalents in respect of any Other Share-Based Award may be paid or issued to the Participant unless and until the corresponding Other Share-Based Award to which the dividends or dividend equivalents relate vests. The terms of any Other Share-Based Award shall be set forth in an Other Share-Based Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan.

(b)	Termination of Employment.

The Other Share-Based Award Agreement shall contain provisions dealing with the disposition of such Award in the event of termination of the Employee’s employment or the Director’s service prior to the exercise, realization or payment of such Award, and the Administrator in its sole discretion may provide for payment of the Award in the event of the Participant’s termination of employment or service with the Corporation or a Change in Control, with such provisions to take account of the specific nature and purpose of the Award.

12.	PERFORMANCE OBJECTIVES.

The Administrator shall determine the terms and conditions of Performance Awards at the date of grant or thereafter. Performance objectives may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. The Administrator may specify in the Performance Award documentation the manner of adjustment of any performance objective, to the extent necessary, to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Administrator, or to adjust or exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction. In addition, at any time after the grant of Performance Shares, the Administrator, in its sole discretion, may reduce or waive any performance objective for such Performance Shares.

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             APPENDIX B

13.	CHANGE IN CONTROL.

(a) The occurrence of a Change in Control shall not alone result in the accelerated vesting and exercisability of an Award unless otherwise provided in an Award agreement; provided, that an Award agreement may provide for full vesting and exercisability in the event of a qualifying termination of service with the Corporation (or a successor thereto) that occurs in connection with a Change in Control.

(b) A “Change in Control” of the Corporation shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

(i)

Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), excluding the Corporation or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a Corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any person who becomes a beneficial owner in connection with a transaction described in clauses (A) or (B) of subparagraph (iii) below, and excluding from the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates; or

(ii)

The following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date the Plan was originally adopted by the Board or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

There is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other

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             APPENDIX B

fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Corporation’s then outstanding securities; or

(iv)

The stockholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets immediately following which the voting securities of the Corporation outstanding immediately prior to such transaction continue to represent at least 50% of the combined voting power of the voting securities of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Common Stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately prior to such transaction or series of transactions.

14.	AWARDS NOT TRANSFERABLE.

An Option or Stock Appreciation Right shall, during a Participant’s lifetime, be exercisable only by the Participant, and no Award shall be transferable by Participant by operation of law or otherwise, other than by will, the laws of descent and distribution and in no event shall an Award be transferrable by the Participant for consideration. Notwithstanding the generality of the foregoing: (i) unless otherwise determined by the Administrator, a Participant may designate a beneficiary to succeed, after the Participant’s death, to all of the Participant’s Awards outstanding on the date of death; (ii) an Award (other than an Incentive Stock Option) may be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act; and (iii) any Participant who is a senior executive officer recommended by the Chief Executive Officer and approved by the Administrator may voluntarily transfer any Award (other than an Incentive Stock Option) to a Family Member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity and no other consideration. No transfer of an Award shall be effective to bind the Corporation unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of an Award or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the affected Award by notice to the Participant and the Award shall thereupon become null and void.

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             APPENDIX B

15.	RECAPITALIZATION.

In the event that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock, the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares which may thereafter be issued in connection with respect to Awards pursuant to the Plan, (ii) the number and kind of shares or other property, including cash, issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award, (iv) the limitations set forth in Sections 3, 4 and 9; provided that with respect to Incentive Stock Options such adjustment shall be made in accordance with Code section 424, or (v) any performance metrics or conditions that apply to the Award and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Code section 409A to fail to comply with the requirements of such section.

16.	TERM OF PLAN.

Awards may be granted pursuant to the Plan until April 27, 2032, unless the Plan is earlier terminated by the Board.

17.	SECURITIES LAW REQUIREMENTS AND LIMITATION OF RIGHTS.

(a)	Securities Law.

No Shares shall be issued pursuant to the Plan unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933 or perfected an exemption from registration; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) any other applicable provision of federal, state, local or foreign securities or other law, rule or regulation has been satisfied. Without limiting the foregoing, the Corporation shall have no obligation to issue or deliver Shares or other benefits subject to Awards granted under the Plan prior to (x) obtaining any approvals from government agencies that the Corporation determines are necessary or advisable, and (y) completion of any registration or other qualification with respect to the Shares under applicable law in the United States or in a jurisdiction outside of the United States or ruling of any governmental body that the Corporation determines is necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Corporation to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Corporation of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Corporation may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participants.

(b)	No Employment Rights.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain employed by the Corporation or an Affiliate or to remain in service as a Director. The Corporation and its Affiliates reserve the right to terminate the employment of any Employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any), and the Board reserves the right to terminate a Director’s membership on the Board for cause in accordance with the Corporation’s Certificate of Incorporation.

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             APPENDIX B

(c)	Stockholders’ Rights.

Except as otherwise provided in the Plan, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to an appropriate book entry recording the Participant’s interest in Shares being entered on the records of the Corporation’s transfer agent or, if appropriate, the issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such book entry is made or such certificate is issued.

18.	AWARDS IN FOREIGN COUNTRIES.

The Administrator shall have the authority to adopt such modifications, rules, procedures and subplans as may be necessary or desirable to facilitate compliance with the provisions of the laws and procedures of foreign countries in which the Corporation or its Affiliates may operate, for the purposes of taking advantage of tax favorable treatment and to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan.

19.	BENEFICIARY DESIGNATION.

Participants and their Beneficiaries may designate on the prescribed form one or more Beneficiaries to whom distribution shall be made of any Award outstanding at the time of the Participant’s or Beneficiary’s death. A Participant or Beneficiary may change such designation at any time by filing the prescribed form with the Administrator. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution shall be made to the Participant’s spouse, or if none, the Participant’s children in equal shares, or if none, to the residuary beneficiary under the terms of the Participant’s or Beneficiary’s last will and testament or, in the absence of a last will and testament, to the Participant’s or Beneficiary’s estate as Beneficiary. Notwithstanding the foregoing, the Administrator may prescribe specific methods, restrictions on or eliminate beneficiary designations made by Participants or Beneficiaries located outside of the United States.

20.	AMENDMENT OF THE PLAN.

The Board may, at any time, suspend or terminate the Plan and the Board or Compensation Committee may revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or stock exchange listing requirement. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority granted pursuant to the Plan, which discretion may be exercised without amendment to the Plan. No amendment hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

21.	RECOUPMENT.

Awards are subject to the Corporation’s Compensation Recoupment Policy, as amended from time to time, which is hereby incorporated by reference into this Plan.

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             APPENDIX B

22.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Corporation.

23.	APPROVAL OF STOCKHOLDERS.

This Plan and any amendments requiring stockholder approval shall be subject to approval by the affirmative vote of the stockholders. Such vote shall be taken at the first annual meeting of stockholders of the Corporation following the adoption of the Plan or of any such amendments, or any adjournment of such meeting.

24.	PAPERLESS ADMINISTRATION.

In the event that the Corporation establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

25.	GOVERNING LAW.

The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Plan, without regard to the state’s conflict of laws rules.

26.	INTERPRETATION.

The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and Code section 409A, to the extent subject thereto, as well as the guidance promulgated under such provisions, and all provisions hereof shall be construed in a manner to so comply. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code section 409A, the Participant shall not be considered to have terminated employment with the Corporation for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a Separation from Service within the meaning of Code section 409A. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following the Participant’s Separation from Service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan which constitutes deferred compensation subject to Code section 409A shall be construed as a separate identified payment for purposes of Code section 409A. Notwithstanding the foregoing, for each Award that constitutes nonqualified deferred compensation under Code section 409A, if required to avoid accelerated taxation and/or tax penalties, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such Award under the Plan only if a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Code section 409A(a)(2)(A)(v) shall also be deemed to have occurred under Code section 409A.

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             APPENDIX B

27.	WITHHOLDING TAXES.

(a)	General.

To the extent required by applicable law, the recipient of any payment or distribution under the Plan shall make arrangements acceptable to the Corporation for the satisfaction of any required income tax, social insurance, payroll tax or other tax related to withholding obligations that arise by reason of such payment or distribution. The Corporation shall not be required to make such payment or distribution until such obligations are satisfied.

(b)	Withholding of Shares.

The Administrator may permit a Participant who exercises an Option or Stock Appreciation Right, who vests in another Award or who receives Shares in settlement of another Award to satisfy all or part of his or her withholding tax obligations by having the Corporation withhold from the Shares that otherwise would be issued to him or her under such Awards shares of Common Stock of such amount as may be necessary to satisfy all obligations for the payment of such tax obligations and, unless otherwise determined by the Administrator in its discretion, to the extent such withholding would not result in adverse accounting consequences. Such shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. No fractional Shares shall be withheld but the number of Shares withheld shall be rounded down to the nearest whole Share. The payment of withholding taxes by surrendering Shares to the Corporation, if permitted by the Administrator, shall be subject to such additional restrictions as the Administrator may impose.

28.	DEFINITIONS.

(a) “Administrator” means either of the Committees appointed to administer the Plan, the Board in its discretion or, if applicable, an officer of the Corporation appointed to administer the Plan in accordance with Section 2(c).

(b) “Affiliate” means any entity, whether a corporation, partnership, joint venture or other organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation.

(c) “Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Awards or an Other Share-Based Award under the Plan.

(d) “Beneficiary” means a person designated as such by a Participant or a Beneficiary for purposes of the Plan or determined with reference to Section 19.

(e) “Board” means the Board of Directors of the Corporation.

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             APPENDIX B

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a provision in the Code shall include any successor provision thereto.

(g) “Committee” means the Compensation Committee of the Board (the “Compensation Committee”) or the Committee on Directors and Corporate Governance of the Board (the “Governance Committee”), or both, as applicable.

(h) “Common Stock” means the $0.01 par value common stock of the Corporation.

(i) “Corporation” means McKesson Corporation, a Delaware corporation.

(j) [reserved.]

(k) “Director” means a member of the Board.

(l) “Effective Date” means the date on which the Plan was approved by the Corporation’s stockholders, which is [July 22], 2022.

(m) “Employee” means an individual employed by the Corporation or an Affiliate of the Corporation.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(o) “Exercise Price” means the price per Share at which an Option or Stock Appreciation Right may be exercised.

(p) “Fair Market Value” of a Share as of a specified date means

(i)

if the Common Stock is listed or admitted to trading on any stock exchange, the closing price on such date as reported by such stock exchange (for example, on its official web site, such as www.nyse.com), or if there is no trading of Common Stock on such date, such closing price on the next preceding date on which there was trading in such shares, or

(ii)

if the Common Stock is not listed or admitted to trading on a stock exchange, the mean between the lowest reported bid price and highest reported asked price of the Common Stock on such date in the over-the-counter market, as reported by such over-the-counter market (for example, on its official web site, such as www.otcbb.com), or if no official report exists, as reported by any publication of general circulation selected by the Corporation which regularly reports the market price of the Shares in such market, or

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             APPENDIX B

(iii)

if the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee with respect to such date.

(q) “Family Member” means any person identified as an “immediate family” member in Rule 16(a)-1(e) of the Exchange Act, as such Rule may be amended from time to time. Notwithstanding the foregoing, the Committee may designate any other person(s) or entity(ies) as a “Family Member.”

(r) “Full Value Award” means an Award other than an Option or a Stock Appreciation Right.

(s) “Incentive Stock Option” means an Option described in Code section 422(b).

(t) “Nonstatutory Stock Option” means an Option not described in Code section 422(b).

(u) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 5. “Option Agreement” means the agreement between the Corporation and the Participant which contains the terms and conditions pertaining to the Option.

(v) “Other Share-Based Award” means an Award granted pursuant to Section 11. “Other Share-Based Award Agreement” means the agreement between the Corporation and the recipient of an Other Share-Based Award which contains the terms and conditions pertaining to the Other Share-Based Award.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Participant” means an Employee or Director who has received an Award.

(y) “Performance Awards” means an Award granted pursuant to Section 10. “Performance Award Agreement” means the agreement between the Corporation and the recipient of the Performance Awards which contains the terms and conditions pertaining to the Performance Awards.

(z) “Plan” means this McKesson Corporation 2022 Stock Plan.

(aa) “Restricted Stock” means a share of Common Stock which is granted pursuant to Section 7. “Restricted Stock Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock which contains the terms, conditions and restrictions pertaining to the Restricted Stock.

(bb) “Restricted Stock Unit” means an Award granted pursuant to Section 8. “Restricted Stock Unit Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock Unit Award which contains the terms and conditions pertaining to the Restricted Stock Unit Award.

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             APPENDIX B

(cc) “Separation from Service” means termination of services with the Corporation. For purposes of this definition, “the Corporation” shall be “the employer,” within the meaning of Code section 409A. A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Corporation is reduced to an annual rate that is equal to or less than twenty percent of the services rendered, on average, during the immediately preceding three years of service with the Corporation (or if providing service to the Corporation for less than three years, such lesser period).

(dd) “Share” means one share of Common Stock, adjusted in accordance with Section 15 (if applicable).

(ee) “Stock Appreciation Right” means a right granted pursuant to Section 6. “Stock Appreciation Right Agreement” means the agreement between the Corporation and the recipient of the Stock Appreciation Right which contains the terms and conditions pertaining to the Stock Appreciation Right.

(ff) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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APPENDIX C

McKESSON CORPORATION

2000 EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of April 27, 2022

1.	PURPOSE

The McKesson Corporation 2000 Employee Stock Purchase Plan (the “Plan”) is intended to encourage the employees of McKesson Corporation (the “Company”) and certain of its subsidiaries to acquire a proprietary interest, or to increase their existing proprietary interest, in the Company. The Board of Directors of the Company (the “Board”) believes that employee ownership of the Company’s stock will serve as an incentive, encouraging employees to continue their employment and to perform diligently their duties as employees.

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Board may establish comparable offerings under the Plan that are not intended to qualify under Section 423 of the Code. Such offerings will be designated as being made under the non-Section 423 component of this Plan.

For purposes of this Plan, if the Board so determines, the employees of the Company and/or of any designated Parent or Subsidiary (as defined in Section 4(a) below) will be deemed to participate in a separate offering under the Section 423 component of the Plan, even if the dates of the applicable offering period of each such offering are identical, provided that the terms of participation are the same within each separate offering as determined under Section 423 of the Code.

2.	STOCK RESERVED FOR THE PLAN

The Company has reserved 23,100,000 shares of the Company’s common stock, $0.01 par value per share (“Stock”) for purchase by employees under the Plan. All of the shares of Stock may be used for offerings under the Section 423 component of the Plan. The number of shares of Stock reserved for the Plan may further be adjusted as provided in Section 16. The shares of Stock reserved for the Plan may be shares now or hereafter authorized but unissued, shares that have been reacquired by the Company, or shares of treasury stock.

3.	ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board (the “Committee”), consisting of members of the Board designated by the Board. The Board from time to time may remove members from, or add members to, the Committee. Vacancies on the Committee will be filled by the Board. Subject to the express provisions of the Plan, the Committee will have authority to interpret the Plan, to prescribe rules, sub-plans and regulations for implementing and administering the Plan, including as set forth in Section 17 of this Plan, and to make all other determinations necessary or advisable in administering the Plan. The determinations of the Committee will be final and binding upon all persons, unless otherwise determined by the Board. Fifty percent (50%) of the members of the Committee will constitute a quorum,

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             APPENDIX C

and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent signed by all members of the Committee. To the extent consistent with applicable law, the Committee may delegate its duties hereunder to a sub-committee, whose members need not be members of the Board.

4.	ELIGIBILITY

(a)    Eligible Employees. Except as set forth in subsection (b) below, all employees of the Company, and all employees of any parent corporation, as defined in Section 424(e) of the Code (a “Parent”) or any subsidiary corporation as defined in Section 424(f) of the Code (a “Subsidiary”) of the Company that is designated by the Board from time to time will be eligible to participate in the Plan. In addition, the Board may designate as eligible to participate in the Plan any other entity controlled directly or indirectly by the Company which does not qualify as a subsidiary corporation as defined in Section 424(f) of the Code, and the employees of that entity shall be eligible to participate in the non-Section 423 component of the Plan and the Plan will not qualify as an employee stock purchase plan within the meaning of Section 423 of the Code as to those employees. Each such designated corporation or other entity may be referred to herein as a “Related Corporation.” Further, the Board may elect to designate any Parent or Subsidiary as participating in a separate offering under the Section 423 component or under the non-Section 423 component of the Plan. Such employees are referred to herein collectively as “Employees.” No person who is not an Employee will be eligible to participate in the Plan.

(b)    Excluded Employees. The following Employees will not be eligible to participate in the Plan:

(i)    any Employee whose customary employment is 20 hours or less per week or for not more than 5 months in any calendar year, or any lesser number of hours per week and/or number of months in any calendar year established by the Committee, if required under applicable local law, and the offering is made as part of a separate offering under the Section 423 component or under the non-Section 423 component of the Plan; and

(ii)    any Employee who, immediately after a right to purchase Stock is granted hereunder, would own shares of Stock, or of the stock of a Parent or Subsidiary, possessing 5 percent or more of the total combined voting power or value of all classes of such stock. In determining whether an Employee owns 5 percent of such shares, (A) the attribution of ownership rules of Section 424(d) of the Code will apply, and (B) an Employee will be deemed to own the shares of stock underlying any outstanding option which has been granted (whether under the Plan or any other plan or arrangement); and

(iii)    any Employee who as of the first day of any Offering Period has not completed a period of employment of at least 60 days, unless exclusion of such Employees is inconsistent with applicable local law, in which case, participation in the Plan may be made available by the Committee as part of a separate offering under the non-Section 423 component of the Plan.

A person’s status as an Eligible Employee will be determined by the Company and such determination will be conclusive and binding on all persons notwithstanding any contrary determination of Eligible Employee status by any court or governmental agency. To the extent a contrary determination requires an individual to be considered an Eligible Employee in order to preserve the Plan’s status as an employee stock purchase plan under Section 423 of the Code, such determination shall only apply prospectively from the date of the determination.

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             APPENDIX C

5.	OFFERING PERIODS

The Plan will be implemented by a series of offerings (each an “Offering Period”). Unless otherwise determined by the Committee, an Offering Period shall be three months in duration and shall begin on the first trading day that is on or after August 1, November 1, February 1 and May 1 and shall end on the last trading day of the month that is three months later. The first day of an Offering Period is referred to herein as an “Offering Date” and the last day of an Offering Period is referred to herein as a “Purchase Date.”

6.	ELECTION TO PARTICIPATE

(a)    Initial Election. Each Employee who is eligible to participate in the Plan may become a participant (a “Participant”) by making an election, prior to any Offering Date and in accordance with procedures established by the Committee, authorizing specified regular payroll deductions over the next succeeding Offering Period; provided, however, where applicable local laws prohibit payroll deductions for the purpose of participation in the Plan, the Committee may permit Participants in a specified separate offering under the Section 423 component or an offering under the non-Section 423 component of the Plan to contribute amounts to the Plan through cash, check or other means determined by the Committee. Each election will be expressed as a percentage of the Employee’s covered compensation (“Compensation”), which may not exceed 15 percent of the Employee’s Compensation for any payroll period or be less than 1 percent of the Employee’s Compensation for any payroll period (or such other maximum and minimum percentages as the Committee may determine). An Employee’s Compensation shall be the Employee’s “compensation” as defined in the McKesson Corporation 401(k) Retirement Savings Plan. Payroll deductions or contributions, as applicable, for a Participant will be made regularly and in equal amounts during the Offering Period by the Company, and will be credited to a bookkeeping account established by the Company in the name of the Participant (the “Cash Account”) unless a separate bank account is required to be set up under applicable local law. Unless required by local law, no interest will be paid on or credited to Cash Accounts. Except as provided in subsections (b) and (c) below, once a Participant is enrolled in the Plan, such Participant shall remain enrolled in the Plan until the Participant discontinues participation or is no longer eligible to participate.

(b)    Changes in Rate of Payroll Deductions/Contributions. A Participant may discontinue making payroll deductions or contributions, as applicable, in accordance with Section 6(c). A Participant may not increase or decrease the amount of payroll deductions or contributions, as applicable, elected for an Offering Period.

(c)    Discontinuance of Contributions. Pursuant to procedures established by the Committee, a Participant may discontinue participation in the Plan for the current Offering Period by providing notice to the Company or its designated agent. Upon such discontinuance, at the Participant’s election, the balance of the Participant’s Cash Account will be (i) returned to the Participant as soon as practicable or (ii) held in the Cash Account until the end of the Purchase Period and applied to purchase Stock in accordance with Section 10. A Participant who discontinues payroll deductions or contributions, as applicable, may recommence participation in the Plan as of the next Offering Date, provided the Participant otherwise is eligible to participate and timely elects to participate in accordance with procedures established by the Committee.

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             APPENDIX C

7.	INSUFFICIENT SHARES OF STOCK

If at any time the number of shares of Stock available for purchase under the Plan is insufficient to grant to each Participant the right to purchase the full number of shares to which the Participant otherwise would be entitled, then each Participant will have the right to purchase that number of available shares of Stock that is equal to the total number of available shares of Stock multiplied by a fraction, the numerator of which is the amount of Compensation credited to the Participant’s Cash Account for the Offering Period, and the denominator of which is the total amount of Compensation credited to the Cash Accounts of all Participants for the Offering Period.

8.	LIMITATION ON RIGHTS TO PURCHASE STOCK

No right to purchase shares of Stock under the Plan will be granted to an Employee if such right, when combined with all other rights and options granted under all of the employee stock purchase plans of the Company or any Parent or Subsidiary that are intended to be qualified under Section 423 of the Code would permit the Employee to purchase shares of Stock with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year. Unused amounts shall not be carried over to other calendar years.

In addition, in no event shall the number of shares of Stock that a Participant may purchase during any Offering Period under the Plan exceed 25,000 shares of Stock.

9.	PURCHASE PRICE

(a)    In General. The purchase price of each share of Stock on the Purchase Date will be 85% of the Fair Market Value of the Stock on the Purchase Date.

(b)    Fair Market Value. The Fair Market Value of the Stock, as of any date, shall be the composite closing price of the Stock on such day on the New York Stock Exchange (“NYSE”) as reported by such stock exchange (for example, on its official website www.nyse.com). If no transaction is reported for a particular date, the Fair Market Value will be the closing price on the closest preceding date for which any transaction is reported. If the Stock is not traded on the NYSE, the Fair Market Value will be determined using a method established by the Committee.

10.	PURCHASE OF STOCK

(a)    Funds in Cash Account Used to Purchase Shares of Stock. Subject to the share limitations set forth in Sections 7 and 8, as of each Purchase Date, the Committee will purchase from the Company using the funds in each Cash Account on such date, on behalf of each Participant having funds in a Cash Account, the number of whole or fractional shares of Stock determined by dividing the amount in such Cash Account on such date by the purchase price determined under Section 9.

(b)    Fractional Shares. Fractional shares may be credited to a Participant’s Stock Account (as defined in Section 11(a)). However, only whole shares may be withdrawn from a Participant’s Stock Account; fractional shares will be paid in cash.

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             APPENDIX C

(c)    Return of Excess Contributions. Any additional amounts remaining in a Participant’s Cash Account following the purchase of shares of Stock on any Purchase Date because of the application of one of the limitations set forth in Section 7 or 8 above shall be returned to the Participant immediately following the Purchase Date.

11.	STOCK ACCOUNTS

(a)    Establishment of Accounts. As soon as reasonably practicable after each Purchase Date, the Company will deliver to a custodian selected by the Committee (the “Custodian”), in electronic form, the total number of shares purchased by all Participants in the Offering Period. The Custodian will maintain a separate “Stock Account” for each Participant, which will be credited with the number of shares of Stock purchased by the Participant under the Plan.

(b)    Withdrawals from Stock Accounts. A Participant may at any time withdraw any shares of Stock credited to the Participant’s Stock Account. As soon as practicable after such request by a Participant, the Custodian will cause such shares to be transferred in electronic form to a broker designated by the Participant or will cause a certificate representing such shares to be delivered to the Participant.

(c)    Rights as Shareholders. A Participant will have all of the rights of a stockholder of the Company with respect to all of the shares of Stock credited to the Participant’s Stock Account, including the right to vote and receive dividends on such Shares.

12.	TERMINATION OF EMPLOYMENT

(a)    Termination Other Than Due to Death. If a Participant’s employment with the Company or any Parent or Subsidiary terminates during an Offering Period for any reason other than death, then the Participant’s participation in the Plan will immediately terminate and the balance of the Participant’s Cash Account will be returned to the Participant as soon as reasonably practicable. For purposes of the Plan, a Participant who is on an approved leave of absence will not be considered to have terminated employment until the 91st day of such leave of absence or such longer period as the Participant’s right to re-employment is guaranteed by statute or contract. For purposes of this Section 12(a), a Participant’s employment will not be considered terminated in the case of a transfer to the employment between Related Corporations, or between the Company and a Related Corporation. However, in the event of a transfer of employment, the Company may transfer Participant’s participation to a separate offering or non-Section 423 component offering which the entity that Participant is being transferred to is participating in, if advisable or necessary, considering applicable local law and the requirements of Section 423 of the Code. In any event, a Participant’s employment status for purposes of the Plan shall be determined in accordance with Treasury Regulation section 1.421-1(h).

(b)    Termination Due to Death. If a Participant’s employment with the Company or any Parent or Subsidiary terminates during an Offering Period due to death, then, at the election of the Participant’s beneficiary, the balance of the Participant’s Cash Account will be (i) delivered to the beneficiary in cash or (ii) held in the Cash Account until the end of the Offering Period and applied to purchase Stock in accordance with Section 10.

- 2022 Proxy Statement	C-5

             APPENDIX C

13.	DESIGNATION OF BENEFICIARY

Subject to applicable local law and in accordance with procedures established by the Committee, a Participant’s beneficiary under the Plan shall be the Participant’s surviving spouse, or if there is none, the Participant’s surviving children in equal shares, or if there are none, the Participant’s estate.

14.	COMPLIANCE WITH SECURITIES LAW

All shares of Stock issued under the Plan will be subject to such restrictions as the Committee may deem advisable under any applicable federal, state or foreign securities laws, and the Committee may cause a legend or legends making reference to such restrictions to be placed on the certificates representing such shares.

15.	RIGHTS NOT TRANSFERABLE

Neither payroll deductions nor contributions, as applicable, credited to a Participant’s Cash Account nor any rights under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will or the laws of descent and distribution or as provided in Section 13 hereof). Rights under the Plan are exercisable during the lifetime of the Participant only by the Participant.

16.	ADJUSTMENT IN CASE OF CHANGES AFFECTING THE COMPANY’S STOCK

In the event that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock, the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number, type and price of shares subject to outstanding purchase rights under the Plan, (iii) the number of shares credited to Participants’ Stock Accounts and (iv) the maximum number of shares each Participant may purchase during each Offering Period; provided that any such adjustment shall be made in accordance with Section 424 of the Code.

17.	FOREIGN EMPLOYEES

The Committee may provide for such special terms for Participants who are foreign nationals, or who are employed by the Company or a Parent or Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments or restatements of, or sub-plans to, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or sub-plans will include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company. In the event any provisions are implemented that would cause the offering to fail to meet the requirements of Section 423 of the Code, the offering will be made under the non-Section 423 component of the Plan.

C-6	- 2022 Proxy Statement

             APPENDIX C

18.	AMENDMENT OF THE PLAN

The Board may amend the Plan in any respect; provided, however, that, any amendment that is considered an adoption of a new plan under Treasury Regulation section 1.423-2(c)(4), such as increasing the number of shares of Stock reserved under the Plan (other than as provided in Section 16), must be approved, within 12 months of the adoption of such an amendment, by the holders of a majority of the voting power of the outstanding shares of Stock.

19.	TERMINATION OF THE PLAN

The Plan and all rights of Employees hereunder will terminate:

(a)    as of the Purchase Date on which Participants purchase a number of shares of Stock that substantially exhausts the number of shares available for issuance under the Plan, to such an extent that the Committee determines that no subsequent offerings are practicable; or

(b)    at any time upon action of the Board; provided, however, that if the Plan is terminated during any Offering Period, any amounts in a Participant’s Cash Account will be returned to the Participant as soon thereafter as practicable.

20.	EFFECTIVE DATE

This Amendment and Restatement was adopted and approved April 27, 2022 for all Offering Periods commencing following the approval of the Company’s stockholders, which was obtained on [July 22, 2022].

21.	GOVERNMENT AND OTHER REGULATIONS

(a)    In General. The Plan, and the grant and exercise of the rights to purchase shares of Stock hereunder, and the Company’s obligation to sell and deliver shares of Stock, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required. The Company shall not be obligated to deliver any shares of Stock unless and until all such rules, regulations and approval requirements have been complied with.

(b)    Withholding Obligations. Each Participant will, no later than the date as of which the value of any purchase right granted under the Plan first becomes eligible to be included in the gross income of the Participant for federal, state or local tax purposes (or any other time that a taxable event related to the Plan occurs), pay to the Company, or make arrangements satisfactory to the Company, regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to such purchase right. The obligations of the Company under the Plan will be conditional on the making of such payments or arrangements and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

- 2022 Proxy Statement	C-7

             APPENDIX C

22.	INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee will be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it will be adjudged in such action, suit or proceeding that such Committee member did not act in good faith and in a manner the Committee member reasonably believed to be in or not opposed to the best interests of the Company.

C-8	- 2022 Proxy Statement

McKESSON CORPORATION ATTN: CORPORATE SECRETARY 6555 STATE HIGHWAY 161 IRVING, TX 75039
Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off time.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/MCK2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions.
*Cut-off Time: 11:59 P.M. Eastern Time on July 19, 2022 for participants in the McKesson Corporation
401(k) Retirement Savings Plan.
11:59 P.M. Eastern Time on July 21, 2022 for all other shareholders. VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D87329-P75317-Z82711 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
McKESSON CORPORATION
The Board of Directors recommends a vote FOR the listed nominees:
1. Election of eleven directors for a one-year term.
Nominees: For Against Abstain
1a. Richard H. Carmona, M.D.
1b. Dominic J. Caruso
1c. W. Roy Dunbar
1d. James H. Hinton
1e. Donald R. Knauss
1f. Bradley E. Lerman
1g. Linda P. Mantia
1h. Maria Martinez
1i. Susan R. Salka
1j. Brian S. Tyler
1k. Kathleen Wilson-Thompson
The Board of Directors recommends a vote FOR the following proposals: For Against Abstain
2. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting
Firm for Fiscal Year 2023.
3. Advisory vote on executive compensation.
4. Approval of our 2022 Stock Plan.
5. Approval of Amendment to our 2000 Employee Stock
Purchase Plan.
The Board of Directors recommends a vote AGAINST the For Against Abstain following proposals:
6. Shareholder Proposal on Special Shareholder Meeting
Improvement.
7. Shareholder Proposal on Transparency in Rule 10b5-1
Trading Policy.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D87330-P75317-Z82711
McKESSON CORPORATION
This proxy is solicited by the Board of Directors Annual Meeting of Shareholders July 22, 2022, 8:30 A.M. Central Daylight Time
The shareholder(s) hereby appoint(s) Britt J. Vitalone, Lori A. Schechter and Saralisa C. Brau, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the shareholder(s) is/are entitled to vote at the AAnnual Meeting of Shareholders, and any adjournment or postponement thereof. If the shareholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s 401(k) Retirement Savings Plan (“401(k) Plan”), the shareholder(s) hereby authorize(s) and direct(s) the trustee of the 401(k) Plan to vote all shares in the account of the shareholder(s) under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting. If shares are held in the 401(k) Plan and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received. Notwithstanding the foregoing, shares that have been allocated to 401(k) Plan participants’ PAYSOP accounts for which no voting instructions are received will not be voted except as otherwise required by law.
Continued and to be signed on reverse side